    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                  XOOM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

           DELAWARE                        7310                   88-0361536
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NO.)  IDENTIFICATION NO.)

                        300 MONTGOMERY STREET, SUITE 300
                        SAN FRANCISCO, CALIFORNIA 94104
                                (415) 445-2525
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

                                ---------------

                                  CHRIS KITZE
                                   CHAIRMAN
                                  XOOM, INC.
                       300 MONTGOMERY STREET, SUITE 300
                        SAN FRANCISCO, CALIFORNIA 94104
                                (415) 445-2525
          (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

              BRUCE ALAN MANN, ESQ.                   NORA L. GIBSON, ESQ.
            KRISTIAN E. WIGGERT, ESQ.                 RANDALL M. LAKE, ESQ.
             HANS J. BRASSELER, ESQ.              BARBARA SKAGGS GALLAGHER, ESQ.
               JOEL S. FISCH, ESQ.               Brobeck, Phleger & Harrison LLP
             Morrison & Foerster LLP                    Spear Street Tower
                425 Market Street                          One Market
       San Francisco, California 94105-2482     San Francisco, California 94105

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

========================================================================================
         TITLE OF EACH CLASS                 PROPOSED MAXIMUM              AMOUNT OF
    OF SECURITIES TO BE REGISTERED     AGGREGATE OFFERING PRICE (1)     REGISTRATION FEE
----------------------------------------------------------------------------------------
Common Stock, $ .0001 par value per
 share...............................          $46,000,000                  $13,570
========================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1998

PRELIMINARY PROSPECTUS

                                        SHARES

                                  [XOOM LOGO]

                                  COMMON STOCK

  All of the     shares of Common Stock, par value $0.0001 per share (the
"Common Stock"), offered hereby (the "Offering") are being sold by XOOM, Inc. ("Xoom" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the
initial public offering price for the Common Stock will be between $       and
$       per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "XOOM."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share..................................  $           $             $
--------------------------------------------------------------------------------
Total(3)...................................  $           $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,700,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock on the same terms and
    conditions set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Company will be $    , $     and
    $     respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters against payment therefor and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders in whole or in part. It is expected that delivery of the
shares will be made against payment therefor on or about            , 1998 at
the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                                  -----------

BEAR, STEARNS & CO. INC.                                   DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED

                 The date of this Prospectus is          , 1998

                         [INSIDE FRONT COVER GRAPHICS]

   [DEPICTION OF XOOM WEB SITE AND SELECTION OF LOGOS OF STRATEGIC ALLIANCE
                                   PARTNERS;
  PROCEDURE FOR HOW MEMBERS JOIN, EXAMPLES OF COMMUNITIES, PRODUCTS, AND XOOM
                           BACK OFFICE OPERATIONS.]


  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information including "Risk Factors" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements. The outcome of the events described in such forward-looking statements is subject to risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," "Management's Discussion And Analysis Of Financial Condition And Results Of Operations" and "Business" as well as those discussed elsewhere in this Prospectus. The information in this Prospectus reflects the assumed exercise of all outstanding warrants for shares of Common Stock prior to the closing of the Offering and assumes no exercise of the Underwriters' over-allotment option.

THE COMPANY

  Xoom is one of the fastest growing direct marketing companies on the Internet. The Company attracts members to its community site with a variety of free services, including homepages, e-mail, chat rooms, clip art and software libraries and online greeting cards. Xoom members can also join topical communities where they can exchange ideas and information. Upon registration, members agree to receive periodic offers of products and services via e-mail. These offerings are competitively priced and continuously updated, and include computer software, computer accessories and peripherals, consumer electronics and clip art on CD-ROM. New product offerings will include a DVD movie club, gift items, health-related products and a travel club. Xoom believes that its rapidly growing base of self-qualified members provides the Company with highly attractive and effective electronic commerce opportunities. In addition, the Company believes that its high levels of traffic and online reach present an attractive platform for advertising.

  Xoom was the second fastest growing site on the Web measured by online reach in the first half of 1998 and the seventeenth most trafficked site in July 1998, according to Media Metrix. Xoom's reach increased to over 10% in July 1998 from less than 2% in January 1998, according to Relevant Knowledge. Xoom had approximately 3.0 million members as of August 26, 1998, adding an average of over 20,000 new members per day for the last thirty days. In the first six months of 1998, 72% of the Company's net revenue was derived from electronic commerce and approximately 36% of net revenue was derived from non-U.S. sales.

  IDC estimates that the number of Web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002 and that transactions on the Internet are expected to increase from approximately $12 billion in 1997 to approximately $426 billion in 2002. In addition, the percentage of users that are buyers of products and services is expected to increase from 26% to 40% in the same period. The same advantages that facilitate the growth of electronic commerce make the Internet a compelling medium for direct marketing campaigns. Direct marketing over the Internet uses e-mail to reach prospective buyers worldwide, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers, and to use this information to tailor new messages quickly. Further, the costs of direct marketing via e-mail are dramatically lower than those of traditional direct marketing techniques. As a result, Internet-based direct marketing campaigns can be profitable at response rates that are a fraction of the rates required for traditional campaigns.

  By offering its members a variety of compelling free services and communities and competitively priced product offerings, the Company believes it has created an innovative online sales channel with low customer acquisition costs. The key elements of Xoom's approach are to: (i) utilize the cost-effective direct marketing capabilities of the Web to sell products to the Xoom customer base;
(ii) rapidly formulate effective direct
marketing campaigns utilizing proprietary campaign management software, allowing the Company to maximize response rates and minimize inventory costs; (iii) provide free services to attract a growing membership base; (iv) develop a detailed member database; (v) continue to grow online reach and membership to create an attractive advertising platform; and (vi) provide customer convenience to encourage purchasing.

  The Company's objective is to be the world's largest community-based direct selling channel on the Internet. In order to accomplish this objective, the Company intends to continue to focus on growing its membership base and building strong brand recognition of the Xoom name. The Company believes that promoting repeat usage and member loyalty through free services will help establish Xoom as a preferred destination among Web users. The Company intends to make acquisitions and enter into strategic alliances in order to increase its reach and membership. In addition, the Company intends to increase its advertising revenue as a result of its growth in online reach.

  "XOOM" and the "X-in-circle" are trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations, which are the property of their respective owners. The Company was incorporated in Delaware on April 16, 1996 under the name Atomsoft, Inc., and changed its name to Xoom, Inc. in February of 1998. The principal executive offices of the Company are located at 300 Montgomery Street, Suite 300, San Francisco, California 94104, and its telephone number at this address is (415) 445-2525.

                                ----------------

  This Prospectus includes statistical data regarding the Internet industry. Such data is taken or derived from information published by sources including Media Metrix, Inc. ("Media Metrix") and Relevant Knowledge, Inc., media research firms specializing in market and technology measurement on the Internet, Jupiter Communications, LLC, a media research firm focusing on the Internet industry ("Jupiter Communications"), and International Data Corporation, a provider of market information and strategic information for the information technology industry ("IDC"). Although the Company believes that such data are generally indicative of the matters reflected therein, such data are inherently imprecise and investors are cautioned not to place undue reliance on such data.

                                  THE OFFERING

 Common Stock offered..................................     shares
 Common Stock to be outstanding after the Offering (1).     shares
 Use of proceeds....................................... For repayment of certain indebtedness, and for
                                                        general corporate
                                                        purposes, including
                                                        working capital, capital
                                                        expenditures and
                                                        potential acquisitions.
                                                        See "Use of Proceeds."
 Proposed Nasdaq National Market symbol................ XOOM

--------
(1) Based on the number of shares outstanding as of June 30, 1998. Excludes (i) 2,457,542 shares of Common Stock issuable upon the exercise of options then outstanding with a weighted average exercise price of $0.76 per share; (ii) 2,592,180 shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan (the "1998 Plan") as of such date; and (iii) 300,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"). Assumes (i) the exercise of all outstanding warrants to purchase 459,593 shares of Common Stock prior to the closing of the Offering at an exercise price of $2.22 per share; (ii) 77,868 shares of Common Stock issued in July pursuant to modifications of earn-outs in connection with certain of the Company's
    acquisitions; and (iii)       shares of Common Stock with an aggregate fair
    value of $600,000 issuable pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions. See "Capitalization," "Management--Benefit Plans" and Notes 4 and 8 of Notes to the Company's Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table sets forth summary consolidated financial data for the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes related thereto and the Selected Unaudited Pro Forma Condensed Consolidated Financial Information and Notes related thereto appearing elsewhere in this Prospectus. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                         PRO FORMA
                          PERIOD FROM
                            APRIL 16                 SIX MONTHS ENDED    SIX MONTHS
                         (INCEPTION) TO  YEAR ENDED      JUNE 30,          ENDED
                          DECEMBER 31,  DECEMBER 31, ------------------   JUNE 30,
                              1996          1997       1997      1998     1998(2)
                         -------------- ------------ --------  --------  ----------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Net revenue:
  Electronic commerce...     $   --       $   327    $     21  $  1,834   $ 2,043
  Advertising...........         --            60           7       355       406
  License fees and
   other................         --           454         172       376       404
                             ------       -------    --------  --------   -------
 Total net revenue......         --           841         200     2,565     2,853
 Gross profit...........         --           522          41     1,639     1,881
 Loss from operations...       (440)       (3,132)     (1,361)   (3,721)   (4,027)
 Net loss...............     $ (440)      $(3,132)   $ (1,361) $ (3,721)  $(4,051)
                             ======       =======    ========  ========   =======
 Net loss per share--
  basic and diluted(1)..     $(0.59)      $ (0.43)   $  (0.20) $  (0.39)  $ (0.39)
                             ======       =======    ========  ========   =======
 Number of shares used
  in per share
  calculation--basic and
  diluted(1)............        745         7,311       6,777     9,604    10,305

                                                     JUNE 30, 1998
                                           ----------------------------------
                                           ACTUAL PRO FORMA(3) AS ADJUSTED(4)
                                           ------ ------------ --------------
CONSOLIDATED BALANCE SHEET DATA:
 Cash..................................... $4,091   $ 3,941         $
 Working capital..........................  1,826       374
 Total assets.............................  9,660    10,823
 Acquisition notes payable, less current
  portion.................................  1,119     1,119
 Total stockholders' equity...............  5,428     5,270

--------
(1) See Note 1 of Notes to the Company's Consolidated Financial Statements for an explanation of the determination of the number of shares used to compute basic and diluted net loss per share and Note D of Notes to the Company's Selected Unaudited Pro Forma Condensed Consolidated Statements of Operations for an explanation of the determination of the number of pro forma shares used to compute pro forma net loss per share--basic and diluted.
(2) Pro Forma Condensed Consolidated Statement of Operations data for the six months ended June 30, 1998 reflects certain adjustments to reflect the acquisition of Paralogic Corporation, Global Bridges Technologies, Inc. and Pagecount, Inc. as if the acquisitions had occurred on January 1, 1998. See Selected Unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1998. The pro forma condensed consolidated statement of operations data does not include amortization of $191,000 related to the purchase of assets of Revolutionary Software, Inc. and ArcaMax which would have been incurred if these assets were purchased on January 1, 1998.
(3) Pro Forma Condensed Consolidated Balance Sheet Data reflects certain adjustments to reflect the acquisition of Pagecount, Inc. as if it occurred on June 30, 1998. See Selected Unaudited Condensed Consolidated Balance Sheet at June 30, 1998.
(4) Adjusted to reflect (i) the assumed exercise of all outstanding warrants for 459,593 shares of Common Stock prior to the closing of the Offering at an exercise price of $2.22 per share; (ii) the repayment of approximately $1.4 million of notes payable related to acquisitions; (iii) the sale of
    the     shares of Common Stock offered hereby after deducting the
    underwriting discount and estimated offering expenses; and (iv) the
    issuance of     shares of Common Stock with an aggregate fair value of
    $600,000 and the payment of $390,000 in cash, upon the completion of the Offering, pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  The Offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock of the Company. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from the results discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; NO ASSURANCE OF PROFITABILITY; ANTICIPATED LOSSES

  The Company was incorporated in April 1996, and began generating revenue in the first quarter of 1997. Accordingly, the Company has a limited operating history upon which to evaluate the Company, its current business and prospects. In addition, the Company's revenue model is evolving and relies substantially upon electronic commerce, primarily through the use of direct e-mail marketing, licensing and the sale of advertising on its Web site. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce and the Internet. Specifically, such risks include, without limitation, the inability of the Company to maintain and increase levels of traffic on the Xoom site, the lack of acceptance by consumers of e-mail direct marketing as a medium of electronic commerce, the failure by the Company to continue to develop and extend the Xoom brand, the lack of broad acceptance of the community model on the Internet, the inability of the Company to attract or retain members, the inability of the Company to generate significant Web-based commerce revenue or premium service revenue from its members, the inability of the Company to meet minimum guaranteed impressions under advertising agreements, the failure of the Company to anticipate and adapt to a developing market, the level of use of the Internet and online services and consumer acceptance of the Internet and other online services for the purchase of consumer products such as those offered by the Company, the Company's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner, the inability to effectively manage rapidly expanding operations, the level of traffic on the Company's Web site, the failure of its server and networking systems to efficiently handle the Company's Web traffic, technical difficulties, system downtime or Internet brownouts, the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, the level of merchandise returns experienced by the Company, competition, dependence on the Internet, the introduction and development of different or more extensive communities by direct and indirect competitors, particularly in light of the fact that many of such competitors are much larger and have greater financial, technical and marketing resources than the Company, reductions in market prices for Web-based advertising as a result of competition or otherwise, the inability of the Company to maintain or achieve higher rates for advertising, governmental regulation and general economic conditions and economic conditions specific to the Internet and the online commerce industry. To address these risks, the Company must, among other things, maintain and increase its membership base and rates of growth, implement and successfully execute its business and marketing strategies, continue to develop and upgrade its technology and transaction-processing systems, improve its Web site, provide superior customer service and order fulfillment, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and any failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

  As of June 30, 1998, the Company had an accumulated deficit of $7.3 million. Although the Company has experienced growth in net revenue, members, customers and reach in recent periods, such growth rates are not sustainable, will decrease in the future and are not indicative of actual growth rates the Company may experience. The Company has not achieved profitability on a quarterly or annual basis to date, and the Company anticipates that it will incur net losses for the foreseeable future. The extent of these losses will be dependent, in part, on the amount and rates of growth in the Company's net revenue from electronic commerce and advertising. The Company expects its operating expenses to increase significantly, especially in the areas of sales and marketing and brand promotion, and, as a result, it will need to generate increased quarterly net revenue if profitability is to be achieved. The Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. To the extent that net revenue does not grow at anticipated rates or that increases in its operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that the Company's operating losses will not increase in the future or that the Company will ever achieve or sustain profitability.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY; UNPREDICTABILITY OF FUTURE NET REVENUE

  The Company expects operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company's control. These factors include demand for the products the Company sells through its Web site, consumers' acceptance of electronic commerce and, in particular, direct e-mail marketing as a medium for the purchase of goods and services, demand for Web-based advertising, advertisers' market acceptance of the Web as an advertising medium, the level of traffic on the Xoom site, the budgeting cycles of advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new or enhanced services by the Company or its competitors, the timing and number of new hires, the availability of desirable products and services for sale through the Company's Web site, the accuracy of the Company's predictions regarding optimal inventory levels for products, pricing changes for Web-based advertising as a result of competition or otherwise, the loss of a key advertising contract or relationship by the Company, changes in the Company's pricing policy or those of its competitors, the mix of products, services and advertisements sold by the Company, engineering or development fees that may be paid in connection with adding new Web site development and publishing tools, technical difficulties with the Xoom site, incurrence of costs relating to future acquisitions, general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations and financial condition. In order to accelerate the promotion of the Xoom brand, the Company intends to significantly increase its marketing budget, which could materially and adversely affect the Company's business, results of operations and financial condition. The Company expects to experience seasonality in its business, with user traffic on the Xoom site potentially being lower during the summer and year-end vacation and holiday periods when overall usage of the Web is lower. Additionally, seasonality may significantly affect the Company's advertising revenue during the first and third calendar quarters, as advertisers historically spend less during these periods. Because Web-based commerce and advertising is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in the Company's operating results, and there can be no assurance that such patterns will not have a material adverse effect on the Company's business, results of operations and financial condition.

  As a result of the Company's limited operating history, the Company has limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenue from sales of products and services, commerce revenue-sharing arrangements, advertising, and anticipated growth in membership and are, to a large extent, fixed. Sales and operating results from product sales generally depend on the volume of, timing of and ability to fulfill orders received, which are difficult to forecast. In addition, there can be no assurance that the Company will be able to accurately predict its net revenue, particularly in light of the intense competition for the sale of products and services on the Web, sales of Web-based advertisements, revenue-sharing opportunities, the Company's limited operating history and the uncertainty as to the broad acceptance of the Web as a commerce and advertising medium. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any failure by the Company to accurately make such predictions would have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company derives a material portion of its net revenue from the sale of advertising under short-term contracts, averaging one to two months in length. As a result, the Company's quarterly net revenue and operating results are, to a significant extent, dependent on advertising revenue from contracts entered into within the quarter, as well as on the Company's ability to adjust spending in a timely manner to compensate for any unexpected net revenue shortfall. To date, a significant portion of the Company's advertising revenue in any given period has been attributable to a small group of customers, the composition of which generally changes from period to period. During the six months ended June 30, 1998, the Company's five largest advertising customers accounted for approximately 44% of advertising revenue (approximately 6% of total net revenue). The Company expects this situation to continue in the future. The cancellation or deferral of existing advertising or commerce contracts or the failure to obtain new contracts in any quarter could materially and adversely affect the Company's business, results of operations and financial condition for that quarter and future periods. Furthermore, the Company's advertising revenue is based in part on the amount of traffic on the Xoom site. Accordingly, any significant shortfall in traffic on the Xoom site in relation to the Company's expectations or the expectations of existing or potential advertisers would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, substantially all of the Company's advertising contracts require the Company to guarantee a minimum number of impressions. In the event that these minimum impressions are not met, the Company could be required to provide credit for additional impressions and the ability of the Company to sell advertising to new or existing advertisers could be adversely affected, and the Company could be forced to reduce advertising rates.

  Due to the foregoing factors, the Company's quarterly net revenue and operating results are difficult to forecast. Consequently, the Company believes that period to period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that in some future quarter or quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected.

UNPROVEN BUSINESS MODEL; DEPENDENCE ON MEMBERS

  The Company's business model depends upon its ability to leverage its community platform and generate multiple revenue streams. The potential profitability of this business model is unproven, and, to be successful, the Company must, among other things, develop and market solutions that achieve broad market acceptance by its members, Internet advertisers, commerce vendors and Internet users. The Company's business model is substantially dependent upon its member-generated content, the "grass-roots" promotional efforts of its members and the voluntary involvement of its members in the maintenance of communities to attract Web users to its site and to reduce the demands on Company personnel. There can be no assurance that the Company's member-generated content or the promotional efforts of its members will continue to attract users to the Company's Web site. There can also be no assurance that the Company's community members will continue to devote their time voluntarily to improving its communities. Moreover, there can be no assurance that communities on the Internet, direct marketing of products on the Internet or the Company's services and brand will achieve broad market acceptance. Accordingly, no assurance can be given that the Company's business model will be successful or that it can sustain net revenue growth or achieve or sustain profitability.

RISKS OF CAPACITY CONSTRAINTS; SYSTEM FAILURES; TECHNOLOGICAL RISKS

  The performance of the Company's server and networking hardware and software infrastructure is critical to the Company's business and reputation and its ability to attract Web users, advertisers, new members and commerce partners to the Company's Web site. Any system failure that causes an interruption in service or a decrease in responsiveness of the Company's Web site could result in less traffic on the Company's Web site and, if sustained or repeated, could impair the Company's reputation and the attractiveness of its brand. The Company entered into Web hosting agreements with Exodus Communications, Inc. ("Exodus") and Frontier Global Center ("Frontier") and relies on Exodus and Frontier for its Internet connectivity as well as monitoring and managing of power and environmentals for the Company's server and networking equipment. Any disruption in Internet access or any failure of the Company's server and networking systems to handle current or higher volumes of traffic would have a material adverse effect on the Company's business, results of operations and financial condition. The Company has in the past experienced system failures related to capacity constraints. An increase in the use of the Company's Web site could strain the capacity of its systems, which could lead to slower response time or system failures. System failures or slowdowns adversely affect the speed and responsiveness of the Company's Web site and would diminish the experience for the Company's members and visitors and reduce the number of impressions received by advertisers, and, thus, could reduce the Company's commerce and advertising revenue. The ability of the Company to provide effective Internet connections or of its systems to manage substantially larger numbers of customers at higher transmission speed is as yet unknown, and, as a result, the Company faces risks related to its ability to scale up to its expected customer levels while maintaining superior performance. If Xoom's usage of bandwidth increases, Xoom will need to purchase additional servers and networking equipment and rely more heavily on its equipment and on Exodus and Frontier and their services to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. The successful delivery of the Company's services is also dependent in substantial part upon the ability of Exodus, Frontier and the Company to protect Xoom's server and network infrastructure against damage from human error, fire, flood, power loss, telecommunications failure, sabotage, intentional acts of vandalism and similar events. In addition, substantially all of the Company's server and network infrastructure is located in Northern California, an area susceptible to earthquakes, which also could cause system outages or failures if one should occur. Despite precautions taken by the Company, Exodus and Frontier, the occurrence of other natural disasters or other unanticipated problems at their respective facilities could result in interruption in the services provided by the Company or significant damage to Xoom's equipment. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. The Company has experienced attempts by experienced programmers or "hackers" to penetrate the Company's network security, some of which have succeeded, and expects these attempts to continue to occur from time to time. The occurrence of any of these events could result in interruptions, delays or cessations in service, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation and the Xoom brand could be materially and adversely affected.

RISK OF RELIANCE ON INTERNALLY DEVELOPED SYSTEMS

  The Company uses an internally developed system for its Web site and substantially all aspects of its transaction processing and order management systems. The Company's inability to modify this system as necessary to accommodate increased traffic on its Web site or increased volume through its transaction processing and order management systems may cause unanticipated system disruptions, slower response times, impaired quality and speed of order fulfillment, degradation in customer service, and delays in reporting accurate financial information. Any of these events could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON CONTINUED GROWTH OF ONLINE COMMERCE; DEPENDENCE ON DIRECT SALES

  The Company's future success is substantially dependent upon continued growth in the use of the Internet and the Web. Use of the Internet as a means of effecting retail transactions is at an early stage of development, and demand and market acceptance for recently introduced services and products over the Internet is uncertain. For the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, electronic commerce revenue represented approximately 39% and 72% of the Company's total net revenue. The Company cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional retailers to online retailers. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including lack of acceptable security technologies, lack of access and ease of use, congestion of traffic, inconsistent quality of service and lack of availability of cost-effective, high-speed service, potentially inadequate development of the necessary infrastructure, excessive governmental regulation, uncertainty regarding intellectual property ownership or timely development and commercialization of performance improvements, including high speed modems. In addition, adverse publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet. If the use of the Internet does not continue to grow or grows more slowly than expected, the Company's business, financial condition and results of operations may be adversely affected.

RELIANCE ON CERTAIN VENDORS

  The Company's primary provider of warehousing and order fulfillment is Banta Corporation ("Banta"). The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Banta or establishing a new fulfillment relationship with one of the few other fulfillment operations. The Company does not have a written agreement with Banta, and there can be no assurance that the Company will maintain its relationship with Banta, or that it will be able to find an alternative, comparable vendor capable of providing fulfillment services on terms satisfactory to the Company should its relationship with Banta terminate. An unanticipated termination of the Company's relationship with Banta, particularly during the fourth quarter of the calendar year in which typically a high percentage of sales are made, could materially adversely affect the Company's results of operations even if the Company was able to establish a relationship with an alternative vendor. To date, Banta has satisfied the Company's requirements on a timely basis. However, to the extent that Banta does not have sufficient capacity and is unable to satisfy on a timely basis increasing requirements of the Company, the Company would be materially adversely affected. Moreover, despite precautions taken by the Company and Banta, the occurrence of natural disasters or other unanticipated problems at its facilities to which it is susceptible, such as damage from human error, fire, flood, power loss, telecommunications failure, sabotage, intentional acts of vandalism and similar events could result in interruption in the services provided by the Company. In addition, the success of the Company's e-mail direct marketing campaigns is dependent upon the ability of suppliers of the products and services that are the subject of such campaigns to supply adequate amounts of inventory on a timely basis. In particular, the Company relies upon Nimbus CD Manufacturing, Inc. ("Nimbus") to procure the majority of the CD-ROMs, Digital Versatile Discs ("DVDs") and DVD-ROMs that contain software, clip art and classic movies. The failure of Nimbus or such other suppliers to meet their commitments would have a material adverse effect on the Company's business, results of operations and financial condition.

SALES TAX COLLECTION

  The Company does not currently collect sales or other similar taxes in respect to shipments of goods into states other than California and New York. However, one or more states or foreign countries may seek to impose sales tax collection obligations on out-of-state or foreign companies such as the Company which engage in online commerce. In addition, any new operation in states outside California and New York could subject shipments into such states to state or foreign sales taxes. A successful assertion by one or more states or any foreign country that the Company should collect sales or other similar taxes on the sale of merchandise could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "--Government Regulation And Legal Uncertainties."

MANAGEMENT OF GROWTH AND RELATIONSHIPS; BRIEF TENURE OF MANAGEMENT; DEPENDENCE ON KEY PERSONNEL

  The Company has experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on the Company's managerial, financial and operational resources. The Company is required to manage multiple relationships with various strategic partners, technology licensors, members, advertisers and other third parties. These requirements will be strained in the event of further growth of the Company or in the number of third party relationships, and there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to manage any growth effectively. To effectively manage its potential growth, the Company must continue to implement and improve its operational, financial and management information systems and to expand, train and manage its employee base. As of June 30, 1998, the Company's headcount had grown to 39 full-time employees from 4 as of March 31, 1997 and the Company anticipates that the number of its employees will increase significantly in the next 12 months.

  The Company's performance is substantially dependent on the performance of its executive officers and other key employees, most of whom have worked together only a short period of time. In particular, the Company's Chief Financial Officer joined the Company in August 1998. In addition, the majority of the Company's sales personnel have recently joined the Company, and there can be no assurance that they will be successful in increasing the Company's level of sales. The Company does not currently have "key person" life insurance policies on any of its employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, results of operations and financial condition of the Company. Competition for senior management, experienced media sales and marketing personnel, qualified Web engineers and other employees is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company has experienced difficulty from time to time in hiring and retaining the personnel necessary to support the growth of its business, and there can be no assurance that the Company will not experience similar difficulty in the future. The failure of the Company to successfully manage its personnel requirements would have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON WEB INFRASTRUCTURE

  The success of the Xoom site will depend in large part upon the continued development of a Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products such as high speed modems for providing reliable Web access and services. Because global commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will support increasing use or will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability or effectiveness due to delays and the development or adoption of new standards and protocols to handle increased levels of activities or due to increased government regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will achieve broad acceptance. If the necessary infrastructure standards, protocols or complementary products, services or facilities are not developed, the Company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing Web technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition.


RISKS ASSOCIATED WITH BRAND DEVELOPMENT

  The Company believes that establishing and maintaining the Xoom brand is critical to attracting and expanding its member base and Web traffic and advertising and commerce relationships. The Company believes that the importance of brand recognition will increase due to the growing number of Internet sites and the low barriers to entry. In order to attract and retain members, Internet users, advertisers and commerce partners, and to promote and maintain the Xoom brand in response to competitive pressures, the Company intends to increase substantially its financial commitment to creating and maintaining distinct brand loyalty among these groups, including Web advertising and marketing and traditional media advertising campaigns in print, radio, billboards and television. Promotion and enhancement of the Xoom brand will also depend, in part, on the Company's success in providing a high-quality community experience, which success cannot be ensured. If the Company does not generate a corresponding increase in net revenue as a result of its branding efforts or otherwise fails to promote its brand successfully, or if the Company incurs excessive expenses in an attempt to promote and maintain its brand, the Company's business, results of operations and financial condition, will be materially and adversely affected. If members, visitors to the Xoom site, advertisers or businesses do not perceive the Company's existing services to be of high quality, or if the Company alters or modifies its brand image, introduces new services or enters into new business ventures that are not favorably received by such parties, the value of the Company's brand could be diluted, thereby decreasing the attractiveness of its Web site to such parties.

RAPID TECHNOLOGICAL CHANGE

  To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its site and develop new features to meet customer needs. Introducing new technology into the Company's systems involves numerous technical challenges and substantial amounts of personnel resources, and often times takes many months to complete. There can be no assurance that the Company will be successful at integrating such technology into its Web site on a timely basis or without degrading the responsiveness and speed of its Web site or that, once integrated, such technology will function as expected. In addition, the Internet is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices that could render the Company's existing Web site, technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing services, develop new services and technology that address the needs of its customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If the Company is unable to use new technologies effectively or adapt its Web site, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, it would be materially adversely affected.

SECURITY RISKS

  The Company has experienced attempts by experienced programmers or "hackers" to penetrate the Company's network security, some of which have succeeded, and expects these attempts to continue to occur from time to time. If successful, such actions could have a material adverse effect on the Company's business, results of operations and financial condition. A party who is able to penetrate the Company's network security could misappropriate proprietary information or cause interruptions in the Company's Web site. The Company may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit the Company's liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of the Company's agreements which could have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE ON ADVERTISING REVENUE; UNCERTAIN ADOPTION OF THE WEB AS AN ADVERTISING MEDIUM

  The Company has derived a material portion of its net revenue to date from the sale of advertisements, including banner advertising revenue. For 1997 and the six months ended June 30, 1998, advertising revenue represented 7% and 14%, respectively, of the Company's total net revenue. During the six months ended June 30, 1998, the Company's five largest advertising customers accounted for approximately 44% of advertising revenue (approximately 6% of total net revenue). The Company's strategy is to continue to emphasize advertising as a method of generating net revenue. The Internet as a marketing and advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional media. Many of the Company's suppliers and advertisers have only limited experience with the Web as a sales and advertising medium, and advertisers have not yet devoted a significant portion of their advertising budgets to Web-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For 1997, advertising on the Web represented less than 0.5% of overall advertising revenue in the United States according to industry sources. The Company's ability to generate significant net revenue from advertising will also depend on, among other things, the development of a large base of users of the Company's services, the formulation of effective direct marketing campaigns, the responsiveness of members to such campaigns, the acquisition of members possessing demographic characteristics attractive to advertisers and the ability of the Company to develop or acquire effective marketing and advertising delivery and measurement systems.

  The adoption of Web-based advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business and exchanging information. Entities that already have invested substantial resources in other methods of conducting business may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. There can be no assurance that the market for Web advertising will continue to emerge or become sustainable. If the market develops more slowly than expected, the Company's business, results of operations and financial condition could be materially and adversely affected. No standards have been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support the Web as an effective advertising medium. There can be no assurance that advertisers will accept the Company's or other third-party measurements of impressions, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there is intense competition in the sale of advertising on the Web resulting in a wide variety of pricing models, rate quotes and advertising services, making it difficult to project future levels of advertising revenue and rates. It is also difficult to predict which pricing models, if any, will achieve broad acceptance among advertisers. The Company has traditionally based its advertising rates on providing advertisers with a guaranteed number of impressions, and any failure of the Company's advertising model to achieve broad market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition.

  There can be no assurance that current advertisers will continue to purchase advertising space and services from the Company at current levels or at all, or that impressions sufficient to generate net revenue will be achieved, or that the Company will be able to successfully attract additional advertisers. Furthermore, with the rapid growth of available advertising space on the Internet and the intense competition among sellers of such space, it is difficult to project pricing models that will be adopted by the industry or individual companies. The Company's ability to generate significant advertising revenue will depend, in part, on the ability of the Company to leverage additional platforms within its community for new advertising programs without diluting the perceived value of its existing programs.

  It is possible that in the future certain Internet access providers will act to block or limit the use of e-mail direct marketing solicitations, whether at their own behest or at the request of users. Members may also choose not to receive e-mail offerings from the Company or may fail to respond to such offerings. Either of these developments would have a material adverse effect on the Company's ability to generate electronic commerce revenue. Moreover, "filter" software programs that limit or remove advertising from a Web user's desktop are available; and widespread adoption or increased use of such software by users could have a material adverse effect upon the viability of advertising on the Web and on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be successful in generating significant future direct marketing or advertising revenue or other sources of net revenue, and any failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition.

INTENSE COMPETITION

  The market for community-based direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers, visitors and advertisers is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. The Company believes that the principal competitive factors for companies seeking to create communities on the Internet are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access for visitors. Other companies who are primarily focused on creating Web-based communities on the Internet and with whom the Company competes are Tripod, Inc., a subsidiary of Lycos, Inc. ("Tripod"), GeoCities ("GeoCities"), WhoWhere Inc. ("WhoWhere") (through the WhoWhere and Angelfire Web sites) and theglobe.com, Inc. ("theglobe"). The Company could also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial online service providers ("OSPs"), sites maintained by Internet service providers ("ISPs"), traditional media companies and other entities that attempt to or establish communities on the Internet by developing their own community or acquiring one of the Company's competitors. Further, there can be no assurance that the Company's competitors and potential competitors will not develop communities that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's communities. The Company also competes for visitors with many Internet content providers and ISPs, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by ISPs, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as America Online, Inc. ("AOL"), CNET, Inc. ("CNET"), CNN/Time Warner, Inc. ("CNN/Time Warner"), Excite, Inc. ("Excite"), Infoseek Corporation ("Infoseek"), Lycos, Inc. ("Lycos"), Netscape Communications Corporation ("Netscape"), Microsoft Corporation ("Microsoft") and Yahoo! Inc. ("Yahoo!"). The Company also competes with many companies for advertisers, including those companies with whom the Company competes for visitors as well as traditional forms of media such as newspapers, magazines, radio and television. The Company believes that the principal competitive factors in attracting advertisers include the amount of traffic on its Web site, brand recognition, customer service, the demographics of the Company's members and viewers, the Company's ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by the Company. The Company believes that the number of Internet companies that obtain revenue from Web-based advertising will increase substantially in the future. Accordingly, the Company will likely face increased competition, resulting in increased pricing pressures on its advertising rates which could in turn have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also expects to encounter intense competition in the online commerce market. The Company currently or potentially competes with a variety of other companies. These competitors include various traditional computer retailers including CompUSA, Inc. ("CompUSA") and Micro Electronics, Inc.'s MicroCenter ("MicroCenter"), various mail-order retailers including CDW Computer Centers, Inc. ("CDW"), Micro Warehouse, Inc. ("MicroWarehouse"), Insight Enterprises, Inc. ("Insight"), PC Connection, Inc. ("PC Connection") and Creative Computers, Inc. ("Creative Computers"), various Internet-focused retailers including Amazon.com, Inc. ("Amazon.com"), Egghead, Inc.'s Egghead.com (Egghead.com), software.net Corporation ("software.net"), and New England Circuit Sales, Inc.'s NECX Direct ("NECX Direct"), various manufacturers that sell directly over the Internet including Dell Computer Corporation ("Dell"), Gateway 2000, Inc. ("Gateway"), Apple Computer, Inc. ("Apple") and many software companies, a number of online service providers including AOL and the Microsoft Network that offer computer products directly or in partnership with other retailers, some non-computer retailers such as Wal-Mart Stores, Inc. ("Wal-Mart") that sell a limited selection of computer products in their stores and computer products distributors which may develop direct channels to the consumer market. Increased competition from these and other sources could require the Company to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions which may be less favorable to the Company than would otherwise be established or obtained, and thus could have a material adverse effect on the business, prospects, financial condition and results of operations of the Company.

  Many of the Company's existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and ISPs, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by ISPs will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, substantially all of the Company's current advertising customers and strategic partners also have established collaborative relationships with certain of the Company's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that the Company will be able to grow its membership base, traffic levels and advertiser customer base at historical levels or retain its current members, traffic levels or advertiser customers, or that competitors will not experience greater growth in traffic than the Company as a result of such relationships which could have the effect of making their Web sites more attractive to advertisers, or that the Company's strategic partners will not sever or elect not to renew their agreements with the Company. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

  For the six months ended June 30, 1998, approximately 36% of the Company's total net revenue was derived from sales outside the United States. A part of the Company's strategy is to continue to grow the Xoom community model in international markets. There can be no assurance that acceptance of the Internet or the Company's community model will continue to expand significantly in any international markets. If net revenue from international operations is not adequate to cover the investments in such activities, the Company's business, results of operations and financial condition could be materially and adversely affected. The Company may experience difficulty in managing international operations as a result of difficulty in locating an effective foreign partner, competition, technical problems, distance and language and cultural differences, and there can be no assurance that the Company or its international partners will be able to successfully market and operate the Company's community model in foreign markets. The Company also believes that in light of substantial anticipated competition, it will be necessary to move quickly into international markets in order to effectively obtain market share, and there can be no assurance that the Company will be able to do so. There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, longer payment cycles in general, problems in collecting accounts receivable, difficulty in enforcing contracts, political and economic instability, seasonal reductions in business activity in certain other parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, results of operations and financial condition.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS; RISKS OF INFRINGEMENT; LIABILITY FOR ONLINE CONTENT

  The Company regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The Company currently has no patents or patents pending and does not anticipate that patents will become a significant part of the Company's intellectual property in the foreseeable future. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization or to develop similar technology independently. The Company pursues the registration of its trademarks and service marks in the United States and internationally, and has applied for registration in the United States and certain other countries for a number of its trademarks and service marks, including "Xoom" and the Xoom "X-in-circle" logo. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed or made available through the Internet, and policing unauthorized use of the Company's proprietary information is difficult.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company. There can be no assurance that the steps taken by the Company have prevented or will prevent misappropriation or infringement of its proprietary information. Any such infringement or misappropriation, should it occur, might have a material adverse effect on the Company's business, results of operations and financial condition. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on the Company's business, results of operations and financial condition.

  There can be no assurance that the Company's business activities will not or have not infringed upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time, the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by the Company and the content generated by its members. Such claims and any resultant litigation, should it occur, might subject the Company to significant liability for damages and might result in invalidation of the Company's proprietary rights and even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on the Company's business, results of operations and financial condition. In January 1998, Xoom became aware that Imageline, Inc. ("Imageline"), a Virginia corporation, claimed to own the copyright in certain images that an unrelated third party had licensed to Xoom. See "--Legal Proceedings" and "Business--Legal Proceedings."

  The Company currently licenses from third parties certain technologies incorporated into the Company's Web site. As it continues to introduce new services that incorporate new technologies, it may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of its existing services until equivalent technology is identified, licensed and integrated.

  The Company has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate, or that third parties will not infringe or misappropriate the Company's copyrights, trademarks and similar proprietary rights.

  In addition, the Company believes that its success to date and its future success will depend in part upon its ability to provide reviews and other information about the products that it sells. As an online publisher, the Company may face potential liability for copyright, trademark or patent infringement, defamation or other claims based on the nature and content of materials that the Company publishes or distributes. Defending such claims, or liability arising out of such claims, could have a material adverse effect on the Company. Moreover, because of the interconnectivity currently provided on the Company's Web site, and because the Company expects to greatly expand such interconnectivity in the future, the Company could be exposed to liability with respect to content that it does not control on member Web sites, in member chat rooms and from other services available currently or in the future. Insurance carried by the Company may not be sufficient to offset liability arising from these types of liabilities, and any liability in excess of such coverage could have a material adverse effect on the Company. See "Business--Intellectual Property And Proprietary Rights."

LEGAL PROCEEDINGS

  Xoom acquires rights to license and distribute software clips, including clip art, and movies from third parties. In June 1997, Sprint Software Pty Ltd ("Sprint"), an Australian company, licensed to Xoom certain clip art. In January 1998, Xoom became aware that Imageline claimed to own the copyright in certain images that Sprint had licensed to Xoom. Some clip art images that Imageline alleged infringed Imageline's copyright were included by Xoom in versions of Xoom's Web Clip Empire product and licensed by Xoom to third parties, including other software clip publishers. Xoom's contracts with such publishers require Xoom to indemnify the publisher if copyrighted material licensed from Xoom infringes a copyright. Xoom and Imageline have engaged in discussions, but were unable to reach any agreement regarding a resolution of this matter. On August 27, 1998 Xoom filed a lawsuit in the United States District Court for the Eastern District of Virginia against Imageline, certain parties affiliated with Imageline, and Sprint regarding Xoom's and its licensees' alleged infringement on Imageline's copyright in certain clip art that Xoom licensed from Sprint. The lawsuit seeks, among other relief, disclosure of information from Imageline concerning the alleged copyright infringement, a declaratory judgement concerning the validity and enforceability of Imageline's copyrights and copyright registrations, a declaratory judgement regarding damages, if any, owed by Xoom to Imageline, and indemnification from Sprint for damages, if any, owed by Xoom to Imageline.While the Company is seeking indemnification from Sprint for damages, there can be no assurance that Sprint will be able to fulfill the indemnity obligations under its license agreement with Xoom. There can be no assurance as to the outcome of the claims asserted by Imageline and the related litigation. Such claims or litigation could result in a decision adverse to the Company. A decision adverse to the Company in any of these matters could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, litigation, regardless of its merits could result in substantial costs to the Company and divert management's attention from the Company's operations. In light of the Imageline claim and the resulting litigation the Company is evaluating it policies and procedures regarding its licensing and distribution of software clips. There can be no assurance that third parties will not assert infringement claims against the Company. Any misappropriation or infringement could result in litigation which could have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Dependence On Intellectual Property Rights; Risks Of Infringement; Liability For Online Content."

RISKS ASSOCIATED WITH ACQUISITIONS

  Since March 1998, the Company has acquired three businesses: Paralogic Corporation ("Paralogic"), Global Bridges Technologies, Inc. ("Global Bridges") and Pagecount, Inc. ("Pagecount"). The Company has also entered into an exclusive perpetual license with ArcaMax, Inc. ("ArcaMax") for Greetings Online, a free online greeting card service and purchased certain assets of Revolutionary Software, Inc. ("Revolutionary Software"). The Company's future performance will in part depend on its ability to integrate these acquisitions and leverage them into additional traffic, members or sources of revenue. Acquisitions involve numerous risks and uncertainties, including adverse effects on the Company's reported results of operations from acquisition-related charges and amortization of goodwill and purchased technology, the inability of the Company to maintain customers or goodwill of an acquired business, difficulties in the integration of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic and business markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. The Company is currently facing all of these challenges with respect to its acquisitions and its ability to meet them over the long term has not been established. As a result, there can be no assurance that the Company will be able to integrate the acquired businesses or otherwise successfully leverage the acquisitions into additional traffic, members or sources of revenue. Such failure would have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company's past acquisitions have been accounted for using the purchase method of accounting. Because most Internet business acquisitions involve the purchase of significant amounts of intangible assets, acquisitions of such businesses also result in goodwill and purchased technology and significant charges for purchased in-process research and development. For example, as a result of the acquisitions of Paralogic and Pagecount, as well as the purchase of certain assets of Revolutionary Software, as of July 31, 1998, the Company had incurred charges relating to purchased in-process research and development of approximately $1.2 million for 1998 and has recorded an aggregate of $5.9 million in goodwill and purchased technology. In addition, certain of the Company's acquisition agreements contain provisions that allow for the issuance of additional shares of Common Stock or cash. Specifically, in connection with the acquisition of Global Bridges, the Company has issued 25,956 shares of Common Stock. In addition, upon the completion of the Offering, the Company is required to issue Common Stock at the Offering price with an aggregate value of $200,000, together with $130,000 in cash. In connection with the Company's purchase of certain assets of Revolutionary Software, the Company has issued 51,912 shares of Common Stock. In addition, upon the completion of the Offering, the Company is required to issue Common Stock at the Offering price with an aggregate value of $400,000, together with an additional cash consideration of $260,000. As part of the license agreement entered into with ArcaMax, a payment of approximately $180,000 will be payable within ten days of the completion of the Offering. See "Use of Proceeds." If the Company were to incur additional charges for purchased in-process research and development and amortization of goodwill and other intangible assets with respect to future acquisitions, the Company's business, results of operations and financial condition would be materially adversely affected.

  As part of its business strategy, the Company may make acquisitions of complementary businesses, products or technologies. The successful implementation of this strategy depends on the Company's ability to identify suitable acquisition candidates, acquire such companies on acceptable terms, integrate their operations or technologies successfully, and retain customers and maintain the goodwill of the acquired business. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates, acquire any such candidates on acceptable terms, integrate their operations or technologies successfully, or retain customers or maintain the goodwill of the acquired business, particularly in light of the Company's own limited operating experience. Moreover, the Company may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than the Company. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. If the Company chooses to use a material amount of cash for acquisition consideration, the Company may be required to obtain additional financing, and there can be no assurance that such financing will be available on favorable terms, if at all. In addition, if the Company issues equity securities as consideration for any future acquisitions, stockholders will experience further ownership dilution and such equity securities could have preferences, privileges or other rights superior to those of the Common Stock. In addition, the Company would likely face the same integration issues described above with respect to the Paralogic, Global Bridges and Pagecount. Due to all of the foregoing, the Company's execution of an acquisition strategy or any individual completed or future acquisition may have a material adverse effect on the Company's business, results of operations and financial condition.

RELIANCE ON STRATEGIC RELATIONSHIPS

  Although the Company views its strategic relationships as a key factor in its overall business strategy, there can be no assurance that its strategic partners will view their relationships with the Company as significant to their own business or that they will not reassess their commitment to the Company in the future. There can be no assurance that any party to a strategic alliance agreement with the Company will perform its obligations as agreed or that any strategic agreement would be specifically enforceable by the Company. The Company's arrangements with its strategic partners generally do not establish minimum performance requirements for the

Company's strategic partners but instead rely on their voluntary efforts. In addition, most of the Company's agreements with its strategic partners may be terminated by either party with little notice. Therefore, there can be no assurance that these relationships will be successful. In the event that a strategic relationship is discontinued for any reason, the Company's business, results of operations and financial condition may be materially adversely affected.

YEAR 2000 COMPLIANCE

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company is currently engaged in a two-phase process to evaluate its internal status with respect to the Year 2000 issue. In the first phase, which the Company expects to complete in the first quarter of 1999, the Company is conducting an evaluation of its systems, including both information technology ("IT") systems and non-IT systems such as hardware containing embedded technology, for Year 2000 compliance. The Company has completed a significant portion of this phase to date, and systems that have been evaluated are either Year 2000 compliant or are expected to be made compliant at an immaterial cost to the Company. Although the Company does not expect that the impact of the Year 2000 issue will be material in systems still under evaluation, there can be no assurance that the Company will not discover Year 2000 issues in the course of its evaluation process that would have a material adverse effect on the business, results of operations or financial condition of the Company.

  Phase two of the process, which is expected to be completed during the third quarter of 1999, will involve taking any needed corrective action to bring systems into compliance and to develop a contingency plan in the event any non-compliant critical systems remain by January 1, 2000. As part of this phase, the Company will attempt to quantify the impact, if any, of the failure to complete any necessary corrective action. Although the Company cannot currently estimate the magnitude of such impact, if systems material to the Company's operations have not been made Year 2000 compliant upon completion of this phase, the Year 2000 issue could have a material adverse effect on the Company's business, results of operations and financial condition.

  To date, the costs incurred by the Company with respect to this process have not been material. Future costs will remain difficult to estimate until the completion of phase one; however, the Company does not currently anticipate that such costs will be material.

  Concurrently with the two-phase analysis of its internal systems, the Company will survey third-party entities with which the Company transacts business, including critical vendors and financial institutions, for Year 2000 compliance. The Company expects to commence this survey in the fourth quarter of 1998 and complete this survey in the second quarter of 1999. At this time the Company cannot estimate the effect, if any, that non-compliant systems at these entities could have on the business, results of operations or financial condition of the Company, and there can be no assurance that the impact, if any, would not be material. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Year 2000 Compliance."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to such issues as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any such laws or regulations may decrease the growth in the use of the Internet, which could in turn decrease the demand for the Company's community, increase the

Company's cost of doing business, or otherwise have a material adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on the Company's business, results of operations and financial condition. Legislation like the recently enacted Communications Decency Act (the "CDA") could hamper the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on the Company's business, results of operations and financial condition. In addition, a number of proposals have been made at the federal, state and local level that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Currently, Congress is considering various legislative proposals the enactment of which would place a moratorium of a number of years on any new taxation of Internet commerce. There can be no assurance that any such legislation will be adopted by Congress or that new taxes will not be imposed upon Internet commerce after any moratorium adopted by Congress expires or that current attempts at taxing or regulating commerce over the Internet would not substantially impair the growth of commerce and as a result adversely affect the Company's opportunity to derive financial benefit from such activities. Even if a moratorium is in place with respect to the United States, there can be no assurance that foreign countries will not also seek to tax Internet transactions. Particularly because a substantial portion of the Company's net revenues is derived from international sales, any such taxes would have a material adverse effect on the Company's business, results of operations and financial condition.

  Several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web, which could in turn decrease demand for the Company's community or increase the Company's cost of doing business.

  Due to the global nature of the Web, it is also possible that, although transmissions by the Company over the Internet originate primarily in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, as the Company's products and services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country. The Company is qualified to do business only in California and New York, and failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject the Company to taxes and penalties and could result in the inability of the Company to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Federal Trade Commission (the "FTC") is considering regulation regarding the collection and use of personal identifying information obtained from individuals, including children, when accessing Web sites, such as the Company's. Such regulation may include a requirement that companies establish certain procedures to, among other things: (i) give adequate notice to consumers regarding information collection and disclosure practices, (ii) provide consumers with the ability to have personal identifying information deleted from a company's database, (iii) clearly identify affiliations or lack thereof with third parties which may collect information or sponsor activities on a company's Web site, and (iv) obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age. While the Company has implemented or intends to implement programs designed to enhance the protection of the privacy of its members, including children, there can be no assurance that such programs will conform with any regulation adopted by the FTC. Moreover, even in the absence of such regulation, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One such investigation has resulted in a consent decree pursuant to which an Internet company has agreed to establish programs to implement the four principles noted above. There can be no assurance that the Company will not become subject to such an investigation, or that the FTC's regulatory and enforcement efforts will not adversely affect the Company's ability to collect demographic and personal information from members, which could have an adverse effect on its ability to target product offerings and attract advertisers. Any such developments would have a material adverse effect on the Company's business, results of operations and financial condition.

  In addition, at the international level, the European Union (the "EU") has adopted a directive (the "Directive") that will impose restrictions on the collection and use of personal data, effective October 1998. The Directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. There can be no assurance that the Directive will not adversely affect the activities of entities such as the Company that engage in data collection from users in EU member countries.

  Because materials may be downloaded by members and other users of the Company's Web site and subsequently distributed to others, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials. Such claims have been brought, sometimes successfully, against OSPs in the past. The Company has received inquiries on a regular basis from third parties regarding such matters, including the claim made by Imageline. See "-- Dependence On Intellectual Property Rights; Risks Of Infringement; Liability For Online Content." In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use. The Company could also be exposed to liability with respect to the offering of third party content that may be accessible through the Company's Web site, or through content and materials that may be posted by members on their personal Web sites or chat rooms, or bulletin boards offered by the Company. Such claims might include, among others, that by directly or indirectly providing hyperlink text links to Web sites operated by third parties, the Company is liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that if any third-party content information provided on the Company's Web site contains errors, third parties could make claims against the Company for losses incurred in reliance on such information. The Company also offers e-mail services, which exposes the Company to potential risk, such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Even to the extent such claims do not result in liability to the Company, the Company could incur significant costs in investigating and defending against such claims. The imposition on the Company of potential liability for information carried on or disseminated through its systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of the Company's services to members and users. Although the Company carries general liability insurance, the Company's insurance may not cover all potential claims to which it is exposed or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the overall growth of Internet use.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or be sustained following the closing of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price, which may bear no relationship to the price at which the Common Stock will trade upon completion of the Offering, will be determined by negotiations between the Company and the representatives of the Underwriters based upon factors that may not be indicative of future market performance. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

  The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly results of operations, the gain or loss of significant advertisers, changes in earnings estimates by analysts, announcements of technological innovations or new solutions by the Company or its competitors, general conditions in the technology and Internet sectors and in Internet-related industries, other matters discussed elsewhere in this section of the Prospectus and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general and the technology and Internet sectors in particular have experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

  Upon completion of the Offering, the directors, executive officers and principal stockholders of the Company and their respective affiliates will, in
the aggregate, beneficially own approximately   % of the outstanding Common
Stock ( % if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will possess significant influence over the Company, giving them the ability, among other things, to elect a majority of the Company's Board of Directors and approve significant corporate transactions. Such share ownership and control may also have the effect of delaying or preventing a change in control of the Company, impeding a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company which could have a material adverse effect on the market price of the Company's Common Stock.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that the net proceeds of the Offering, together with a line of credit currently being negotiated, and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. The Company may need to raise additional funds in the future in order to fund more aggressive brand promotions and more rapid expansion, to develop newer or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the rights of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or not available on acceptable terms, the Company may not be able to fund its expansion, promote its brand as the Company desires, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

INTRODUCTION OF EURO

  Beginning in January 1999, a new currency called the "euro" is scheduled to be introduced in certain European countries that are part of the Economic and Monetary Union ("EMU"). During 2002, all EMU countries are expected to be operating with the euro as their single currency. A significant amount of uncertainty exists as to the effect the euro will have on the marketplace. Additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the euro currency. The Company is assessing the effect the euro introduction will have on its internal systems and the sale of its products. The Company expects to take appropriate actions based on the results of such assessment. The Company has not yet determined the costs of addressing this issue and there can be no assurance that this issue and its related costs will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion And Analysis Of Financial Condition And Results Of Operations--Impact Of Euro Introduction."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAWS; POSSIBLE ISSUANCE OF PREFERRED STOCK

  Following the closing of the Offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such shares. The rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any such Preferred Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids of the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of, the Common Stock. The Company has no current plans to issue shares of Preferred Stock. In addition, certain provisions of the Company's Certificate of Incorporation and Bylaws will have the effect of delaying, deferring or preventing a change of control of the Company. These provisions provide, among other things, that stockholders may not take actions by written consent and that the ability of stockholders to call special meetings will be restricted. In addition, the Company will be subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The Company's indemnification agreements, Certificate of Incorporation and Bylaws provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may be broad enough to include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company. See "Description Of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of significant amounts of Common Stock in the public market after the Offering or the perception that such sales will occur could materially and adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of
the    shares of Common Stock to be outstanding upon the closing of the
Offering (assuming no exercise of the Underwriters' over-allotment option),
the         shares offered hereby will be eligible for immediate sale in the public market without restriction, unless the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The remaining 13,465,363 shares of Common Stock held by existing stockholders upon the closing of the Offering (based on the number of shares of Common Stock outstanding as of June 30, 1998) will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. The Company's directors, officers, stockholders and holders of options to purchase Common Stock have agreed that they will not sell, directly or indirectly, any Common Stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this Prospectus. Bear, Stearns & Co. Inc. may however, in its sole discretion and at anytime without notice, release all or any portion of the shares subject to lock-up agreements. Subject to the provisions of Rules 144, 144(k)
and 701,    shares will be eligible for sale 180 days after the date of this
Prospectus upon the expiration of the lock-up agreements.

  The Company intends to file, as of the date of this Prospectus, Form S-8 registration statements under the Securities Act to register all shares of Common Stock issuable pursuant to outstanding options and all shares of Common Stock reserved for issuance under the Company's 1998 Plan and Stock Purchase Plan. Such registration statements are expected to become effective immediately upon filing, and shares covered by those registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements described above and Rule 144 limitations applicable to affiliates. As of June 30, 1998, there were outstanding options to purchase up to 2,457,542 shares of Common Stock which will be eligible for sale in the public market following the Offering from time to time subject to becoming exercisable and the expiration of the lock-up agreements, and an additional 2,892,180 shares of Common Stock reserved for issuance under the Company's 1998 Plan and Stock Purchase Plan. See "Shares Eligible For Future Sale."

BROAD DISCRETION IN USE OF PROCEEDS

  The Company intends to use a portion of the net proceeds of the Offering to repay a note issued in connection with the Pagecount acquisition in the principal amount of $1.2 million and to pay the remaining balance of approximately $180,000 due under the license agreement with ArcaMax, which payment is due and payable within ten days of the completion of the Offering. The remaining net proceeds of the Offering will be used for general corporate purposes, including working capital, capital expenditures and potential acquisitions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for the majority of the net proceeds to be received upon completion of the Offering. Accordingly, the Company's management will have broad discretion in the application of the net proceeds. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use Of Proceeds."

DILUTION; ABSENCE OF DIVIDENDS

  Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution in net tangible book value per share of the
Common Stock from the initial public offering price in the amount of $   per
share (based upon an assumed initial offering price of $   per share). To the
extent outstanding options or warrants to purchase Common Stock are exercised, there will be further dilution. In addition, the Company does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy" and "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the         shares of
Common Stock offered hereby are estimated to be approximately $
(approximately $           if the Underwriters' over-allotment option is
exercised in full) at an assumed initial public offering price of $      per
share, and after deducting the estimated underwriting discount and offering expenses. The primary purposes of the Offering are to obtain additional capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets.

  The Company intends to use a portion of the net proceeds to repay a note payable issued in connection with the Pagecount acquisition in the principal amount of $1.2 million, which bears interest at a rate of seven percent (7%) per annum compounded monthly, and which is payable in full upon the Closing of the Offering, and to pay the remaining balance of approximately $180,000 due under the license agreement with ArcaMax, which payment is due and payable within ten days of the completion of the Offering. The remainder of the net proceeds shall be used for general corporate purposes, including working capital, capital expenditures and potential acquisitions. The amounts actually expended by the Company for such purposes may vary significantly and will depend on a number of factors, including the amount of the Company's future revenue and cash generated by operations and the other factors described under "Risk Factors." Accordingly, the Company's management will retain broad discretion in the allocation of the net proceeds of the Offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies or product offerings. In the ordinary course of business, the Company evaluates potential acquisitions of such businesses, technologies and product offerings. However, the Company has no current agreements or commitments with respect to any such acquisitions. Pending such uses, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment grade securities. See "Risk Factors--Risks Associated With Potential Acquisitions" and "Broad Discretion In Use Of Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock to date and does not anticipate paying any cash dividends on its capital stock in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1998 (i) on an actual basis; (ii) pro forma to reflect certain adjustments related to the acquisition of Pagecount as if it occurred on June 30, 1998; and (iii) on an as adjusted basis to give effect to the assumed exercise of all outstanding warrants for shares of Common Stock prior to the closing of
the Offering, the sale of the         shares of Common Stock offered hereby at
an assumed initial public offering price of $    per share, the issuance of
    shares of Common Stock with an aggregate fair value of $600,000 and the payment of $390,000 in cash, upon completion of the Offering, pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions and the repayment of $1.4 million of certain indebtedness associated with certain acquisitions, after deducting the underwriting discount and estimated offering expenses and the application of the net proceeds therefrom.

                                                          JUNE 30, 1998
                                                  ------------------------------
                                                  ACTUAL   PRO FORMA AS ADJUSTED
                                                  -------  --------- -----------
                                                   (IN THOUSANDS, EXCEPT SHARE
                                                              DATA)
Current portion of acquisition notes payable....  $   717   $1,917     $
                                                  =======   ======     ======
Acquisition notes payable, less current portion.  $ 1,119   $1,119     $
                                                  -------   ------     ------
Stockholders' equity:
 Convertible preferred stock, $0.0001 par value;
  1,000,000 shares authorized; no shares issued
  and outstanding, actual pro forma and
  as adjusted...................................       --       --         --
 Common Stock, $0.0001 par value; 20,000,000
  shares authorized,
  actual and pro forma; 40,000,000 shares
  authorized, as adjusted; 13,005,770 shares
  issued and outstanding, actual and pro forma;
           shares issued and outstanding, as
  adjusted(1)...................................   13,189   13,189
 Deferred compensation..........................     (469)    (469)
 Accumulated deficit............................   (7,292)  (7,450)
                                                  -------   ------     ------
  Total stockholders' equity....................    5,428    5,270
                                                  -------   ------     ------
   Total capitalization.........................  $ 6,547   $6,389
                                                  =======   ======     ======

--------
(1) Based on the number of shares outstanding as of June 30, 1998. Excludes
    (i) 2,457,542 shares of Common Stock issuable upon the exercise of options then outstanding with a weighted average exercise price of $0.76 per share; (ii) 2,592,180 shares of Common Stock reserved for issuance under the 1998 Plan as of such date; and (iii) 300,000 shares of Common Stock reserved for issuance under the Stock Purchase Plan. Shares issued and outstanding, as adjusted, assumes (i) the exercise of all outstanding warrants to purchase 459,593 shares of Common Stock prior to the closing of the Offering at an exercise price of $2.22 per share; (ii) 77,868 shares of Common Stock issued in July pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions; and (iii)
       shares of Common Stock with an aggregate fair value of $600,000 issuable pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions. See "Management--Benefit Plans" and Notes 4 and 8 of Notes to the Company's Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1998 was approximately $160,000 or $0.01 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total pro forma tangible assets less total pro forma liabilities, divided by the pro forma shares of Common Stock outstanding as of June 30, 1998. After giving effect to the assumed exercise of all outstanding warrants for shares prior to the
closing of the Offering, the issuance and sale of the              shares of
Common Stock offered hereby (after deducting the underwriting discount and estimated offering expenses), the repayment of $1.4 million of certain
indebtedness associated with certain acquisitions, the issuance of    shares
of Common Stock with an aggregate fair value of $600,000 and the payment of $390,000 in cash, upon completion of the Offering, pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions, the Company's pro forma net tangible book value as of June 30, 1998 would have
been $     million, or $    per share. This represents an immediate increase
in pro forma net tangible book value of $     per share to existing
stockholders and an immediate dilution of $    per share to new investors. The
following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $
     Pro forma net tangible book value per share as of June 30,
      1998......................................................... $0.01
     Increase in pro forma net tangible book value per share
      attributable to new investors................................
                                                                    -----
   Pro forma net tangible book value per share after offering......
                                                                          -----
   Dilution per share to new investors.............................       $
                                                                          =====

  The following table sets forth, on a pro forma basis as of June 30, 1998, the difference between existing stockholders and the purchasers of shares in
the Offering (at an assumed initial public offering price of $      per share
and before deducting the underwriting discount and estimated offering expenses) with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                           ------------------ ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                           ---------- ------- ----------- ------- -------------
   Existing stockholders.. 13,465,363       % $14,348,851       %    $ 1.07
   New investors..........                  %                   %    $
                           ----------  -----  -----------  -----
     Total................             100.0% $            100.0%
                           ==========         ===========

  The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 1998. As of June 30, 1998, there were (i) options outstanding to purchase a total of 2,457,542 shares of Common Stock with a weighted average exercise price of $0.76 per share; (ii) 2,592,180 shares of Common Stock reserved for issuance under the 1998 Plan as of such date; and
(iii) 300,000 shares of Common Stock reserved for issuance under the Stock Purchase Plan. Assuming the exercise of these outstanding options, the pro forma net tangible book value per share after the Offering would be $ , and the dilution per share to new investors would be $ . The foregoing assumes the (i) exercise of all outstanding warrants to purchase 459,593 shares of Common Stock prior to the closing of the Offering at an exercise price of $2.22 per share; (ii) 77,868 shares of Common Stock issued in July pursuant to modifications of earn-outs in connection with certain of the Company's
acquisitions; and (iii)     shares of Common Stock with an aggregate fair
value of $600,000 issuable pursuant to modifications of earn-outs in connection with certain of the Company's acquisitions. See "Risk Factors-- Dilution," "Capitalization," "Management--Benefit Plans" and Notes 4 and 8 of Notes to the Company's Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations" appearing elsewhere in this Prospectus. The selected consolidated statements of operations data presented below for the period from April 16, 1996 (the Company's inception) through December 31, 1996 and for the year ended December 31, 1997 and the selected consolidated balance sheet data at December 31, 1997 are derived from consolidated financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The selected consolidated statement of operations data for the six months ended June 30, 1997 and 1998, and the selected consolidated balance sheet data as of June 30, 1998, are derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated pro forma statement of operations data for the six months ended June 30, 1998, are derived from selected unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations for these periods. The consolidated financial data for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or any other future period.

                           PERIOD  FROM
                          APRIL 16, 1996                                  PRO FORMA
                           (INCEPTION)                SIX MONTHS ENDED    SIX MONTHS
                             THROUGH      YEAR ENDED      JUNE 30,          ENDED
                           DECEMBER 31,  DECEMBER 31, ------------------   JUNE 30,
                               1996          1997       1997      1998       1998
                          -------------- ------------ --------  --------  ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
 Net revenue:
 Electronic commerce....      $   --       $   327    $     21  $  1,834   $ 2,043
 Advertising............          --            60           7       355       406
 License fees and other.          --           454         172       376       404
                              ------       -------    --------  --------   -------
  Total net revenue.....          --           841         200     2,565     2,853
 Cost of net revenue:
 Cost of electronic
  commerce..............          --           171          54       899       899
 Cost of license fees
  and other.............          --           148         105        27        73
                              ------       -------    --------  --------   -------
  Total cost of net
   revenue..............          --           319         159       926       972
                              ------       -------    --------  --------   -------
 Gross profit...........          --           522          41     1,639     1,881
 Costs and expenses:
 Operating and
  development...........         266         1,150         746     1,349     1,371
 Sales and marketing....          24           292         120       718       722
 General and
  administrative........         150           721         282     1,099     1,299
 Purchased in-process
  research and
  development(1)........          --            --          --     1,070       580
 Amortization of
  deferred compensation.          --           248          11       806       806
 Amortization of
  intangible assets.....          --            --          --       318     1,130
 Non-recurring charges..          --         1,243         243        --        --
                              ------       -------    --------  --------   -------
  Total costs and
   expenses.............         440         3,654       1,402     5,360     5,908
                              ------       -------    --------  --------   -------
 Loss from operations...        (440)       (3,132)     (1,361)   (3,721)   (4,027)
 Other expense .........          --            --          --        --       (24)
                              ------       -------    --------  --------   -------
 Net loss...............      $ (440)      $(3,132)   $ (1,361) $ (3,721)  $(4,051)
                              ======       =======    ========  ========   =======
 Basic and diluted net
  loss per share(2).....      $(0.59)      $ (0.43)   $  (0.20) $  (0.39)  $ (0.39)
                              ======       =======    ========  ========   =======
 Number of shares used
  in per share
  calculation--basic and
  diluted(2)............         745         7,311       6,777     9,604    10,305

                                                         DECEMBER 31,
                                                        --------------  JUNE 30,
                                                         1996   1997      1998
                                                        ------ -------  --------
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
 Cash..................................................  $  1  $     6   $4,091
 Working capital (deficit).............................   156   (1,400)   1,826
 Total assets..........................................   705      782    9,660
 Acquisition notes payable, less current portion.......    --       --    1,119
 Total stockholders' equity (deficit)..................   560     (873)   5,428

                                       (footnotes appear on the following page)

--------
(1) Purchased in-process research and development relates to the costs of in-process research and development acquired by the Company in connection with the acquisitions of Paralogic and Pagecount (pro forma only) as well as the purchase of certain assets of Revolutionary Software. See Note 8 of Notes to the Company's Consolidated Financial Statements.
(2) See Note 1 of Notes to the Company's Consolidated Financial Statements for an explanation of the determination of the number of shares used to compute net loss per share and Note D of Notes to the Selected Unaudited Pro Forma Condensed Consolidated Statements of Operation for an explanation of the determination of the number of pro forma shares used to compute pro forma net loss per share--basic and diluted.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with, and is qualified in its entirety by, the more detailed information including the "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  Xoom is one of the fastest growing direct marketing companies on the Internet. The Company attracts members to its community site with a variety of free services, including homepages, e-mail, chat rooms, clip art and software libraries and online greeting cards. Xoom members can also join topical communities where they can exchange ideas and information. Upon registration, members agree to receive periodic offers of products and services via e-mail. These offerings are competitively priced and continuously updated, and include computer software, computer accessories and peripherals, consumer electronics and clip art on CD-ROM. New product offerings will include a DVD movie club, gift items, health-related products and a travel club. Xoom believes that its rapidly growing base of self-qualified members provides the Company with highly attractive and effective electronic commerce opportunities. In addition, the Company believes that its high levels of traffic and online reach present an attractive platform for advertising.

  The Company was incorporated in April 1996 and commenced offering products for sale on its Web site in March 1997. From inception through December 1996, the Company had no sales and its operating activities related primarily to the development of the necessary computer infrastructure, recruiting personnel, raising capital and initial planning and development of the Xoom site and operations. For the period beginning with the operation of the Xoom site through December 31, 1997, the Company continued these activities and focused on building sales momentum, establishing relationships with manufacturers, marketing the Xoom brand and establishing customer service and fulfillment operations.

  The Company generates net revenue from electronic commerce, primarily through the use of direct e-mail marketing, licensing and the sale of advertising on its Web site. Total net revenue was $841,000, $849,000 and $1.7 million for the year ended December 31, 1997 and the quarters ended March 31, 1998 and June 30, 1998 respectively. The increase in total net revenue was primarily due to expansion in Xoom's membership base, which resulted in increases in electronic commerce revenue, Web-based advertising revenue and, to a lesser extent, an increase in license fees and other. Cost of net revenue increased substantially in absolute dollars and as a percentage of total net revenue during the same period, reflecting the Company's increased sales volume. As the Company has grown, its operating expenses have increased, and the Company expects that its operating expenses will continue to increase as a result of its acquisitions and in connection with its sales and marketing efforts, its increased funding of site development, technology and operating infrastructure, and the increased general and administrative staff needed to support the Company's growth.

  From inception through June 30, 1998, Xoom has generated total net revenue of approximately $3.4 million. Over the past twelve months, quarterly net revenue has increased from approximately $171,000 to $1.7 million. Since January 1998, the number of members has grown from 100,000 to approximately
3.0 million as of August 26, 1998.

  As of June 30, 1998, the Company had an accumulated deficit of $7.3 million. Although the Company has experienced growth in net revenue, members, customers and reach in recent periods, such growth rates are not sustainable, will decrease in the future and are not indicative of future growth rates the Company may experience.

The Company has not achieved profitability on a quarterly or annual basis to date, and the Company anticipates that it will incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount and rates of growth in the Company's net revenue from electronic commerce and advertising. The Company expects its operating expenses to increase significantly, especially in the areas of sales and marketing and brand promotion, and, as a result, it will need to generate increased quarterly net revenue if profitability is to be achieved. The Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. To the extent that net revenue does not grow at anticipated rates or that increases in its operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance that the Company's operating losses will not increase in the future or that the Company will ever achieve or sustain profitability. See "Risk Factors--Limited Operating History; No Assurance Of Profitability; Anticipated Losses."

  To date, the Company has entered into a number of acquisitions, license arrangements and strategic alliances in order to build its communities, provide community-specific content, generate additional traffic, increase membership and establish additional sources of net revenue. In March 1998, the Company acquired Paralogic, a chat service, for a purchase price of approximately $3.0 million (consisting of 1,023,613 shares of Common Stock with a fair value of $1.54 per share, $1.4 million of debt, and $61,000 of acquisition costs). Through its purchases of Global Bridges and certain assets of Revolutionary Software in June 1998, the Company acquired Sitemail, an HTML-based e-mail product. Global Bridges, which the Company purchased for approximately $709,000 (consisting of 275,140 shares of Common Stock with a fair value of $2.22 per share, $12,500 in cash, a note payable for $62,500 and approximately $23,000 of acquisition costs), owned the exclusive selling rights to Sitemail. Revolutionary Software, from which the Company purchased certain assets for approximately $701,000 (consisting of 192,077 shares of Common Stock with a fair value of $2.22 per share, $12,500 in cash and a note payable for $262,500, along with certain earnout provisions), developed Sitemail and had licensed it to Global Bridges. Also in June 1998, the Company purchased an exclusive, perpetual license to use Greetings Online, an online greeting card service, from ArcaMax for approximately $644,000 (consisting of 200,000 shares of Common Stock with a fair value of $2.22 per share, $20,000 in cash and a note payable for $180,000). Additionally, in July 1998, the Company acquired Pagecount, a Web page counter and guestbook service, for approximately $1.5 million (consisting of $200,000 in cash, a note payable for $1.2 million and $60,000 of acquisition costs). In addition, certain of the Company's acquisition agreements contain provisions that allow for the issuance of additional shares of Common Stock or cash. Specifically, in connection with the acquisition of Global Bridges, the Company has issued 25,956 shares of Common Stock. In addition, upon the completion of the Offering, the Company is required to issue Common Stock at the Offering price with an aggregate value of $200,000, together with $130,000 in cash. In connection with the Company's purchase of certain assets of Revolutionary Software, the Company has issued 51,912 shares of Common Stock. In addition, upon the completion of the Offering, the Company is required to issue Common Stock at the Offering price with an aggregate value of $400,000, together with an additional cash consideration of $260,000. As part of the license agreement entered into with ArcaMax, the note payable for $180,000 will be due within ten days of the completion of the Offering. Because most Internet business acquisitions involve the purchase of significant amounts of intangible assets, acquisitions of such businesses also result in goodwill and significant charges for purchased in-process research and development. See "Business-- Acquisitions And Strategic Alliances."

  The Company intends to continue making acquisitions to increase reach and membership and to seek additional strategic alliances with content and distribution partners, including alliances that create co-branded sites through which Xoom markets its services. Acquisitions carry numerous risks and uncertainties, including difficulties in the integration of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic and business markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that the Company will be successful in identifying potential acquisition candidates. See "Risk Factors--Risks Associated With Acquisitions."

  International sales comprised approximately 30% and 36% of total net revenue for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. This consisted of $252,000 and $918,000 in net revenues, respectively, during such periods. As of July 31, 1998, the Company had approximately 1.2 million members outside of the United States. The Company intends to enter into partnerships with companies in local markets in order to increase its international presence and sales. There can be no assurance, however, that acceptance of the Internet or the Company's community model will continue to expand significantly in any international markets. If net revenue from international operations is not adequate to cover the investments in such activities, the Company's business, results of operations and financial condition could be materially and adversely affected. There are also certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, longer payment cycles in general, problems in collecting accounts receivable, difficulty in enforcing contracts, political and economic instability, seasonal reductions in business activity in certain other parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, results of operations and financial condition. See "Risk Factors-- Risks Associated With International Operations And Expansion."

  The Company has recorded deferred stock compensation charges of $462,000, $696,000 and $365,000 during the period from April 16, 1996 through December 31, 1996 ( the "Inception Period"), the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively, for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company to its employees. Amortization of deferred stock compensation expense of $248,000 and $806,000 was recorded in the year ended December 31, 1997, and the six months ended June 30, 1998, respectively. The Company expects to amortize deferred stock compensation expenses of approximately $1.0 million, $160,000 and $48,000 in the years ended December 31, 1998, 1999 and 2000, respectively, and additional deferred compensation expenses in subsequent years, relating to such stock option grants through June 30, 1998. In addition, the Company expects to record additional deferred compensation charges of approximately $500,000 in the three months ended September 30, 1998. The Company expects this additional deferred compensation charge to result in additional amortization of approximately $200,000, $200,000 and $100,000 in the years ended December 31, 1998, 1999 and 2000, respectively, relating to options granted subsequent to June 30, 1998. There can be no assurance, however, that additional charges will not accrue for other reasons or that the Company's current estimates of such charges will prove accurate, either of which events could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company will need to increase its inventory levels in the future to support a wider base of electronic commerce products and to take advantage of volume purchase discounts. The Company contracts with a third party warehousing and order fulfillment company to stock inventory and ship products directly to customers. The Company takes title to this inventory, has responsibility for this inventory, and records inventory on its balance sheet until the final shipment to customers or other disposition of the inventory. There are inherent risks and costs in stocking inventory and coordinating with a third party warehousing and order fulfillment company, including but not limited to, product obsolescence, excess inventory, inventory shortages resulting in unfulfilled orders, which could materially adversely affect operating results in the future. See "Risk Factors--Reliance On Certain Vendors" and "--Risk Of Reliance On Internally Developed Systems."

RESULTS OF OPERATIONS

  From inception through the first quarter of 1997, the Company's operations were limited and consisted primarily of start-up activities. Accordingly, the Company believes that year-to-year comparisons of 1996 against

1997, and period-to-period comparisons of the six months ended June 30, 1998 against the comparable period in 1997, are not meaningful.

  The following table presents certain consolidated statement of operations data for the periods indicated as a percentage of total net revenue. From inception through December 31, 1996, the Company had no net revenue as operations were limited and consisted primarily of start-up activities.

                                                           SIX MONTHS ENDED
                                            YEAR ENDED         JUNE 30,
                                           DECEMBER 31, ----------------------
                                               1997        1997        1998
                                           ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
Net revenue:
 Electronic commerce......................      38.9 %      10.5 %      71.5 %
 Advertising..............................       7.1         3.5        13.8
 License fees and other...................      54.0        86.0        14.7
                                              ------      ------      ------
Total net revenue.........................     100.0       100.0       100.0
Cost of net revenue(1):
 Cost of electronic commerce..............      20.3        27.0        35.0
 Cost of license fees and other...........      17.6        52.5         1.1
                                              ------      ------      ------
Cost of net revenue.......................      37.9        79.5        36.1
                                              ------      ------      ------
Gross profit..............................      62.1        20.5        63.9
Costs and expenses:
 Operating and development................     136.8       373.0        52.7
 Sales and marketing......................      34.7        60.0        28.0
 General and administrative...............      85.7       141.0        42.8
 Purchased in-process research and
  development.............................        --          --        41.7
 Amortization of deferred compensation....      29.5         5.5        31.4
 Amortization of intangible assets........        --          --        12.4
 Non-recurring charges....................     147.8       121.5          --
                                              ------      ------      ------
Total costs and expenses..................     434.5       701.0       209.0
                                              ------      ------      ------
Net loss..................................    (372.4)%    (680.5)%    (145.1)%
                                              ======      ======      ======

--------
(1) There are no material costs of advertising revenue.

 Net Revenue

  The Company began generating net revenue in the first quarter of 1997. The Company's total net revenue increased from $200,000 in the six months ended June 30, 1997 to $2.6 million in the six months ended June 30, 1998, and was $841,000 for the year ended December 31, 1997. Net revenue is composed of electronic commerce product sales (which includes outbound shipping and handling fees) advertising revenue and licensing fees and other. The increase in net revenue was primarily due to the expansion of the Company's membership base, increased frequency of e-mail offerings and broader product offerings, which resulted in an increase in product sales through electronic commerce, an increase in web-based advertising as the Company was able to leverage its Web site traffic, and to a lesser extent an increase in license fees. One licensing customer accounted for 12% of total net revenue for the year ended December 31, 1997 and no customer accounted for more than 10% of total net revenue for the six months ended June 30, 1998.

  Electronic Commerce. Electronic commerce revenue increased from $21,000 in the six months ended June 30, 1997 to $1.8 million in the six months ended June 30, 1998, and was $327,000 for the year ended December 31, 1997. The increase in net revenue was primarily due to the expansion of the Company's membership base, which resulted in an increase in product sales, as well as expansion of the breadth of products offered. The percentage of the Company's total net revenue attributable to electronic commerce revenue increased from 10.5% in the six months ended June 30, 1997 to 71.5% in the six months June 30, 1998, and was 38.9% of total net revenue for the year ended December 31, 1997. The Company expects electronic commerce revenue to continue to account for a large percentage of net revenue as it expands its product offerings and increases its direct marketing response rates through better member demographic information and targeting of product offers.

  Advertising. Advertising revenue increased from $7,000 in the six months ended June 30, 1997 to $355,000 in the six months ended June 30, 1998, and was $60,000 for the year ended December 31, 1997. The increase in advertising revenue is primarily a result of the increase in the Company's membership, site traffic and expansion of its advertising sales force. The percentage of the Company's total net revenue attributable to advertising revenue increased from 3.5% in the six months ended June 30, 1997 to 13.8% in the six months June 30, 1998, and was 7.1% of total net revenue for the year ended December 31, 1997.

  License Fees and Other. License fees and other revenue increased from $172,000 in the six months ended June 30, 1997 to $376,000 in the six months ended June 30, 1998, and was $454,000 for the year ended December 31, 1997. The increase in license fees and other revenue is primarily a result of additional clip art and other utilities the Company was able to license to third parties. The percentage of the Company's total net revenue attributable to license fees decreased from 86.0% in the six months ended June 30, 1997 to 14.7% in the six months ended June 30, 1998, and was 54.0% of total net revenue for the year ended December 31, 1997. As the Company expands its electronic commerce and advertising revenue, license fees and other revenue will continue to represent a smaller percentage of net revenue.

 Cost of Net Revenue

  Gross margins increased from 20.5% in the six months ended June 30, 1997 to 63.9% in the six months ended June 30, 1998, as a result of the increase in advertising and electronic commerce revenue as a percentage of total net revenue. Gross margins were 62.1% for the year ended December 31, 1997. There are no material costs of net revenue associated with advertising.

  Electronic Commerce. Cost of electronic commerce consists primarily of the costs of merchandise sold to customers, credit card commissions, product fulfillment, and outbound shipping and handling costs. Cost of electronic commerce was $171,000, $54,000 and $899,000 for the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998, respectively. As a percentage of electronic commerce revenue, cost of electronic commerce was 52.3%, 257.1% and 49.0% for the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998, respectively.

  License Fees and Other. Cost of license fees and other consists primarily of royalties on net revenue of license fees. Cost of license fees were $148,000, $105,000 and $27,000 for the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998, respectively. As a percentage of license fees and other, cost of license fees and other were 32.6%, 61.0% and 7.2% for the year ended December 31, 1997, and the six months ended June 30, 1997 and 1998, respectively. Cost of license fees and other for the six months ended June 30, 1997 included $81,000 in amortization of prepaid royalties related to a product which was subsequently discontinued in 1997.

  The Company believes that offering its customers attractive prices is an essential component of its business strategy. The Company may in the future increase the discounts it offers its customers and may otherwise alter its pricing structures and policies. The Company anticipates that any increase in discounts or price reductions will reduce gross margins below those experienced for the year ended December 31, 1997 and the six months ended June 30, 1998.

  Gross margins will be impacted by the mix of products sold by the Company, and the overall mix of electronic commerce revenue, advertising revenue and license fees. The Company typically recognizes higher gross margins on advertising revenue and license fees and other which are expected to comprise a lower percentage of total net revenue in the future. Therefore, the Company expects shifts in the mix of sales will adversely impact the Company's overall gross margin and could materially adversely impact the Company's business, results of operations and financial condition.

  Operating and Development Expenses. Operating and development expenses consist principally of payroll and related expenses for development, editorial, and network operations personnel and consultants, costs related to systems infrastructure including Web site hosting, and costs of acquired content to enhance the functionality of the Company's Web site. Operating and development expenses increased from $746,000 in the six months ended June 30, 1997 to $1.3 million in the six months ended June 30, 1998, and increased from $266,000 in the Inception Period in 1996 to $1.2 million in 1997. From inception to the quarter ended June 30, 1997 the Company incurred significant costs relating to the development of a product, apart from its Web site, which was subsequently abandoned. From June 30, 1997 the absolute dollar increases from quarter to quarter in operating and development expenses were primarily attributable to increases in the number of personnel and associated costs related to enhancing the functionality and content of the Company's Web site. Operating and development costs decreased as a percentage of total net revenue from 373.0% in the six months ended June 30, 1997 to 52.7% in the six months ended June 30, 1998, and represented 136.8% for the year ended December 31, 1997. The Company believes operating costs will increase significantly in the future, especially in regards to Web site hosting costs, as its membership grows thus requiring additional bandwidth to support the many free services offered to members. The Company believes that significant investments in its Web site are required to remain competitive. Therefore, the Company expects that its operating and development expenses will continue to increase in absolute dollars for the foreseeable future.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of payroll and related expenses for personnel engaged in marketing, selling, licensing and order support, advertising and promotional expenditures. Sales and marketing expenses increased from $120,000 in the six months ended June 30, 1997 to $718,000 in the six months ended June 30, 1998, and increased from $24,000 in the Inception Period in 1996 to $292,000 in 1997. The absolute dollar increases from period to period in sales and marketing expenses were primarily attributable to increased personnel and related expenses required to implement the Company's marketing strategy and increased public relations, advertising and other promotional expenses. Sales and marketing costs decreased as a percentage of total net revenue from 60.0% in the six months ended June 30, 1997 to 28.0% in the six months ended June 30, 1998, and represented 34.7% for the year ended December 31, 1997. The Company expects to continue hiring additional personnel and to pursue a branding and marketing campaign. Therefore, it expects marketing and sales expenses to increase significantly in absolute dollars. Sales and marketing expenses as a percentage of net revenues have decreased because of the growth in net revenue.

  General and Administrative Expenses. General and administrative expenses consist primarily of payroll and related costs for general corporate functions, including finance, accounting, business development, facilities and administration, legal, and fees for professional services. General and administrative expenses increased from $282,000 in the six months ended June 30, 1997 to $1.1 million in the six months ended June 30, 1998, and increased from $150,000 in the Inception Period in 1996 to $721,000 in 1997. The absolute dollar increases from period to period in general and administrative expenses were primarily due to increases in the number of general and administrative personnel, professional services, and facility expenses to support the growth of the Company's operations. General and administrative expenses decreased as a percentage of total net revenue from 141.0% in the six months ended June 30, 1997 to 42.8% in the six months ended June 30, 1998, and represented 85.7% for the year ended December 31, 1997. The Company expects general and administrative expenses to increase in absolute dollars in future periods as the Company expands its staff, incurs additional costs related to its operations, and is subject to the requirements of being a publicly traded company.

  Purchased In-Process Research and Development. For the six months ended June 30, 1998, the Company recognized the cost of purchased in-process research and development of $490,000 in connection with the acquisition of Paralogic, and $580,000 in connection with the purchase of certain assets of Revolutionary Software. The Company did not recognize such charges for the Inception Period or the year ended December 31, 1997. See Note 8 of Notes to Consolidated Financial Statements.

  Amortization of Deferred Compensation. Deferred compensation expense reflects the amortization of stock compensation charges resulting from stock options and restricted stock purchase agreements. Stock compensation charges were $248,000, $79,000 and $727,000 for the year ended December 31, 1997, and the quarters ended March 31, 1998 and June 30, 1998, respectively. The increase in the quarter ended June 30, 1998 is primarily due to the modification of certain options which required the Company to accelerate the amortization of the related deferred compensation.

  Amortization of Intangible Assets. Amortization of intangible assets totaled $318,000 for the quarter ended June 30, 1998. This amount represents amortization of intangible assets and goodwill resulting from the Company's acquisition of Paralogic, amortized over 24 months.

  Non-recurring Charges. Non-recurring charges totaled approximately $1.2 million in the year ended December 31, 1997, consisting of a $243,000 write-off of costs associated with a discontinued product, and a $1.0 million provision for a legal dispute for a copyright infringement claim from Imageline relating to certain clip art images which the Company had licensed from an unrelated third party. Although this claim has not resulted in litigation to date, this claim and any resultant litigation, should it occur, might subject the Company to significant liability for damages and might result in invalidation of the Company's proprietary rights and even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse impact on the Company's business, results of operations, cash flows and financial condition.

  Income Taxes. There was no provision for federal or state income taxes for any period as the Company has incurred operating losses. As of December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1.4 million. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards will expire at various dates beginning in the fiscal year 2011 through 2012 if not utilized. Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of the Company's net operating loss and credit carryforwards may be subject to an annual limitation against taxable income in future periods if a change in ownership of more than 50% of the value of the Company's stock should occur over a three year period, which could substantially limit the eventual tax utilization of these carryforwards. See Note 3 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following tables present certain consolidated statements of operations data for the Company's six most recent quarters ended June 30, 1998 in dollars and as a percentage of net revenue. In management's opinion, this unaudited information has been prepared on the same basis as the audited annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the unaudited information for the quarters presented. This information should be read in conjunction with the consolidated financial statements, including the notes thereto, included elsewhere herein. The results of operations for any quarter are not necessarily indicative of results that may be expected for any subsequent periods.

                                           THREE MONTHS ENDED
                         -------------------------------------------------------
                         MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30,
                           1997     1997     1997      1997     1998      1998
                         -------- -------- --------- -------- --------  --------
                                             (IN THOUSANDS)
Net revenue:
 Electronic commerce....  $   9    $  12    $    38   $ 268   $   677   $ 1,157
 Advertising............     --        7         14      39        83       272
 License fees and other.     20      152        169     113        89       287
                          -----    -----    -------   -----   -------   -------
  Total net revenue.....     29      171        221     420       849     1,716
                          -----    -----    -------   -----   -------   -------
Cost of net revenue(1):
 Cost of electronic
  commerce..............      4       50         18      99       278       621
 Cost of license fees
  and other.............     82       23         31      12         8        19
                          -----    -----    -------   -----   -------   -------
  Total cost of net
   revenue..............     86       73         49     111       286       640
                          -----    -----    -------   -----   -------   -------
Gross profit............    (57)      98        172     309       563     1,076
Costs and expenses:
 Operating and
  development...........    397      349        133     271       576       773
 Sales and marketing....     37       84         51     121       262       456
 General and
  administrative........    152      130        195     244       316       783
 Purchased in-process
  research and
  development...........     --       --         --      --       490       580
 Amortization of
  deferred compensation.      5        6        100     137        79       727
 Amortization of
  intangible assets.....     --       --         --      --        --       318
 Non-recurring charges..     --      243      1,000      --        --        --
                          -----    -----    -------   -----   -------   -------
  Total costs and
   expenses.............    591      812      1,479     773     1,723     3,637
                          -----    -----    -------   -----   -------   -------
Net loss................  $(648)   $(714)   $(1,307)  $(464)  $(1,160)  $(2,561)
                          =====    =====    =======   =====   =======   =======

                                      AS A PERCENT OF NET REVENUE
                                      ---------------------------
                                           THREE MONTHS ENDED
                         ------------------------------------------------------------
                         MAR. 31,   JUNE 30,  SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,
                           1997       1997      1997       1997      1998      1998
                         --------   --------  ---------  --------  --------  --------
Net revenue:
 Electronic commerce....     31.0 %     7.0 %    17.2 %     63.8 %    79.7 %    67.4 %
 Advertising............       --       4.1       6.3        9.3       9.8      15.9
 License fees and other.     69.0      88.9      76.5       26.9      10.5      16.7
                         --------    ------    ------     ------    ------    ------
  Total net revenue.....    100.0     100.0     100.0      100.0     100.0     100.0
                         --------    ------    ------     ------    ------    ------
Cost of net revenue(1):
 Cost of electronic
  commerce..............     13.8      29.2       8.2       23.5      32.8      36.2
 Cost of license fees
  and other.............    282.8      13.5      14.0        2.9       0.9       1.1
                         --------    ------    ------     ------    ------    ------
  Total cost of net
   revenue..............    296.6      42.7      22.2       26.4      33.7      37.3
                         --------    ------    ------     ------    ------    ------
Gross profit............   (196.6)     57.3      77.8       73.6      66.3      62.7
Costs and expenses:
 Operating and
  development...........  1,369.0     204.1      60.2       64.6      67.8      45.0
 Sales and marketing....    127.6      49.1      23.1       28.8      30.9      26.6
 General and
  administrative........    524.1      76.0      88.2       58.1      37.2      45.6
 Purchased in-process
  research and
  development...........       --        --        --         --      57.7      33.8
 Amortization of
  deferred compensation.     17.2       3.5      45.2       32.6       9.3      42.4
 Amortization of
  intangible assets.....       --        --        --         --        --      18.5
 Non-recurring charges..       --     142.1     452.5         --        --        --
                         --------    ------    ------     ------    ------    ------
  Total costs and
   expenses.............  2,037.9     474.8     669.2      184.1     202.9     211.9
                         --------    ------    ------     ------    ------    ------
Net loss................ (2,234.5)%  (417.5)%  (591.4)%   (110.5)%  (136.6)%  (149.2)%
                         ========    ======    ======     ======    ======    ======

--------
(1) There are no material costs of advertising revenue.

  The Company's operating expenses have increased significantly in absolute dollar amounts in each quarter during 1996 and 1997 and in the first two quarters of 1998 as the Company has transitioned from the development stage to the commercialization of its services and products and expansion of its business. The Company expects operating expenses will continue to increase in the future as the Company continues to seek to expand its business. To the extent that these expenses are not accompanied by an increase in net revenue, the Company's business, results of operations and financial condition could be materially adversely affected.

  The Company expects operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company's control. These factors include demand for the products the Company sells through its Web site, consumers' acceptance of electronic commerce and, in particular, direct e-mail marketing as a medium for the purchase of goods and services, demand for Web-based advertising, advertisers' market acceptance of the Web as an advertising medium, the level of traffic on the Xoom site, the budgeting cycles of advertisers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new or enhanced services by the Company or its competitors, the timing and number of new hires, the availability of desirable products and services for sale through the Company's Web site, the accuracy of the Company's predictions regarding optimal inventory levels for products, pricing changes for Web-based advertising as a result of competition or otherwise, the loss of a key advertising contract or relationship by the Company, changes in the Company's pricing policy or those of its competitors, the mix of products, services and advertisements sold by the Company, engineering or development fees that may be paid in connection with adding new Web site development and publishing tools, technical difficulties with the Xoom site, incurrence of costs relating to future acquisitions, general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on the Company's business, results of operations and financial condition. In order to accelerate the promotion of the Xoom brand, the Company intends to significantly increase its marketing budget, which could materially and adversely affect the Company's business, results of operations and financial condition. The Company expects to experience seasonality in its business, with user traffic on the Xoom site potentially being lower during the summer and year-end vacation and holiday periods when overall usage of the Web is lower. Additionally, seasonality may significantly affect the Company's advertising revenue during the first and third calendar quarters, as advertisers historically spend less during these periods. Because Web-based commerce and advertising is an emerging market, additional seasonal and other patterns may develop in the future as the market matures. Any seasonality is likely to cause quarterly fluctuations in the Company's operating results, and there can be no assurance that such patterns will not have a material adverse effect on the Company's business, results of operations and financial condition.

  Due to the foregoing factors, the Company's quarterly net revenues and operating results are difficult to forecast. Consequently, the Company believes that period to period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that in some future quarter or quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Company's Common Stock would likely be materially and adversely affected. See "Risk Factors--Potential Fluctuations In Quarterly Results; Seasonality; Unpredictability Of Future Net Revenue."

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations primarily through the private placement of Common Stock. As of June 30, 1998, the Company had approximately $4.1 million in cash.

  Net cash used in operating activities for the Inception Period, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 was $635,000, $1.4 million, $971,000 and $939,000, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses.

  Net cash used in investing activities for the Inception Period, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 was $64,000, $393,000, $25,000 and $493,000, respectively. Cash used in investing activities in each period was primarily related to purchases of fixed assets, except for the six months ended June 30, 1998, in which cash used in investing activities also included $76,000 of net cash for business acquisitions. Additionally, from time to time the Company expects to evaluate the acquisition of products, businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used.

  Net cash provided by financing activities of $700,000, $1.8 million, $1.0 million, and $5.5 million for the Inception Period, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, respectively, was primarily attributable to net proceeds from the issuance of Common Stock and the issuance of notes payable to stockholders.

  As of June 30, 1998, the Company's principal commitments consisted of obligations outstanding under operating leases. Although the Company has no material commitments for capital expenditures, it anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. Also, in the future, the Company may require a larger merchandise inventory in order to provide better availability to customers and achieve purchasing efficiencies.

  As of June 30, 1998, the Company had a total of $1.8 million in notes payable relating to its acquisitions, $717,000 of which is due within one year. This includes a non interest bearing note payable in the amount of $1.4 million payable to the shareholders of Paralogic in minimum monthly installments of $30,000 through September 1999 including additional payments up to $860,000 based on performance measurements, notes payable of $62,500 and $262,500 which bear an interest rate of 5% and are due in equal monthly payments of $2,500 and $10,500 between July 1998 and August 2000 to the shareholders of Global Bridges and Revolutionary Software, respectively, and a $180,000 interest free note payable to ArcaMax, which is due in equal monthly installments of $15,000 from July 1998 to June 1999 unless the Company executes an initial public offering or completes a sale of substantially all of its assets, in which case the entire unpaid balance at that time shall become immediately due and payable. See Note 8 of Notes to Consolidated Financial Statements.

  In July 1998, the Company acquired Pagecount for approximately $1.5 million consisting of cash, a promissory note and related acquisition costs. Purchase consideration of $200,000 was paid at closing and the balance is due under a recourse promissory note bearing interest at an annual rate of 7% amortized over a 24-month schedule, with all amounts due and payable nine months after the closing of the agreement, unless the Company completes an initial public offering or a sale of substantially all of its assets, then the entire unpaid balance at that time shall become immediately due and payable.

  The Company intends to use a portion of the net proceeds to repay the note payable issued in connection with the Pagecount acquisition in the principal amount of $1.2 million, which bears interest at a rate of seven percent (7%) per annum compounded monthly, and which is payable in full upon the closing of the Offering, and to pay the remaining balance of approximately $180,000 due under the license agreement with ArcaMax, which payment is due and payable within ten days of the completion of the Offering.

  In the six months ended June 30, 1998, the Company issued warrants to purchase a total of 459,593 shares of Common Stock at a price of $2.22 per share. These warrants are immediately exercisable and expire on the earlier of the successful completion of an initial public offering or the year 2003. See
Note 4 of Notes to Consolidated Financial Statements.

  The Company's capital requirements depend on numerous factors, including market acceptance of the Company's services, the amount of resources the Company devotes to investments in the Xoom communities, the resources the Company devotes to marketing and selling its services and its brand promotions, the amount of inventory the Company must carry to support electronic commerce sales, and other factors. The Company has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in the Company's operations and staffing, and anticipates that this will continue for the foreseeable future particularly relating to the Company's Web site and systems infrastructure. The Company believes that the net proceeds from the Offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures and business expansion for the next 12 months. Thereafter if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Risk Factors--Future Capital Needs; Uncertainty Of Additional Financing."

YEAR 2000 COMPLIANCE

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company is currently engaged in a two-phase process to evaluate its internal status with respect to the Year 2000 issue. In the first phase, which the Company expects to complete in the first quarter of 1999, the Company is conducting an evaluation of its systems, including both IT systems and non-IT systems such as hardware containing embedded technology, for Year 2000 compliance. The Company has completed a significant portion of this phase to date, and systems that have been evaluated are either Year 2000 compliant or are expected to be made compliant at an immaterial cost to the Company. Although the Company does not expect that the impact of the Year 2000 issue will be material in systems still under evaluation, there can be no assurance that the Company will not discover Year 2000 issues in the course of its evaluation process that would have a material adverse effect on the business, results of operations or financial condition of the Company.

  Phase two of the process, which is expected to be completed during the third quarter of 1999, will involve taking any needed corrective action to bring systems into compliance and to develop a contingency plan in the event any non-compliant critical systems remain by January 1, 2000. As part of this phase, the Company will attempt to quantify the impact, if any, of the failure to complete any necessary corrective action. Although the Company cannot currently estimate the magnitude of such impact, if systems material to the Company's operations have not been made Year 2000 compliant upon completion of this phase, the Year 2000 issue could have a material adverse effect on the Company's business, results of operations and financial condition.

  To date, the costs incurred by the Company with respect to this process have not been material. Future costs will remain difficult to estimate until the completion of phase one; however, the Company does not currently anticipate that such costs will be material.

  Concurrently with the two-phase analysis of its internal systems, the Company has begun to survey third-party entities with which the Company transacts business, including critical vendors and financial institutions, for Year 2000 compliance. The Company expects to complete this survey in the second quarter of 1999. At this time the Company cannot estimate the effect, if any, that non-compliant systems at these entities could have on the business, results of operations or financial condition of the Company, and there can be no assurance that the impact, if any, would not be material. See "Risk Factors--Year 2000 Compliance."

IMPACT OF EURO INTRODUCTION

  Beginning in January 1999, a new currency called the "euro" is scheduled to be introduced in certain European countries that are part of the Economic and Monetary Union ("EMU"). During 2002, all EMU countries are expected to be operating with the euro as their single currency. A significant amount of uncertainty exists as to the effect the euro will have on the marketplace. Additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the euro currency. The Company is assessing the effect the euro introduction will have on its internal systems and the sale of its products. The Company expects to take appropriate actions based on the results of such assessment. The Company has not yet determined the costs of addressing this issue and there can be no assurance that this issue and its related costs will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Introduction Of Euro."

RECENT ACCOUNTING PRONOUNCEMENTS

  As of January 1, 1998, the Company adopted, SFAS 130, "Reporting Comprehensive Income" which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this standard has had no impact on the Company's consolidated financial position, stockholders' equity, results of operations or cash flows.

  Additionally, the Financial Accounting Standards Board issued SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. SFAS 131 was issued and will be effective for 1998. The Company is evaluating additional disclosures, if any, which may result from this pronouncement.

                                   BUSINESS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  Xoom is one of the fastest growing direct marketing companies on the Internet. The Company attracts members to its community site with a variety of free services, including homepages, e-mail, chat rooms, clip art and software libraries and online greeting cards. Xoom members can also join topical communities where they can exchange ideas and information. Upon registration, members agree to receive periodic offers of products and services via e-mail. These offerings are competitively priced and continuously updated, and include computer software, computer accessories and peripherals, consumer electronics and clip art on CD-ROM. New product offerings will include a DVD movie club, gift items, health-related products and a travel club. Xoom believes that its rapidly growing base of self-qualified members provides the Company with highly attractive and effective electronic commerce opportunities. In addition, the Company believes that its high levels of traffic and online reach present an attractive platform for advertising.

  Xoom was the second fastest growing site on the Web measured by online reach in the first half of 1998 and the seventeenth most trafficked site in July 1998, according to Media Metrix. Xoom's reach increased to over 10% in July 1998 from less than 2% in January 1998, according to Relevant Knowledge. Xoom had approximately 3.0 million members as of August 26, 1998, adding an average of over 20,000 new members per day for the last thirty days. In the first six months of 1998, 72% of the Company's net revenue was derived from electronic commerce and approximately 36% of net revenue was derived from non-U.S. sales. Over the past twelve months, quarterly net revenue has increased from approximately $171,000 to $1.7 million, representing compound quarterly sales growth of approximately 78%. See "Risk Factors--Limited Operating History; No Assurance Of Profitability; Anticipated Losses."

INDUSTRY BACKGROUND

 Growth of the Internet

  The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. IDC estimates that the number of Web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. The Internet possesses a number of unique characteristics that differentiate it from traditional media: a lack of geographic or temporal limitations; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly. The proliferation of users, combined with the Web's reach and lower cost of marketing, has created a powerful direct sales and marketing channel.

 Electronic Commerce and Advertising

  The growing adoption of the Web represents a significant opportunity for businesses to conduct commerce over the Internet. According to IDC, transactions on the Internet are expected to increase from approximately $12 billion in 1997 to approximately $426 billion in 2002, with the number of users that are buyers of products and services rising from 26% to 40% in the same period. One factor in this projected growth is the increasing variety of transactions that take place on the Web. Initially, companies focused on facilitating Internet transactions between businesses. More recently, however, a number of companies have targeted business-to-consumer transactions. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require a physical presence for purchase, such as software, books, music CDs, videocassettes, home loans, airline tickets and online banking and stock trading. The Internet allows these companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel.

  Growth in the Web has also created an important new advertising channel. Tools not available in traditional advertising media, such as real-time measurement of "click-through" on advertising banners, further increase the attractiveness of Web advertising by giving advertisers real-time feedback on campaigns. Jupiter Communications projects that the dollar value of advertising on the Web is expected to increase from approximately $940 million in 1997 to approximately $7.7 billion in 2002. To date, businesses and advertisers have typically used traditional navigational sites and professionally-created content sites for the sale and marketing of their products and services online. In addition, online community sites provide more detailed demographic data and self-selected groups of consumers with an affinity for particular products. Advertisers can thus more easily deliver targeted messages in cost-effective manner.

 The Direct Marketing Opportunity on the Internet

  The same advantages that facilitate the growth of electronic commerce and advertising make the Internet a compelling medium for direct marketing campaigns. Direct marketing over the Internet uses e-mail to reach potential buyers worldwide, potentially offering them a significantly broader selection of products and services than is available locally. Internet-based direct marketing also allows marketers to rapidly collect meaningful demographic information and feedback from consumers, and to use this information to tailor new messages quickly. Registration information typically collected by Web sites, and user involvement in topical communities of interest, provide additional demographic information. This offers businesses the chance to increase the effectiveness of their direct marketing campaigns, which may translate into higher sales. Further, the costs of direct marketing via e-mail are dramatically lower than those of traditional direct marketing techniques. As a result, Internet-based direct marketing campaigns can be profitable at response rates that are a fraction of the rates for traditional campaigns.

 The Growth of Online Communities

  Traditional use of the Web has consisted largely of one-way communications in which users "surf" and view different Web sites containing professionally-created content on topics of general interest such as news, sports and weather. Internet search engines and navigational sites serve a valuable function for users seeking to browse the Internet and locate Web sites of interest. However, these services are not primarily focused on providing a platform for publishing and aggregating the rapidly increasing volume of personalized content created by users or enabling such users to interact with each other.

  In particular, users who publish Web sites have had limited means of attracting visitors to their sites or interacting with such visitors, and, as a result, there is a growing demand for online community sites where users can publish content and engage in community activities. According to statistics, online community sites have recently been one of the fastest growing sectors of the Web. Statistics published by Media Metrix indicate that the combined reach of the four leading Web communities (including Xoom) increased from 32% to 62% from May 1997 to July 1998. Additionally, Web users are increasingly seeking access to unique, personalized content and interaction with others who share similar interests. Online communities provide a medium for such access and interaction.

THE XOOM SOLUTION

  Xoom uses the unique characteristics of the Web to cost-effectively market products and services to its rapidly growing member base. By offering its members a variety of compelling free services and communities and competitively priced product offerings, the Company believes it has created an innovative online sales channel with low customer acquisition costs. The key elements of Xoom's approach are:

 Cost-Effective Direct Marketing Capability

  Xoom applies a sophisticated direct marketing approach, modeled after traditional direct mail campaigns, to generate product sales. Unlike traditional direct marketing campaigns, which typically use paper-based promotional materials delivered by mail, Xoom's campaigns use regular e-mails to communicate offers to members, significantly reducing the cost of reaching the consumer. The interactive nature of the Web and the ability to display attractive graphics to users clicking through on product offerings enable Xoom to present such offerings in a more complete and dynamic manner than allowed by paper-based delivery systems.

 Rapid Formulation of Effective Direct Marketing Campaigns

  Prior to introducing new product offerings to its entire membership base, Xoom selects a subset of members for the purpose of test-marketing a campaign. The Company has developed campaign-management software that uses statistical techniques to analyze a test campaign and to predict the expected response rate to such a campaign if it is rolled out to a larger group of members. The Company can also analyze the effects of variations in price, graphics and copy. Results are usually available in less than one day. On the basis of these tests, Xoom selects product offers for a larger audience and modifies them to maximize response rates, sales, profitability and member retention. Testing also increases the accuracy of the Company's forecasts of product demand. As a result, the Company is typically able to carry small amounts of inventory, thus lowering overhead and the risk of write-offs.

 Provision of Free Services to Attract a Growing Membership Base

  The Company offers its members a variety of free services, including Web site creation and hosting, e-mail, chat rooms, online clip art and online greeting cards. Xoom provides members with 11 megabytes of disk space on its servers to develop personal Web sites or to use as personal Web storage space. The Company also allows members to access proprietary software in order to quickly create a Web page, as well as ready-made multimedia tools that can be used to develop a fully-customized, content-rich site. Members can join one or more of over 200 communities free of charge. Members also promote their Web sites elsewhere on the Internet, using hyperlinks on other individual sites as well as listings on directories and search engines, resulting in millions of new visitors to the Xoom site. The Company believes that the provision of free services is critical to maintaining membership growth.

 Development of Detailed Member Database

  To date, the Company has gathered a significant base of information about its members through registration information, responses to promotional campaigns and purchasing information obtained from third parties. As more members join Xoom and participate in its topical communities, and as the Company obtains additional purchasing history data, the level of information regarding Xoom's members will continue to grow. Xoom intends to use this growing database to target offers, increase its range of product offerings and encourage future transactions and involvement with the Xoom site.

 Attractive Advertising Platform

  Xoom's free services and extensive community offerings create high volumes of traffic, enabling business advertisers to cost-effectively promote their products and services on the Xoom site. The Company's community structure also provides valuable demographic information and affinity-based member segmentation that increase advertisers' ability to target campaigns. Further, the diversity of interest groups among members creates potential markets for a broad range of products and services, resulting in a correspondingly broad range of advertising customers.

 Customer Convenience

  Using e-mail technology as a direct marketing tool, the Company creates attractive electronic commerce opportunities for potential purchasers. Xoom's order processing services are available 24 hours a day, seven days a week, which facilitates on-demand ordering. Purchasers can reach the Xoom site from the home or office. The Company ships products directly to the customer's address, without the need to travel to a store, thereby enhancing convenience, particularly for customers in international or rural locations where traditional retail distribution cannot be supported.

STRATEGY

  The Company's objective is to be the world's largest community-based direct selling channel on the Internet. Key strategies to achieve this objective include:

 Focus on Membership Growth

  The Company plans to increase membership by: (i) maintaining a large and diverse range of active communities focused on special interest categories;
(ii) offering a broad and expanding array of free services; and (iii) marketing its free services through the Internet. In addition, the Company intends to continue to seek acquisitions and strategic alliances to increase membership.

 Build Strong Brand Recognition

  The Company believes that establishing and leveraging the Xoom brand is critical to its ultimate success. The Company has already benefited from word-of-mouth marketing of its brand through interactions between existing and prospective members. The Company intends to increase brand equity through effective marketing and promotion, improved customer service and the completion of strategic acquisitions and alliances.

 Promote Repeat Usage and Member Loyalty

  The Company believes that community-based Web sites have an inherent potential for creating and retaining a loyal membership base, particularly when combined with free service offerings such as those provided by the Company. As members invest time and energy in Xoom's services, members may become less inclined to switch to alternate services. The Company intends to promote repeat usage and member loyalty by maintaining and improving its range of communities and free services, expanding the breadth and depth of its product offerings and remaining responsive to member suggestions.

 Effectively Convert Traffic and Membership Into Commerce Revenue

  Xoom intends to leverage its community structure and direct marketing capabilities to increase revenue. The Company has developed a number of community categories whose members potentially have common purchasing needs (e.g., Web cameras for groups that wish to communicate by video conference). The Company also believes that there are opportunities for cross-selling complementary merchandise or upselling related products into existing communities. In addition, the Company intends to make further product offers via e-mail and to continue providing convenient access for purchasers in order to induce immediate purchases.

 Offer New Products and Services

  The Company's primary product offerings currently include computer software, computer accessories and peripherals, consumer electronics and clip art on CD-ROM. In the fourth quarter of 1998, the Company intends to introduce a DVD movie club, gift items, health-related products and a travel club. Future offerings may include educational products, books, housewares, pet supplies, office supplies and other items that appeal to members and are profitable to the Company.

 Increase Advertising Revenue

  The Company intends to increase its advertising revenue by focusing on a number of key strategies, including expanding its advertising customer base, increasing advertising rates, page views and the average size and length of advertising contracts, hiring additional direct sales representatives and continuing to invest in improving its ad serving and targeting technology. The Company also intends to offer special sponsorship and events-driven promotional advertising programs to build brand awareness, generate leads and drive traffic to an advertiser's site and to sell sponsorships of special interest pages where topically focused content is aggregated on a permanent area within a community.

 Expand Internationally

  The Company believes that the anticipated international growth of Internet usage has the potential to generate significant additional revenue for Xoom. According to IDC, the number of Web users outside of the United States is projected to increase from approximately 30 million in 1997 to approximately 184 million in 2002. For the six months ended June 30, 1998, international sales comprised 36% of the Company's total net revenue and 50% of electronic commerce revenue. The Company believes that it is particularly well-positioned to benefit from international sales growth because, unlike traditional retailers, the Company is not encumbered with an international distribution infrastructure that can depress margins. In addition, the Company believes that it has a distinct advantage over catalog and store-based retailers located in the United States because such retailers are typically prohibited from shipping products internationally due to restrictions in their agreements with product manufacturers. The Company intends to enter into partnerships with local companies in order to increase its international presence and sales.

 Pursue Strategic Acquisitions and Alliances

  To date, the Company has entered into a number of acquisitions, license arrangements and strategic alliances in order to build its membership base and services, provide community-specific content, generate additional traffic and establish additional sources of net revenue. These include the acquisition of a chat service, an HTML-based e-mail product, a Web page counter and guestbook service, as well as an exclusive license arrangement with an online greeting card service. Xoom has also formed alliances with Phillips Publishing for developing a co-branded investing community, ZDNET for clip-art marketing, and USA Today for Web-based community services, among others. A typical alliance provides the partner with branding flexibility, incremental traffic, potential increases in membership and revenue and integration of service offerings at no extra cost to the partner. The Company intends to continue making acquisitions to increase reach and membership and to seek additional strategic alliances with content and distribution partners, including alliances that create co-branded sites through which Xoom markets its services.

 Maintain and Improve Technological Focus and Expertise

  The Company believes that highly advanced functionality and performance of its Xoom site are critical to its ultimate success. The Company is committed to site reliability and accessibility, and intends to make continuous enhancements to its technology, such as upgrading and expanding server and networking infrastructure, increasing fault tolerance and improving Internet connections. In addition, the Company intends to increase the efficiency of its transaction processing and fulfillment operations and the sophistication of its direct marketing campaign management software.

XOOM PRODUCTS AND SERVICES

  By offering free services, Xoom creates a diverse range of communities and a critical mass of members with whom to interact. Xoom provides each member with 11 megabytes of disk space on its servers and the use of powerful Web publishing tools for the rapid creation of a personalized Web site. Additionally, the Company offers members free e-mail, chat, online clip art and online greeting cards, while also providing excellent customer service and high-quality site performance. Members can participate in one or more of over

200 communities and link to their personal Web sites, allowing them to take advantage of the Company's services without the need to access the Xoom site directly.

 How Visitors Become Members

  To become a member, a visitor must give a valid e-mail address as well as permission to be re-contacted with targeted news and product offers by e-mail. A new member can then use one or more of Xoom's free services, such as building a Web page, joining a community or sending an online greeting card, or can purchase products at a discount. Xoom's services are designed so that their use attracts new members. For example, online greeting cards contain a message that informs the recipient of the card's origins and provides information on how the recipient can learn more about Xoom and become a member. The Company also encourages members to link their Web sites and communities to users outside of Xoom, thereby increasing Xoom's visibility among potential members.

 Converting Membership Into Commerce Revenue

  Following membership registration, Xoom sends the new member an e-mail with password and membership confirmation, along with an initial product offer. Thereafter, Xoom sends the member an e-mail approximately once a week, containing product offerings or informational newsletters. Each e-mail contains directions for removal from Xoom's address list, should the member wish to stop receiving offers. Product offers are made to members worldwide using direct marketing techniques. Currently, the Company typically makes product offers to its entire membership base. In the future, as more members join topical communities and the Company further develops its member database, the Company believes it will be able to effectively target consumers having an affinity for certain products and services. Frequent directed e-mail offers, combined with ease of ordering, provide a context for on-demand purchases of products and services. The following chart details Xoom's major product offerings for the six months ended June 30, 1998 and prices for each category:


    PRODUCT CATEGORY            PRICE RANGE           PRODUCTS OFFERED




  Computer Software            $15-$50               Photo editing
                                                     software, Web
                                                     utilities

  Computer Accessories         $69-$99               Modems, computer video
  and Peripherals                                    cameras

  Consumer Electronics         $179                  Digital cameras

  Clip Art                     $19-$79               CD-ROM clip art
                                                     collections


ACQUISITIONS AND STRATEGIC ALLIANCES

  The Company has entered into a number of acquisitions, license arrangements and strategic alliances in order to increase its free service offerings, provide community-specific content, generate additional traffic, increase membership and establish additional sources of revenue. The Company intends to evaluate acquisition opportunities and to seek additional strategic alliances with content and distribution partners. The Company believes that alliances will prove attractive to potential partners because they are designed to provide them with branding flexibility, incremental traffic, potential increases in membership and revenue and integration of service offerings at no extra cost to the partner.

 Acquisitions and License Arrangements

  . Paralogic Chat Network. In March 1998, the Company acquired Paralogic and obtained a perpetual license to Paralogic's chat software. This transaction provided Xoom with chat functionality and a ready-made base of approximately 140,000 member chat rooms. Since this acquisition, the total number of member chat rooms has increased to approximately 250,000, and chat rooms have generated over 1.6 million new Xoom members.

  . Sitemail. In June 1998, the Company acquired Sitemail, an HTML-based e-mail product, through its acquisition of Global Bridges and the purchase of certain technology from Revolutionary Software, thereby expanding the Company's suite of member services. The Company believes that through its ownership of the Sitemail technology and the hosting of member mailboxes, it will gain an increased ability to e-mail customized offers or offers with enhanced features, such as graphics, to members who use the Sitemail service.

  . Greetings Online. In June 1998, the Company entered into an exclusive, perpetual license with ArcaMax that gave the Company the ability to offer Greetings Online, a free online greeting card service, to members. The Company believes that in the future the Greetings Online service will allow it to bundle offers of gift items to users of the service.

  . Pagecount. In July 1998, the Company acquired the assets of Pagecount, a Web page counter and guestbook service, which provides Xoom with promotional space on a network of approximately 250,000 Web sites. The Company believes that this network has the potential to expand Xoom's reach significantly.

  Acquisitions carry numerous risks and uncertainties, including difficulties in the integration of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic and business markets in which the Company has no or limited prior experience and potential loss of key employees of acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business, results of operations and financial conditions. In addition, there can be no assurance that the Company will be successful in identifying potential acquisition candidates. See "Risk Factors--Risks Associated With Acquisitions."

 Strategic Alliances

  The Company has entered into a number of strategic alliances, including the following:

  . Phillips Publishing. Xoom is developing a co-branded investing community with Phillips Publishing, the largest publisher of newsletters in the U.S. The site will feature 15 investment advisers and their newsletter content, a ticker and portfolio service and subscription, and other merchandise offerings. Xoom and Phillips will share revenue from advertising and product and service sales in this co-branded investing community.

  . ZDNet. Xoom has created and hosts a co-branded site, with the look and feel of the ZDNet Web site, that markets Xoom's clip art to ZDNet visitors. Xoom and ZDNet share revenue from advertising and product sales on the co-branded site.

  . USA Today. Xoom has created and hosts a co-branded site, with the look and feel of the USA Today site, that provides the USA Today audience with the use of Xoom's services. The Company has the opportunity to sign up visitors to this site. Xoom and USA Today share revenue from advertising and product sales on the co-branded site.

  . Ulead Systems, Inc. Xoom has an agreement with Ulead Systems to use its database of over 300,000 e-mail addresses and to market products to persons on this list. The Company has licensed a number of Ulead Systems' products for inclusion in bundled product offerings to Xoom members, customers in Ulead Systems' e-mail database and other e-mail lists owned or licensed by the Company. Additionally, Ulead Systems markets Xoom products directly from its Web site and receives a commission on any sales.

  . Entertainment Drive LLC. Xoom has an agreement with Entertainment Drive LLC ("Entertainment Drive") where Entertainment Drive will create and host a co-branded site, with the look and feel of the Xoom site, that will market Entertainment Drive's online Cranky Critic Movie Reviews, Entertainment News and Celebrity Profiles. Additionally, Xoom will create and host a co-branded site, with the look and feel of the Entertainment Drive site, that will market Xoom's online streaming classic movies. Both Xoom and Entertainment Drive will create links and promotions on their respective sites to promote each other's co-branded site. This agreement also gives Xoom the right to use Entertainment Drive's database of about 300,000 e-mail addresses in order to market products to persons on this list. Xoom and Entertainment Drive share revenue from sales made using Entertainment Drive's database.

  In addition to the above relationships, the Company also has relationships with InfoSpace, Inc., Netopia, Inc. and Sausage Software Ltd. Although the Company views its strategic relationships as a key factor in its overall business strategy, there can be no assurance that its strategic partners will view their relationships with the Company as significant to their own business or that they will not reassess their commitment to the Company in the future. There can be no assurance that any party to a strategic alliance agreement with the Company will perform its obligations as agreed or that any strategic agreement would be specifically enforceable by the Company. The Company's arrangements with its strategic partners generally do not establish minimum performance requirements for the Company's strategic partners but instead rely on their voluntary efforts. In addition, most of the Company's agreements with its strategic partners may be terminated by either party with little notice. Therefore, there can be no assurance that these relationships will be successful. In the event that a strategic relationship is discontinued for any reason, the Company's business, results of operations and financial condition may be materially adversely affected. In addition, there can be no assurance that the Company will be successful in establishing additional strategic relationships. See "Risk Factors--Reliance On Strategic Relationships."

SALES AND MARKETING

  The Company's sales and marketing strategy is designed to strengthen awareness of the Xoom brand, increase online traffic, build member loyalty, maximize repeat purchases, increase the size and frequency of electronic commerce transactions and develop additional revenue opportunities.

 Marketing the Xoom Site

  Historically, the Company's marketing of its services has been primarily by word-of-mouth and indirect promotions by members with links to the Xoom site and through the use of its services. For example, each e-mail that a member sends using Xoom's e-mail service contains a message from Xoom that promotes Xoom's service offerings. The Company believes that such relationship marketing will continue to generate a substantial amount of additional traffic and new members. To augment these marketing efforts, the Company intends to initiate a more formal, aggressive brand promotional campaign to enhance membership growth and draw additional advertisers and commerce partners. The Company may use a portion of the net proceeds from the offering to launch a number of promotional campaigns, some of which may be in traditional media, including print, radio, billboard and television and some of which may be through the Web. All promotions will be designed to increase traffic and brand awareness and an understanding of the Company's community model. The Company also intends to introduce a number of other brand awareness and membership retention programs on its own site to leverage its large and growing member base and visitor traffic. See "Risk Factors--Reliance On Strategic Relationships."

 Product Marketing

  Xoom applies a sophisticated direct marketing program, modeled after traditional direct mail campaigns, to generate product sales. Regular e-mails communicate targeted offers to members at an extremely low cost to the Company. As Xoom gathers additional information about its members, it intends to further target its offers and increase its range of product offerings. The Company has developed marketing campaign-management software that uses statistical techniques to analyze a test campaign and to predict the expected response rate to such campaign if it is rolled out to a larger group of members. Results are usually available in less than one day. This allows the Company to quickly and efficiently test-market potential product offerings. On the basis of these tests, Xoom selects product offers for a larger audience and tests price to maximize response, sales or profitability. Tests also allow the Company to structure campaigns that maximize member retention.

 Advertising

  The Company has a direct sales organization, located in New York and San Francisco, that is dedicated to developing and maintaining close relationships with top advertisers and leading advertising agencies nationwide. The Company also has arrangements with a number of third-party advertising sales representatives. The Company's sales organization is focused solely on selling advertising on all Xoom properties. The Company's sales organization consults regularly with advertisers and agencies on design and placement of their Web-based advertising, provides advertisers with advertising measurement analysis and focuses on providing a high level of customer service and satisfaction.

  Currently, advertisers and advertising agencies enter into short-term agreements, on average one to two months, pursuant to which they receive a guaranteed number of impressions for a fixed fee. Advertising on Xoom currently consists primarily of banner-style advertisements that are prominently displayed at the top of pages on a rotating basis throughout the Xoom site. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser an opportunity to directly interact with an interested customer. The Company's standard rate card cost per thousand impressions ("CPM") for banner advertisements currently ranges from $8 to $12, depending upon location of the advertisement and the extent to which it is targeted for a particular audience. Discounts from standard CPM rates may be provided for higher volume, longer-term advertising contracts.

 Advertising Customers

  During the first six months of 1998, Xoom had over 40 advertisers on its Web site. During the six months ended June 30, 1998, the Company's five largest advertising customers accounted for approximately 44% of advertising revenue (approximately 6% of total net revenue). The following is a list of the Company's top 15 advertising customers by net revenue for the six months ended June 30, 1998:

   3Com Corporation        Hotel Reservations Network SimpleNet, Inc.
   Amazon.com              i-traffic, Inc.            Spree.com Corporation
   Cyberian Outpost, Inc.  One & Only                 USA Net, Inc.
   Datek Holdings
    Corporation            QSpace, Inc.               VisiCom, Inc.
   DLJDirect Inc.          Real Networks, Inc.        Visual Properties L.L.C.

CUSTOMER SERVICE AND SUPPORT

  The Company believes that the strength of its customer service and technical support operations is critical to its success in maintaining its membership base, increasing membership and encouraging repeat usage and purchases. The Company has established a team of customer service and technical support professionals who process inquiries and monitor the status of orders, shipments and payments, operating from 7 a.m. to 6 p.m. Pacific time Monday through Friday. Members can access customer service by e-mail and customers can access a toll-free telephone number. The Company intends to enhance and automate the e-mail response portions of its customer service and technical support operations in the near future.

WAREHOUSING AND FULFILLMENT

  The Company has no fulfillment operation or warehouse facility of its own, and currently relies solely on Banta for all warehousing and fulfillment services. As a result of its product testing, the Company does not generally carry large amounts of inventory of any given product. All shipments are made from Banta's warehouse in Orem, Utah. In the event that the Company's product sales increase substantially, particularly abroad, Banta has facilities within and outside of the United States that can handle additional shipment and warehousing needs. See "Risk Factors--Reliance On Certain Vendors."

  The Company uses automated interfaces for accepting, sorting and processing orders to enable it to achieve the most rapid and economical purchase and delivery terms. Approximately 95% of orders are processed online, with the remainder by telephone, fax or mail. Once the Company receives an order, it sends a confirmation by e-mail to the customer. At the end of each day, the Company sends all orders to Banta for processing. Banta then packs and ships orders, providing confirmation to Xoom along with UPS shipping information for all ground-shipped US orders. International orders are sent by international air mail. Xoom forwards shipping information by e-mail to customers, along with a link to UPS for package tracking.

TECHNOLOGY AND INFRASTRUCTURE

  The Company has developed an open standard hardware and software system that is designed for reliability. System architecture is based on a distributed model that is highly scalable, flexible and modular, emphasizing extensive automation and a high degree of redundancy that is designed to minimize single points of failure. The system integrates site management, customer interaction, inventory management, network monitoring, quality assurance, transaction processing and fulfillment services. Currently, the system has 2.5 terabytes of unformatted disk space, supports over 25 million hits per day, has a peak bandwidth of over 90 megabits per second and transfers 350 megabytes of data each day.

  The Company uses network servers that are housed separately by application at Exodus in Santa Clara, California and Frontier in Sunnyvale, California, third-party and public domain server software optimized internally by the Company and internally developed tools and utilities. Requests for files are distributed to the appropriate servers using F5 Labs Big IP load distribution and balancing hardware. The Company also employs in-house monitoring software that includes automated diagnostic programs and intelligent agents, which test and measure system response, create reports for evaluation by technical staff and generate pager calls in the event of system failures. Additional software monitors abuse of the site by members and potential hackers. Reporting and tracking systems generate daily membership, order and campaign reports. Membership and mailing engines allow for efficient deployment of member data and targeting of e-mail campaigns.

  Member-generated content is stored on a redundant array of independent disks. Member profile information is stored on multiple disk arrays using Oracle database software and backed up to long-term tape storage devices on a daily basis. The Company will continue to upgrade and expand its server and networking infrastructure in an effort to improve its fast and reliable access to the Company's Web site and communities. Any system failure that causes an interruption in service or a decrease in responsiveness of the Company's Web site could result in less traffic on the Company's Web site and, if sustained or repeated, could impair the Company's reputation and the attractiveness of its brand.

  Site connectivity to the Internet is provided via multiple DS-3 and OC-3 links on a 24 hour-a-day, seven days per week basis by Exodus and Frontier. Exodus and Frontier also provide and manage power and environmentals for the Company's networking and server equipment. The Company manages and monitors its servers and network remotely from its headquarters in San Francisco, California. The Company strives to rapidly develop and deploy high-quality tools and features into its system without interruption or degradation in service. Any disruption in the Internet access provided by Exodus or Frontier, or any interruption in the service that Exodus or Frontier receives from other providers, or any failure of Exodus or Frontier to handle higher volumes of Internet users to the Xoom site could have a material adverse effect on the Company's business, results of operations and financial condition.

See "Risk Factors--Risks Of Capacity Constraints; System Failures; Technological Risks" and "Risk Of Reliance On Internally Developed Systems."

COMPETITION

  The market for community-based direct selling channels on the Internet is new and rapidly evolving, and competition for members, consumers, visitors and advertisers is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. The Company believes that the principal competitive factors for companies seeking to create communities on the Internet are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access for visitors. Other companies who are primarily focused on creating Web-based communities on the Internet and with whom the Company competes are Tripod, GeoCities, WhoWhere (through the WhoWhere and Angelfire Web sites) and theglobe. The Company could also face competition in the future from Web directories, search engines, shareware archives, content sites, commercial OSPs, sites maintained by ISPs, traditional media companies and other entities that attempt to or establish communities on the Internet by developing their own community or acquiring one of the Company's competitors. Further, there can be no assurance that the Company's competitors and potential competitors will not develop communities that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's communities. The Company also competes for visitors with many Internet content providers and ISPs, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by ISPs, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as AOL, CNET, CNN/Time Warner, Excite, Infoseek, Lycos, Netscape, Microsoft and Yahoo!. The Company also competes with many companies for advertisers, including those companies with whom the Company competes for visitors as well as traditional forms of media such as newspapers, magazines, radio and television. The Company believes that the principal competitive factors in attracting advertisers include the amount of traffic on its Web site, brand recognition, customer service, the demographics of the Company's members and viewers, the Company's ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by the Company. The Company believes that the number of Internet companies that obtain revenue from Web-based advertising will increase substantially in the future. Accordingly, the Company will likely face increased competition, resulting in increased pricing pressures on its advertising rates which could in turn have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also expects to encounter intense competition in the online commerce market. The Company currently or potentially competes with a variety of other companies. These competitors include various traditional computer retailers including CompUSA and MicroCenter, various mail-order retailers including CDW, Micro Warehouse, Insight, PC Connection and Creative Computers, various Internet-focused retailers including Amazon.com, Egghead.com, software.net, NECX Direct, various manufacturers that sell directly over the Internet including Dell, Gateway, Apple and many software companies, a number of online service providers including AOL and the Microsoft Network that offer computer products directly or in partnership with other retailers, some non-computer retailers such as Wal-Mart that sell a limited selection of computer products in their stores and computer products distributors which may develop direct channels to the consumer market. Increased competition from these and other sources could require the Company to respond to competitive pressures by establishing pricing, marketing and other programs or seeking out additional strategic alliances or acquisitions which may be less favorable to the Company than would otherwise be established or obtained, and thus could have a material adverse effect on the business, prospects, financial condition and results of operations of the Company.

  Many of the Company's existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and ISPs, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by ISPs will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, substantially all of the Company's current advertising customers and strategic partners also have established collaborative relationships with certain of the Company's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that the Company will be able to grow its membership base, traffic levels and advertiser customer base at historical levels or retain its current members, traffic levels or advertiser customers, or that competitors will not experience greater growth in traffic than the Company as a result of such relationships which could have the effect of making their Web sites more attractive to advertisers, or that the Company's strategic partners will not sever or elect not to renew their agreements with the Company. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

  The Company regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The Company currently has no patents or patents pending and does not anticipate that patents will become a significant part of the Company's intellectual property in the foreseeable future. The Company also generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization or to develop similar technology independently. The Company pursues the registration of its service marks in the United States and internationally, and has applied for and obtained the registration in the United States and certain other countries for a number of its service marks, including "Xoom" and the Xoom "X-in-circle" logo. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's services are distributed or made available through the Internet, and policing unauthorized use of the Company's proprietary information is difficult.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the Company. There can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its proprietary information. Any such infringement or misappropriation, should it occur, might have a material adverse effect on the Company's business, results of operations and financial condition. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time, the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by the Company and the content generated by its members. Such claims and any resultant litigation, should it occur, might subject the Company to significant liability for damages and might result in invalidation of the Company's proprietary rights and even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of management time and attention, any of which might have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Legal Proceedings."

  The Company currently licenses from third parties certain technologies incorporated into the Company's Web site. As it continues to introduce new services that incorporate new technologies, it may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms, if at all. The inability of the Company to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of its existing services until equivalent technology is identified, licensed and integrated.

  The Company has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate, or that third parties will not infringe or misappropriate the Company's copyrights, trademarks and similar proprietary rights.

  In addition, the Company believes that its success to date and its future success will depend in part upon its ability to provide reviews and other information about the products that it sells. As an online publisher, the Company may face potential liability for copyright, trademark or patent infringement, defamation or other claims based on the nature and content of materials that the Company publishes or distributes. Defending such claims, or liability arising out of such claims, could have a material adverse effect on the Company. Moreover, because of the interconnectivity currently provided on the Company's Web site, and because the Company expects to greatly expand such interconnectivity in the future, the Company could be exposed to liability with respect to content that it does not control on member Web sites, in member chat rooms and from other services available currently or in the future. Insurance carried by the Company may not be sufficient to offset liability arising from these types of liabilities, and any liability in excess of such coverage could have a material adverse effect on the Company. See "Risk Factors--Dependence On Intellectual Property Rights; Risks Of Infringement; Liability For Online Content."

LEGAL PROCEEDINGS

  Xoom acquires rights to license and distribute software clips, including clip art, and movies from third parties. In June 1997, Sprint, an Australian company, licensed to Xoom certain clip art. In January 1998, Xoom became aware that Imageline claimed to own the copyright in certain images that Sprint had licensed to Xoom. Some clip art images that Imageline alleged infringed Imageline's copyright were included by Xoom in versions of Xoom's Web Clip Empire product and licensed by Xoom to third parties, including other software clip publishers. Xoom's contracts with such publishers require Xoom to indemnify the publisher if copyrighted material licensed from Xoom infringes a copyright. Xoom and Imageline have engaged in discussions, but were unable to reach any agreement regarding a resolution of this matter. On August 27, 1998 Xoom filed a lawsuit in the United States District Court for the Eastern District of Virginia against Imageline, certain parties affiliated with Imageline, and Sprint regarding Xoom's and its licensees' alleged infringement on Imageline's copyright in certain clip art that Xoom licensed from Sprint. The lawsuit seeks, among other relief, disclosure of information from Imageline concerning the alleged copyright infringement, a declaratory judgement concerning the validity and enforceability of Imageline's copyrights and copyright registrations, a declaratory judgement regarding damages, if any, owed by Xoom to Imageline, and indemnification from Sprint for damages, if any, owed by Xoom to Imageline. While the Company is seeking indemnification from Sprint for damages, there can be no assurance that Sprint will be able to fulfill the indemnity obligations under its license agreement with Xoom. There can be no assurance as to the outcome of the claims asserted by Imageline and the related litigation. Such claims or litigation could result in a decision adverse to the Company. A decision adverse to the Company in any of these matters could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, litigation, regardless of its merits could result in substantial costs to the Company and divert management's attention from the Company's operations. In light of the Imageline claim and the resulting litigation the Company is evaluating it policies and procedures regarding its licensing and distribution of software clips. There can be no assurance that third parties will not assert infringement claims against the Company. Any misappropriation or infringement could result in litigation which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence On Intellectual Property Rights; Risks Of Infringement; Liability For Online Content."

EMPLOYEES

  As of June 30, 1998, the Company had 39 full-time employees, including 11 in marketing and sales, 19 in operating and development and 9 in finance and administration. The Company's future success will depend, in part, on its ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, the Company also employs independent contractors to support its research and development, marketing, sales and support and administrative organizations. The Company's employees are not covered by any collective bargaining agreement, and the Company has never experienced a work stoppage. The Company believes its relations with its employees are good.

FACILITIES

  The Company's headquarters are currently located in a leased facility in San Francisco, California, consisting of approximately 18,700 square feet of office space, which is under a lease that expires September 30, 2007. The Company's former headquarters were located in a leased facility in San Francisco, California, consisting of approximately 6,500 square feet of office space, which is under a lease that expires January 31, 1999. The Company has entered into a sublease with a third party for 2,800 square feet of this space. The Company has also leased approximately 1,000 square feet of office space in New York through May 31, 2001 for its East Coast sales offices.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company and their respective ages as of June 30, 1998, are as follows:

NAME                       AGE     POSITION
----                       ---     --------
Chris Kitze(1)................39.       Chairman of the Board, Secretary and Director
Laurent Massa...............38...       Chief Executive Officer, President and Director
John Harbottle..............43...       Vice President, Finance and Chief Financial Officer
Vijay Vaidyanathan..........33...       Chief Technology Officer and Director
Russell S. Hyzen............32...       Vice President, Business Development
Alicia Marziali.............33...       Vice President, Advertising Sales
Janine Popick...............30...       Vice President, Direct Marketing
Bob Ellis...................62...       Publisher and Director
James Heffernan(1)(2).......56...       Director
Jeffrey Ballowe(1)..........42...       Director
Philip Schlein(2)...........64...       Director
Robert C. Harris, Jr........51...       Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  Chris Kitze co-founded the Company and has served as Chairman of the Board and Secretary since that time. From April 1996 until December 1996, Mr. Kitze also served as the Company's President and Chief Executive Officer. In June 1995, Mr. Kitze co-founded Point Communications Corporation ("Point Communications"), a Web directory company, which was acquired by Lycos in October 1995, after which Mr. Kitze served as Lycos' Vice President of Marketing until June 1996. From June 1994 until June 1995, Mr. Kitze served as Publisher at Softkey International (now The Learning Company). In September 1991, Mr. Kitze co-founded Aris Entertainment, a CD-ROM publishing company and served as its President until June 1994. Mr. Kitze holds a B.S. in Chemical Engineering from the University of Colorado.

  Laurent Massa co-founded the Company and has served as its Chief Executive Officer and President since December 1996. Mr. Massa has also served on the Company's Board of Directors since February 1998. From September 1996 to June 1998, Mr. Massa also served as the Company's Chief Financial Officer. From May 1995 until September 1996, Mr. Massa served as Vice President of New Ventures of Olivetti Telemedia, a telecommunications company based in Milan. Prior to joining Olivetti, Mr. Massa joined WordStar International in March 1991 as Director of Marketing, Europe, and became Vice President, International of Softkey International (now The Learning Company), following Softkey's merger with WordStar and Spinaker in February, 1993. Mr. Massa holds an MBA from the European Business School.

  John Harbottle has served as the Company's Vice President, Finance and Chief Financial Officer since August 1998. From February 1996 to February 1998, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of Mastering Computers, Inc., an information technology training and CBT software development and manufacturing company and then worked as an independent consultant for Mastering Computers, Inc. from February to July 1998. From October 1994 to February 1996, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of Zenger-Miller, an international management/leadership training, consulting and education company. From January 1992 to October 1994, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of IFS, an international consumer products and direct marketing company. Mr. Harbottle is a director of WebSoftware Corporation. Mr. Harbottle holds a B.S. in Business Administration from the University of California, Berkeley.

  Vijay Vaidyanathan has served as the Company's Chief Technology Officer and as a Director since March 1998. Prior to joining the Company, Mr. Vaidyanathan co-founded Paralogic Corporation, an internet software company, and served as its President and Chief Executive Officer from January 1995 until its acquisition by the Company in March 1998. Prior to founding Paralogic Corporation Mr. Vaidyanathan served as Engineering Manager at Frontline Design Automation, an electronic design automation company from July 1994 until December 1994 and as Engineering Manager at Zycad Corporation, an electronic design automation company from February 1991 until July 1994. Mr. Vaidyanathan also serves on the board of Paralogic Software Corporation, a software company, and Santa Clara Valley School, Inc., a non-profit school he co-founded in 1995. Mr. Vaidyanathan holds an M.S. in Instrumentation Technology from the Birla Institute of Technology and Science in India and an M.S. in Computer Science from the State University of New York at Albany.

  Russell S. Hyzen has served as the Company's Vice President of Business Development since December 1997 and as the Company's director of Business Development from November 1996 to December 1997. Prior to joining the Company, Mr. Hyzen served as Business Development Manager for Quote.com, an Internet Financial Services Company, from December 1995 to October 1996. From November 1993 to December 1995, he worked as an independent consultant. In August 1991, Mr. Hyzen founded Pacific Coast Lending, a mortgage brokerage company, and he served as its President until November 1993. Mr. Hyzen holds a B.S. in Business Administration from California State University, Northridge.

  Alicia Marziali has served as the Company's Vice President, Advertising Sales, since December 1997. From October 1995 to November 1997, Ms. Marziali held a number of management positions with Lycos most recently as Director of Sales, Eastern Region. From December 1994 until September 1995, Ms. Marziali served as Director of Network Sales for Point Communications. Prior to joining Point Communications, Ms. Marziali was a Regional Sales Manager for College Bound Magazine from September 1993 until October 1994. From February 1992 to August 1993, she was employed as a Senior Account Manager for Linnette & Harrison, an advertising agency. From January 1990 to December 1992, she worked as an Account Manager for Chalek & Chalek, an advertising agency. Ms. Marziali holds a B.A. in Communications from Montclair State University.

  Janine Popick has served as the Company's Vice President of Direct Marketing since April 1998. From November 1997 until April 1998, Ms. Popick served as Manager of Direct Marketing for FileMaker, Inc., a wholly-owned subsidiary of Apple Computer. From January 1996 to November 1997, Ms. Popick served as Manager of Direct Marketing of Insignia Solutions, a computer software company. Prior to joining Insignia Solutions, Ms. Popick served as Manager of Direct Marketing of Claris Corporation, a computer software company, from September 1994 to January 1996. From December 1993 to August 1994, Ms Popick served as Manager of Direct Marketing for Symantec Corporation, a software company. She was an account executive at JDA Corp., an enterprise software solutions company, from September 1993 to December 1993. Ms Popick holds a B.A. in Communications and English from Hofstra University.

  Bob Ellis has served as a director of the Company and as publisher since August 1997. From July 1995 to July 1997, Mr. Ellis was President of Paris Productions, an online publishing company. In January 1988, he founded Compact Publishing Company ("Compact"), a publishing company and served as its Chief Executive Officer until its acquisition by Softkey International (now The Learning Company) in July 1994, after which he served as Vice President of Publishing of Softkey until July 1995. Prior to founding Compact, Mr. Ellis was a Vice President of Time-Life, Inc. and President of Time-Life Software. Mr. Ellis holds a B.A. in Philosophy from Yale and an M.A. in History from the University of Chicago.

  James J. Heffernan has served as a director of the Company since June 1998. Mr. Heffernan co-founded USWeb Corporation, an internet professional services company in December 1995 and has served as its Executive Vice President, Chief Financial Officer, Secretary and a Director since that time. From May 1993 to July 1994, he worked as an independent consultant and then joined Interlink Computer Sciences, Inc. in July 1994 as Chief Financial Officer, where he served until January 1996. From March 1992 to May 1993, Mr. Heffernan served as Chief Financial Officer and Chief Operating Officer of Serius. Mr. Heffernan has also served as an officer of several other technology companies, including Software Publishing Corp., Zital Inc. and

Measurex Corp. Mr. Heffernan is a director of Savoir Technology Group, Inc and USWeb Corporation. Mr. Heffernan has a B.S. in Business and an MBA from Santa Clara University.

  Jeffrey Ballowe has served as a director of the Company since July 1998. From 1991 to December 1997, Mr. Ballowe served in magazine publishing sales at Ziff-Davis, including as Publisher of PC Magazine and held a number of corporate positions in which he was responsible for establishing Ziff-Davis European operations, managing Ziff-Davis' largest magazine group, launching Ziff-Davis' Internet publications, creating ZDNet and launching ZDTV. At his retirement from Ziff-Davis in December 1997, Mr. Ballowe was President of the Ziff-Davis Interactive Media and Development Group, in charge of Ziff-Davis' Internet publications, ZDNet, ZDTV and all development at Ziff-Davis. Prior to working at Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Currently, Mr. Ballowe is Chairman of the Board of Directors of Dejanews, serves on the boards of USWeb, Personalogic and VerticalNet, and is an Internet Capital Group Venture Partner. Mr. Ballowe holds a B.A. in French from Lawrence University, an M.A. in French from the University of Wisconsin-Madison, and an MBA from the University of Chicago.

  Philip Schlein has served as a Director of the Company since July 1998. Since April 1985, Mr. Schlein has been a general partner of U.S. VenturePartners, a venture capital firm specializing in retail and consumer products companies. From January 1974 to January 1985, Mr. Schlein served as President and Chief Executive Officer of Macy's California, a division of R.
H. Macy & Co., Inc., a department store chain. Mr. Schlein also serves on the Board of Directors of Ross Stores, Inc., ReSound Corporation, Quick Response Services, Burnham Pacific Properties, Inc. and Bebe Stores. Mr. Schlein holds a B.S. in Economics from the University of Pennsylvania.

  Robert C. Harris, Jr. has served as a director of the Company since August 1998. Mr. Harris is a Senior Managing Director of Bear, Stearns & Co. Inc. From 1989 to October 1997, he was a co-founder and Managing Director of Unterberg Harris. From 1984 to 1989, he was a General Partner, Managing Director and Director of Alex. Brown & Sons Inc. Mr. Harris is also a director of N2K, Inc., MDSI Mobile Data Solutions, Inc. and SoftNet Systems, Inc. Mr. Harris holds a B.S. and MBA from the University of California at Berkeley.

  All Directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Executive Officers are elected by and serve at the direction of the Board of Directors.

  There are no family relationships among any of the Directors or Executive Officers of the Company other than between Mr. Kitze and Ms. Marziali, who is Mr. Kitze's sister-in-law.

BOARD COMMITTEES

  The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Chris Kitze, James J. Heffernan and Jeffrey Ballowe, recommends the selection of independent public accountants to the Board of Directors, reviews the scope and results of the audit and other services provided by the Company's independent accountants, and reviews the Company's accounting practices and its systems of internal accounting controls.

  The Compensation Committee, consisting of James J. Heffernan and Philip Schlein, reviews and approves the salaries, bonuses and other compensation payable to the Company's executive officers and administers and makes recommendations concerning the Company's employee benefit plans. See "Certain Transactions."

DIRECTOR COMPENSATION

  The Company's directors receive no cash compensation for their services as Board members or committee members and are not reimbursed for expenses incurred in connection with attending Board and committee meetings. On May 15, 1998, Mr. Heffernan, an outside director, entered into a consulting agreement with the Company pursuant to which he is entitled to receive compensation in the form of Common Stock and options to purchase Common Stock for his services, which such services include serving as a member of the Board of Directors. See "Certain Transactions."

  On August 4, 1997, Bob Ellis, one of the Company's outside directors, entered into a letter agreement (the "Ellis Agreement") with the Company pursuant to which Mr. Ellis agreed to provide certain services to the Company, including serving as a member of the Board of Directors. The Ellis Agreement provides for compensation in the form of options to buy 333,333 shares of the Company's Common Stock at an exercise price of $0.02 per share, which will vest ratably over an 18 month period. The Ellis Agreement will terminate after 18 months, on February 3, 1999.

  On July 28, 1998, Jeffrey Ballowe, one of the Company's outside directors, entered into a letter agreement (the "Ballowe Agreement") with the Company pursuant to which Mr. Ballowe agreed to provide certain services to the Company, including serving as a member of the Board of Directors. The Ballowe Agreement provides for compensation in the form of options to buy 35,000 shares of the Company's Common Stock at an exercise price of $4.50 per share, which will vest monthly over a two year period or immediately upon a sale of the Company. Mr. Ballowe also receives a monthly fee of $10,000 as compensation for consulting services to be provided to the Company. Prior to the Offering, this fee is payable in options to purchase shares of the Company's Common Stock, at an exercise price of $4.50 per share, and following the Offering, this fee will be payable in shares of Common Stock based upon the stock's trading price. Mr. Ballowe will also receive compensation equal to 5% of all funds raised by him for the Company, payable in options to purchase shares of the Company's Common Stock prior to the Offering or, following the Offering, payable in the Company's Common Stock.

  On July 28, 1998, Phillip Schlein, one of the Company's outside directors, entered into a letter agreement (the "Schlein Agreement") with the Company pursuant to which Mr. Schlein agreed to provide certain services to the Company, including serving as a member of the Board of Directors. The Schlein Agreement provides for compensation in the form of options to buy 35,000 shares of the Company's Common Stock at an exercise price of $4.50 per share, which will vest monthly over a two year period or immediately upon a sale of the Company. Mr. Schlein also receives a monthly fee of $10,000 payable in the Company's Common Stock as compensation for consulting services to be provided to the Company.

  On July 28, 1998, Robert Harris, one of the Company's outside directors, entered into a letter agreement (the "Harris Agreement") with the Company pursuant to which Mr. Harris agreed to provide certain services to the Company, including serving as a member of the Board of Directors. The Harris Agreement provides for compensation in the form of options to buy 35,000 shares of the Company's Common Stock at an exercise price of $4.50 per share, which will vest monthly over a two year period or immediately upon a sale of the Company. Mr. Harris also receives a monthly fee of $10,000 payable in the Company's Common Stock as compensation for consulting services to be provided to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose aggregate salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                                    AWARDS
                                           ANNUAL COMPENSATION    SECURITIES
                                           --------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                  SALARY    BONUS   OPTIONS/SARS (#)
---------------------------                ---------- -------------------------
Laurent Massa............................. $  175,000       --     125,000
 President and Chief Executive Officer
Russell S. Hyzen.......................... $  120,000 $  3,333      80,000
 Vice President, Business Development

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants to purchase shares of Common Stock to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                                            POTENTIAL
                                                                            REALIZABLE
                                     PERCENT OF                          VALUE AT ASSUMED
                                       TOTAL                               ANNUAL RATES
                         NUMBER OF    OPTIONS                             OF STOCK PRICE
                         SECURITIES  GRANTED TO                          APPRECIATION FOR
                         UNDERLYING EMPLOYEES IN  EXERCISE                OPTION TERM(3)
                          OPTIONS   FISCAL YEAR  PRICER PER EXPIRATION --------------------
NAME                     GRANTED(1)   1997(2)      SHARE       DATE    0%($) 5% ($) 10% ($)
----                     ---------- ------------ ---------- ---------- ----- ------ -------
Laurent Massa...........  125,000       13.2%      $0.02      3/15/07   --    --      --
Russell S. Hyzen........   80,000        8.4%      $0.02     11/02/07   --    --      --

--------
(1)  Represents options granted outside the Company's stock option plans.

(2) Based on options to purchase an aggregate of 949,472 shares of Common Stock granted during fiscal 1997.

(3) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 0%, 5% and 10% from the date the option was granted over the full option term. The 0%, 5% and 10% assumed rates of appreciation are mandated by the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

   AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth certain information as of December 31, 1997 concerning exercisable and unexercisable stock options held by each of the Named Executive Officers.

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING           VALUE OF UNEXERCISED
                            SHARES                    UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           ACQUIRED                 AT FISCAL YEAR-END (#)   AT FISCAL YEAR-END ($)(1)
                              ON         VALUE     ------------------------- -------------------------
NAME                     EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ------------ ------------ ------------------------- -------------------------
Laurent Massa...........      --           --          228,906 / 283,594        $276,976 / 343,149
Russell S. Hyzen........      --           --           88,333 / 116,667         106,883 / 141,167

--------
(1) Based on the fair market value of the Company's Common Stock at December 31, 1997, of $1.23 per share (as determined by the Company's Board of Directors), less the exercise price for such shares.

EMPLOYMENT AGREEMENTS

  On July 1, 1998, Laurent Massa, the Company's President and Chief Executive Officer, entered into an employment agreement (the "Massa Agreement") with the Company. The Massa Agreement provides for an annual salary of $216,000. Mr. Massa is also eligible for an annual bonus of up to 33% of his base salary, paid quarterly based on the following criteria: (i) exceeding quarterly revenue goals: 50% of the eligible Bonus; (ii) achieving specific management team goals: 25% of the eligible bonus and (iii) achieving personal objectives that improve the organization: 25% of the eligible bonus. The goals will be set and reviewed quarterly by the Compensation Committee of the Board. Should the Company terminate Mr. Massa without Cause (as defined in the Massa Agreement), the Company is required to provide Mr. Massa 180 days' advanced written notice, and the Company may in its discretion terminate Mr. Massa's employment at any time prior to the end of such notice period, provided the Company pays Mr. Massa an amount equal to the base compensation plus benefits Mr. Massa would have earned through the balance of the above notice period. In the event the Company exercises it right to terminate Mr. Massa without Cause, Mr. Massa shall be immediately entitled to exercise 100% of any stock options granted to him by the Company that had not previously vested. If Mr. Massa is terminated by the Company without Cause, after the beginning of trading of the Company's stock on a public market, he may exercise his vested stock option for a four month period from the date Mr. Massa is notified by the Company of the intention to terminate his employment. Should the Company terminate Mr. Massa for Cause, the Company is required to pay Mr. Massa all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the Massa Agreement) pursuant to which Mr. Massa's employment with the Company is involuntarily terminated, with or without cause, Mr. Massa will be entitled to payment of an amount equal to one year's base compensation plus benefits and any and all stock options previously granted to Mr. Massa by the Company will immediately become fully vested and exercisable. Pursuant to the terms of the Massa Agreement, Mr. Massa may terminate his employment with the Company at any time for any reason by providing the Company with thirty days written advance notice. Should Mr. Massa's employment with the Company terminate for any reason, the Massa Agreement further provides that Mr. Massa (i) will not use any Proprietary Information of the Company with the Company's prior written consent, (ii) will not use any Confidential Information to compete against the Company or any of its employees and (iii) will not, for one year following termination, solicit any customer or employee of the Company. Mr. Massa will be eligible for an annual review of the Massa Agreement no later than July 20, 1999. Pursuant to a letter agreement entered into prior to the Massa Agreement, the Company granted to Mr. Massa options to purchase up to an aggregate of 512,500 shares of Common Stock at a per share exercise price of $0.02.

  On August 4, 1998, John Harbottle, the Company's Chief Financial Officer, entered into an employment agreement (the "Harbottle Agreement") with the Company. The Harbottle Agreement provides for an annual salary of $144,000. Mr. Harbottle is also eligible for a discretionary quarterly bonus of up to $10,000. Should the Company terminate Mr. Harbottle without Cause (as defined in the Harbottle Agreement), the Company is required to provide Mr. Harbottle 180 days' advanced written notice, and the Company may in its discretion terminate Mr. Harbottle's employment at any time prior to the end of such notice period, provided the Company pays Mr. Harbottle an amount equal to the base compensation plus benefits Mr. Harbottle would have earned through the balance of the above notice period. In the event the Company exercises it right to terminate Mr. Harbottle without Cause, Mr. Harbottle shall be immediately entitled to exercise 100% of any stock options granted to him by the Company that had not previously vested. If Mr. Harbottle is terminated by the Company without Cause after the beginning of trading of the Company's stock on a public market, he may exercise his vested stock options for a four month period after being notified by the Company of the intention to terminate his employment. Should the Company terminate Mr. Harbottle for Cause, the Company is required to pay Mr. Harbottle all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the Harbottle Agreement) pursuant to which Mr. Harbottle's employment with the Company is involuntarily terminated, with or without cause, Mr. Harbottle will be entitled to payment of an amount equal to 6 months base compensation plus benefits and all stock options previously granted to Mr. Harbottle by the Company will immediately become fully vested and exercisable. Pursuant to the terms of the Harbottle Agreement, Mr. Harbottle may terminate his employment with the Company at any time for any reason by providing the Company with thirty days written advance notice. Should Mr. Harbottle's employment with the Company terminate for any reason, the Harbottle Agreement further provides that Mr. Harbottle (i) will not use any Proprietary Information of the Company with the Company's prior written consent, (ii) will not use any Confidential Information to compete against the Company or any of its employees and (iii) will not, for one year following termination, solicit any customer or employee of the Company. Pursuant to a letter agreement entered into prior to the Harbottle Agreement, the Company granted to Mr. Harbottle options to purchase up to 130,000 shares of Common Stock at a per share exercise price of $4.50 and options to purchase up to 30,000 shares of Common Stock at a per share exercise price of $8.00.

  The Company has entered into an employment agreement (the "Vaidyanathan Agreement"), dated March 10, 1998, as amended on August 12, 1998, with Vijay Vaidyanathan, its Chief Technical Officer. The Agreement provides that Mr. Vaidyanathan receives a yearly salary of $120,000. Mr. Vaidyanathan is also entitled to participate in the Company's medical, dental and vision insurance plan and in any other employee benefit plan adopted by the Company. Should the Company terminate Mr. Vaidyanathan without Cause (as defined in the Vaidyanathan Agreement), the Company is required to provide Mr. Vaidyanathan 90 days' advanced written notice, and the Company may in its discretion terminate Mr. Vaidyanathan's employment at any time prior to the end of such notice period, provided the Company pays Mr. Vaidyanathan an amount equal to the base compensation plus benefits Mr. Vaidyanathan would have earned through the balance of the above notice period. In the event the Company exercises it right to terminate Mr. Vaidyanathan without Cause, Mr. Vaidyanathan shall be immediately entitled to exercise 100% of any stock options granted to him by the Company that had not previously vested. If Mr. Vaidyanathan is terminated by the Company without Cause after the beginning of trading of the Company's stock on a public market, he may exercise his vested stock options for a four month period after being notified by the Company of the intention to terminate his employment. Should the Company terminate Mr. Vaidyanathan for Cause, the Company is required to pay Mr. Vaidyanathan all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the Vaidyanathan Agreement) pursuant to which Mr. Vaidyanathan's employment with the Company is involuntarily terminated, with or without cause, Mr. Vaidyanathan will be entitled to payment of an amount equal to 6 months base compensation plus benefits and all stock options previously granted to Mr. Vaidyanathan by the Company will immediately become fully vested and exercisable. Pursuant to the terms of the Vaidyanathan Agreement, Mr. Vaidyanathan may terminate his employment with the Company at any time for any reason by providing the Company with thirty days written advance notice. Should Mr. Vaidyanathan's employment with the Company terminate for any reason, the Vaidyanathan Agreement further provides that Mr. Vaidyanathan (i) will not use any Proprietary Information of the Company with the Company's prior written consent, (ii) will not use any Confidential Information to compete against the Company or any of its employees and (iii) will not, for one year following termination, solicit any customer or employee of the Company. Mr. Vaidyanathan will be eligible for an annual review of the Vaidyanathan Agreement no later than August 12, 1999. Under the Vaidyanathan Agreement, the Company granted to Mr. Vaidyanathan options to purchase up to 140,000 shares of Common Stock at a per share exercise price of $1.54.

  On July 20, 1998, Russell S. Hyzen, the Company's Vice President Business Development, entered into an employment agreement (the "Hyzen Agreement") with the Company. The Hyzen Agreement provides for an annual salary of $120,000 and a discretionary bonus of up to $10,000 per quarter to be paid upon achievement of personal and company targets to be defined. Should the Company terminate Mr. Hyzen without Cause (as defined in the Hyzen Agreement), the Company is required to provide Mr. Hyzen 90 days' advanced written notice, and the Company can, in its discretion, terminate Mr. Hyzen's employment at any time prior to the end of such notice period, provided the Company pays Mr. Hyzen an amount equal to the base compensation Mr. Hyzen would have earned through the balance of the above notice period plus benefits. In the event the Company exercises it right to terminate Mr. Hyzen without Cause, Mr. Hyzen shall be immediately entitled to exercise 100% of any stock options granted to him by the Company that had not previously vested. If Mr. Hyzen is terminated by the Company without Cause, after the beginning of trading of the Company's stock on a public market, he may exercise his vested stock option for a four month period after being informed by the Company of the intention to terminate his employment. Should the Company terminate Mr. Hyzen for Cause, the Company is required to pay Mr. Hyzen all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the Hyzen Agreement) pursuant to which Mr. Hyzen's employment with the Company is involuntarily terminated for any reason, with or without cause, Mr. Hyzen will be entitled to payment of an amount equal to six month's base compensation plus benefits and any and all stock options previously granted to Mr. Hyzen by the Company will immediately become fully vested and exercisable. Pursuant to the terms of the Hyzen Agreement Mr. Hyzen may terminate his employment with the Company at any time for any reason by providing the Company with thirty days written advance notice. Should Mr. Hyzen's employment with the Company terminate for any reason, the Hyzen Agreement further provides that Mr. Hyzen (i) will not use any Proprietary Information of the Company with the Company's prior written consent, (ii) will not use any Confidential Information to compete against the Company or any of its employees and (iii) will not, for one year following termination, solicit any customer or employee of the Company. Mr. Hyzen will be eligible for an annual review of the Hyzen Agreement no later than November 30, 1998. Pursuant to a letter agreement entered into prior to the Hyzen Agreement, the Company granted to Mr. Hyzen options to purchase up to 205,000 shares of Common Stock at a per share exercise price of $0.02. In June 1998, the Company granted Mr. Hyzen options to purchase up to an additional 20,000 shares of Common Stock at a per share exercise price of $2.22.

BENEFIT PLANS

 1998 Stock Incentive Plan

  The Company's 1998 Plan was approved by the Board of Directors and by the Company's stockholders in February 1998. The 1998 Plan provides for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock appreciation rights. The 1998 Plan also provides for the transfer or sale of Common Stock to selected individuals in connection with the performance of services to the Company or its affiliates. A total of 3,500,000 shares of Common Stock have been reserved for issuance under the 1998 Plan. As of June 30, 1998, no shares of Common Stock had been issued upon exercise of options granted under the 1998 Plan, 907,820 shares remained reserved for future issuance upon the exercise of outstanding options, and 2,592,180 shares remained available for future grant. The Board of Directors or a committee designated by the Board is authorized to administer the 1998 Plan, including the selection of individuals eligible for grants of options, issuances of Common Stock, the terms of such grants or issuances, possible amendments to the terms of such grants or issuances and the interpretation of the terms of, and adoption of rules for, the 1998 Plan. The maximum term of any stock option granted under the 1998 Plan is ten years, except that with respect to incentive stock options granted to a person possessing more than 10% of the combined voting power of the Company (a "10% Stockholder"), the term of such stock options shall be for no more than five years.

  The exercise price of nonqualified stock options and incentive stock options granted under the 1998 Plan must be at least 85% and 100%, respectively, of the fair market value of the Common Stock on the grant date except that the exercise price of incentive stock options granted to a 10% Stockholder must be at least 110% of such fair market value on the grant date. The aggregate fair market value on the date of grant of the Common Stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The purchase price of shares of Common Stock granted under the 1998 Plan must be at least 85% of the fair market value of the Common Stock on the grant date except that the purchase price of shares of Common Stock granted to a 10% Stockholder must be at least 100% of such fair market value on the grant date. The individual agreements under the 1998 Plan may provide for repurchase rights for the Company under the terms and conditions set forth in the 1998 Plan. The 1998 Plan will terminate in 2008, unless earlier terminated by the Board.

  In the event of a merger in which the Company is not the surviving entity, the sale of all or substantially all of the Company's assets or a reverse merger resulting in a change of control of the Company, each grant which is at the time outstanding under the Plan shall, unless the Administrator in its discretion decides differently, immediately prior to the specified effective date of such transaction, automatically become fully vested and exercisable with respect to 75% of the unvested shares at the time represented by such grant. To the extent it has not been previously exercised, the grant will terminate immediately prior to the consummation of such proposed transaction, unless the grant is assumed or an equivalent grant is substituted by the successor corporation.

 1998 Employee Stock Purchase Plan

  The Company's Stock Purchase Plan was approved by the Board of Directors in August 1998 and will be submitted to the Company's stockholders for approval prior to the Offering. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 300,000 shares of the Company's Common Stock has been reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, plus annual increases equal to the lesser of (i) 500,000 shares, (ii) 4% of the outstanding shares on such dates or
(iii) a lesser amount determined by the Board, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Employees hired after the consummation of the Offering are eligible to participate in the Stock Purchase Plan, subject to a six-month waiting period after hiring. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

  The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 24 months. The initial Purchase Period begins on the effective date of the Stock Purchase Plan, which is the effective date of the Company's Registration Statement relating to the Offering, and ends on December 31, 2000. Additional Purchase Periods will commence each July 1 and January 1. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on June 30, 1999. Thereafter, Accrual Periods will commence each July 1 and January 1. Exercise Dates are the last day of each Accrual Period. In the event of a merger of the Company with or into another corporation, the sale of all or substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.

  On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on both Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.

  Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay and bonuses, exclusive of overtime, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 1,250 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.

  The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

 Option Grants Outside the 1998 Stock Incentive Option Plan

  In the period between August 1996 and March 1998, options to purchase 1,549,722 shares of Common Stock were granted to the Company's directors, officers and all of the Company's employees, as well as to a number of consultants. The options were granted outside the 1998 Plan by the Board of Directors pursuant to individual stock option agreements under substantially similar terms as the options granted under the 1998 Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by the Delaware Business Corporations Act, as amended. The Company may enter into indemnification agreements with its directors and officers and is also empowered under its Bylaws to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its directors and executive officers and intends to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

  In addition, the Company's Certificate of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under the Delaware Business Corporations Act, as so amended. This provision in the Certificate of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

  Following the incorporation of the Company, Chris Kitze, one of the Company's founders, purchased 500,000 shares of Common Stock and, pursuant to a Common Stock Purchase Agreement dated August 26, 1996, Naveen Jain, an affiliate of the Company, purchased 500,000 shares of the Company's Common Stock. In connection with these transactions, the Company entered into a Stockholders' Agreement with Mr. Kitze and Mr. Jain. This Stockholders' Agreement was terminated on February 10, 1998. Pursuant to a Common Stock Purchase Agreement dated December 31, 1996, Chris Kitze and Naveen Jain purchased an additional 3,500,000 and 1,500,000 shares, respectively, of the Company's Common Stock in exchange for the cancellation of promissory notes in the amount of $700,000 and $300,000, respectively. In the same agreement, Naveen Jain contributed 1,000,000 shares of Common Stock to the Company. Pursuant to Common Stock Purchase Agreements dated February 13, 1997 and November 23, 1997, respectively, Flying Disc Investments Limited Partnership ("Flying Disc"), of which Mr. Kitze is general partner, purchased an aggregate 2,141,666 shares of Common Stock from the Company at $0.60 per share. An additional 194,805 shares of Common Stock were purchased by Flying Disc in February 1998 pursuant to a Common Stock Purchase Agreement at a price of $1.54 per share. Under a Common Stock and Warrant Purchase Agreement dated as of April 25, 1998, Flying Disc purchased 45,045 shares of Common Stock at a per share price of $2.22 along with a warrant to purchase an additional 9,009 shares at $2.22 per share. Under a Common Stock and Warrant Purchase Agreement dated as of June 18, 1998, Internet Investments, LLC ("Internet Investments") purchased 45,045 shares of Common Stock at a per share price of $2.22 along with a warrant to purchase an additional 9,009 shares at $2.22 per share.
Mr. Jain is the managing member of Internet Investments.

  Pursuant to a Stock Purchase Agreement dated February 13, 1997, Bob Ellis, one of the Company's directors, purchased 83,333 shares of the Company's Common Stock at a price of $1.20 per share. On August 4, 1997, due to a revaluation of the shares purchased by Mr. Ellis, he was awarded an additional 83,333 shares of Common Stock at the new price of $0.60 per share. In addition, on the same date, Mr. Ellis purchased an additional 333,333 shares of Common Stock at $0.60 per share.

  The Company has entered into a Consulting Agreement, dated May 15, 1998, with James J. Heffernan, an outside director of the Company. The Consulting Agreement will terminate on November 15, 1999. The Agreement provides for Mr. Heffernan to receive a monthly compensation of $10,000, paid in the form of Common Stock and options to buy 25,000 shares of the Company's Common Stock at an exercise price of $2.22 per share. Mr. Heffernan will be granted stock options to buy an additional 25,000 shares of Common Stock upon completion of the Company's initial public offering. In addition, Mr. Heffernan is entitled to a finder fee, payable in shares of the Company's Common Stock, of 5% of any investment he secures on behalf of the Company between May 15, 1998 and June 30, 1998. Under this arrangement, Mr. Heffernan received 62,755 shares of Common Stock. See "Director Compensation."

  The Company has entered into a Content License Agreement dated February 22, 1998, with Classic Media Holdings, whereby the Company was granted certain non-exclusive perpetual, world-wide licensing rights in connection with Classic Media Holdings' library of public domain movies. As consideration for the license, the Company issued 64,935 shares of the Company's Common Stock to Classic Media Holdings' principals. Mr. Kitze, the Company's Secretary and Chairman of the Board of Directors is a principal of Classic Media Holdings.

  The Company has entered into employment agreements, Indemnification Agreements and certain consulting arrangements with certain of its directors and officers. See "Management--Employment Agreements," "Director Compensation" and "Limitation Of Liability And Indemnification Matters."

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1998 and as adjusted to reflect the sale of the shares offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, and (iv) all executive officers and directors of the Company as a group.

                                                   PERCENTAGE OF COMMON STOCK
                              NUMBER OF SHARES       BENEFICIALLY OWNED(1)
                             BENEFICIALLY OWNED  ------------------------------
NAME OF BENEFICIAL OWNER    PRIOR TO OFFERING(1) BEFORE OFFERING AFTER OFFERING
------------------------    -------------------- --------------- --------------
Chris Kitze(2).............      6,282,526            46.6%
Naveen Jain(3).............      1,054,054             7.8%
Vijay Vaidyanathan(4)......        872,950             6.5%
Bob Ellis(5)...............        722,222             5.3%
Laurent Massa(6)...........        346,093             2.5%
James J. Heffernan(7)......        237,890             1.8%
Russell S. Hyzen(8)........        142,291             1.0%
John Harbottle(9)..........         15,000               *
Philip Schlein(10).........          2,847               *
Robert C. Harris, Jr.(11)..          2,847               *
Jeffrey Ballowe(12)........          1,612               *
All executive officers and
 directors as a group
 (10 persons)(13)..........      8,626,278            60.6%

--------
*  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1998 and warrants to purchase shares of Common Stock that are exercisable within 60 days of June 30, 1998 are deemed outstanding. Percentage of beneficial ownership is based upon 13,465,363 shares of Common Stock
     outstanding prior to the Offering and           shares of Common Stock
     outstanding after the Offering, as of              , 1998 and assuming no
     exercise of the Underwriters' over-allotment option. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Xoom, Inc., 300 Montgomery Street, Suite 300, San Francisco, California 94104.

 (2) Includes 6,273,517 shares of Common Stock and warrants to purchase 9,009 shares of Common Stock held by Flying Disc, of which Mr. Kitze is a general partner. Mr. Kitze may be deemed to be the beneficial owner of the shares held by Flying Disc.

 (3) Includes 45,045 shares of Common Stock and warrants to purchase 9,009 shares of Common Stock held by Internet Investments. Mr. Jain is the managing member of Internet Investments and may be deemed to be the beneficial owner of the shares held by Internet Investments.

 (4) Includes 120,000 shares of Common Stock held by Mr. Vaidyanathan's Family Trust (the "Vaidyanathan Trust"). Mr. Vaidyanathan may be deemed to be the beneficial owner of the shares of Common Stock held by the Vaidyanathan Trust.

 (5) Includes options exercisable for 222,222 shares of Common Stock exercisable within 60 days after June 30, 1998.

 (6) Includes options exercisable for 346,093 shares of Common Stock exercisable within 60 days after June 30, 1998.

 (7) Includes options exercisable for 28,125 shares of Common Stock exercisable within 60 days after June 30, 1998. Also includes 65,000 shares of Common Stock and warrants to purchase 13,000 shares Common Stock held by J.J. Heffernan, LLC ("Heffernan LLC"), of which Mr. Heffernan is the managing member, and 121,765 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock held by the Heffernan Family Trust ("Heffernan Trust"). Mr. Heffernan may be deemed to be the beneficial owner of the shares and warrants to purchase shares of Common Stock held by the Heffernan LLC and the Heffernan Trust.

 (8) Includes options exercisable for 124,791 shares of Common Stock exercisable within 60 days after June 30, 1998.

 (9) Includes options exercisable for 15,000 shares of Common Stock exercisable within 60 days after June 30, 1998.

(10) Includes options exercisable for 1,458 shares of Common Stock exercisable within 60 days after June 30, 1998.
(11) Includes options exercisable for 1,458 shares of Common Stock exercisable within 60 days after June 30, 1998.

(12) Includes options exercisable for 1,612 shares of Common Stock exercisable within 60 days after June 30, 1998.

(13) Includes options exercisable for 740,759 shares of Common Stock exercisable within 60 days after June 30, 1998 and warrants to purchase 32,009 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of the Offering, the Company will be authorized to issue up to 40,000,000 shares of Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1998, there were 13,465,363 shares of Common Stock outstanding that were held of record by approximately 86 stockholders (assuming conversion of all warrants outstanding as of June 30, 1998). There
will be                       shares of Common Stock outstanding (assuming no
exercise of the Underwriters' over-allotment option and no exercise of outstanding options) after giving effect to the sale of Common Stock offered to the public by the Company hereby.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Company does not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

  Effective upon the closing of the Offering and pursuant to the Company's Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock after consummation of the Offering.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

  Upon completion of the Offering, the Company's Certificate of Incorporation will provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing; the Certificate of Incorporation will also provide that only the Company's Chief Executive Officer and the President of the Company may call a special meeting of stockholders.

  This provision will make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

  These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Antitakeover Effects Of Certain Charter And Bylaws; Possible Issuance Of Preferred Stock."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder or
(v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation an any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors-- Antitakeover Effects Of Certain Charter And Bylaws; Possible Issuance Of Preferred Stock."

LISTING

  Application has been made for quotation of the Company's Common Stock on The Nasdaq National Market under the symbol XOOM.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is Boston EquiServe. Its address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (617) 575-6127.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock after the Offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the Offering, the Company will have outstanding
shares of Common Stock. Of these shares, the          shares offered hereby
will be freely tradable without restriction under the Securities Act, unless they are held by "affiliates" of the Company defined under the Securities Act.

  The remaining          outstanding shares were sold by the Company in
reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144 under the
Securities Act.          of these shares will be eligible for sale in the
public market as of the Effective Date under Rule 144, subject in some cases to certain volume restrictions and other conditions imposed thereby. An
additional          shares will become eligible for sale 90 days after the
date of this Prospectus pursuant to Rule 144 and Rule 701 under the Securities Act. Beginning 180 days after the date of this Prospectus, approximately additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares entered into with the Company's stockholders and option holders. The remainder of the shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding period, subject in each case to the restrictions on such sales by affiliates of the Company. Beginning 180 days after the date of this Prospectus, approximately additional shares subject to vested options as of the date of this Prospectus will be available for sale subject to compliance with Rule 144 and Rule 701 and upon the expiration of agreements not to sell such shares entered into with the company's stockholders or option holders. The remainder of the shares will be eligible for sale from time to time thereafter upon expiration of their respective one year holding periods, subject in each case to the restrictions on such sales by affiliates of the Company. Any shares subject to lock-up agreements may be released by Bear, Stearns & Co. Inc. at any time without notice.

  As soon as practicable after the Effective Date, the Company intends to file a registration statement on Form S-8 under the Securities Act to register
approximately       shares of Common Stock reserved for issuance under the
1998 Plan and the Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act unless subject to lock-up agreements. Such registration statement will become effective immediately upon filing. See "Management-- Stock Plans."

  Prior to the Offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "Risk Factors--Potential Effect Of Shares Eligible For Future Sale."

                                 UNDERWRITING

  The Underwriters of the Offering named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc., and Dain Rauscher Wessels, are acting as representatives, have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their respective names below:

   UNDERWRITER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
   Bear, Stearns & Co. Inc.....................................
   Dain Rauscher Wessels ......................................
                                                                     ------
     Total.....................................................
                                                                     ======

  The nature of the respective obligations of the Underwriters is such that all of the shares of Common Stock must be purchased if any is purchased. Those obligations are subject, however, to various conditions, including the approval of certain matters by counsel. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

  The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected
dealers at such price less a concession not to exceed $     per share, that
the Underwriters may allow, and such selected dealers may reallow, a
concession to certain other dealers not to exceed $     per share and that
after the commencement of the Offering, the public offering price and the concessions may be changed.

  The Company has granted to the Underwriters an option to purchase in the
aggregate up to       additional shares of Common Stock to be sold in the
Offering solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent the option is exercised, the Underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of Common Stock in proportion to their respective purchase commitments as indicated in the preceding table.

  The Underwriters have reserved for sale at the initial public offering price
up to       shares of Common Stock for sale to certain directors, officers and employees of the Company, business affiliates and related persons who have expressed an interest in purchasing shares. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.

  The Underwriters do not expect sales of Common Stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

  The Company and its executive officers, directors and all of its current stockholders have agreed that, subject to certain limited exceptions, for a period of 180 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, issue, sell, offer or agree to sell or otherwise dispose of any shares of Common Stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of Common Stock).

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price was determined through negotiations among the Company and the representatives of the Underwriters. Among the factors considered in making such determination were the Company's financial and operating history and condition, its prospects and prospects for the industry in which it does business in general, the management of the Company, prevailing equity market conditions and the demand for securities considered comparable to those of the Company.

  In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of Xoom, Inc. as of December 31, 1996 and 1997 and for the period from April 16, 1996 (Inception) to December 31, 1996 and for the year ended December 31, 1997; the financial statements of Paralogic, Inc. as of December 31, 1996 and 1997 and each of the two years in the period ended December 31, 1997; the financial statements of Global Bridges Technology, Inc. as of December 31, 1996 and 1997 and for the period from July 23, 1996 (inception) to December 31, 1996 and for the year ended December 31, 1997; and the financial statements of Pagecount, Inc. as of December 31, 1997 and for the period from January 23, 1997 (inception) to December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with Securities and Exchange Commission (the "Commission") in Washington, D.C. a registration statement (together with all amendments, the "Registration Statement") on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to such exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of all or any part of such materials may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a web site maintained by the commission. The address of such site is http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                   XOOM, INC.

Report of Ernst & Young LLP, Independent Auditors.........................   F-2
Consolidated Balance Sheets...............................................   F-3
Consolidated Statements of Operations.....................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit).................   F-5
Consolidated Statements of Cash Flows.....................................   F-6
Notes to Consolidated Financial Statements................................   F-8

                             PARALOGIC CORPORATION

Report of Ernst & Young LLP, Independent Auditors.........................  F-23
Balance Sheets............................................................  F-24
Statements of Operations..................................................  F-25
Statements of Shareholders' Equity (Deficit)..............................  F-26
Statements of Cash Flows..................................................  F-27
Notes to Financial Statements.............................................  F-28

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

Report of Ernst & Young LLP, Independent Auditors.........................  F-32
Balance Sheets............................................................  F-33
Statements of Operations..................................................  F-34
Statements of Shareholders' Equity (Deficit)..............................  F-35
Statements of Cash Flows..................................................  F-36
Notes to Financial Statements.............................................  F-37

                                PAGECOUNT, INC.

Report of Ernst & Young LLP, Independent Auditors.........................  F-41
Balance Sheets............................................................  F-42
Statements of Income......................................................  F-43
Statements of Stockholders' Equity .......................................  F-44
Statements of Cash Flows..................................................  F-45
Notes to Financial Statements.............................................  F-46

   SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction..............................................................  F-50
Selected Pro Forma Condensed Consolidated Balance Sheet at June 30, 1998..  F-51
Notes to Selected Unaudited Pro Forma Condensed Consolidated Balance
 Sheet....................................................................  F-52
Selected Unaudited Pro Forma Condensed Consolidated Statement of
 Operations for the twelve months ended December 31, 1997.................  F-53
Selected Unaudited Pro Forma Condensed Consolidated Statement of
 Operations for the six months ended June 30, 1998........................  F-54
Notes to Selected Unaudited Pro Forma Condensed Consolidated Statements of
 Operations...............................................................  F-55

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Xoom, Inc.

  We have audited the accompanying consolidated balance sheets of Xoom, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from April 16, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xoom, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the period from April 16, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Palo Alto, California
July 24, 1998
except as to the last paragraph of Note 8, as to which the date is, July 28, 1998

                                   XOOM, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                 DECEMBER 31,
                                            -----------------------   JUNE 30,
                                               1996        1997         1998
                                            ----------  -----------  -----------
                                                                     (UNAUDITED)
ASSETS
Current assets:
 Cash.....................................  $    1,052  $     5,587  $ 4,091,161
 Accounts receivable, net of allowance for
  doubtful accounts of $48,702 in 1997 and
  $146,936 in 1998........................          --      173,223      457,202
 Stock subscription receivable from
  related parties.........................     300,000           --           --
 Stock subscription receivable............          --       75,000      260,480
 Inventories..............................          --           --       64,950
 Other current assets.....................          --          906       65,351
                                            ----------  -----------  -----------
Total current assets......................     301,052      254,716    4,939,144
Fixed assets, net.........................      61,657      413,685      755,101
Intangible assets, net....................          --           --    3,752,510
Prepaid royalties and licenses............     324,000       53,556       84,000
Other assets..............................      18,544       59,713      129,276
                                            ----------  -----------  -----------
Total assets..............................  $  705,253  $   781,670  $ 9,660,031
                                            ==========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
 Accounts payable.........................  $  136,122  $   461,931  $   840,888
 Accrued compensation and related
  expenses................................       8,906       38,391      168,855
 Other accrued liabilities................          --        4,700      386,072
 Note payable to stockholder..............          --      150,000           --
 Acquisition notes payable................          --           --      717,431
 Contingency accrual......................          --    1,000,000    1,000,000
                                            ----------  -----------  -----------
Total current liabilities.................     145,028    1,655,022    3,113,246
Acquisition notes payable, less current
 portion..................................          --           --    1,119,000
Commitments and contingencies.............
Stockholders' equity (deficit):
 Convertible preferred stock, $0.0001 par
  value:
  Authorized shares--1,000,000
  Issued and outstanding shares--none in
   1996, 1997 or 1998.....................          --           --           --
 Common stock, $0.0001 par value:
  Authorized shares--20,000,000
  Issued and outstanding shares--
   5,000,000, 8,312,035 and 13,005,770 in
   1996, 1997 and 1998, respectively......   1,462,200    3,608,106   13,189,239
 Deferred compensation....................    (462,000)    (909,606)    (468,749)
 Accumulated deficit......................    (439,975)  (3,571,852)  (7,292,705)
                                            ----------  -----------  -----------
Total stockholders' equity (deficit)......     560,225     (873,352)   5,427,785
                                            ----------  -----------  -----------
Total liabilities and stockholders' equity
 (deficit)................................  $  705,253  $   781,670  $ 9,660,031
                                            ==========  ===========  ===========

See accompanying notes.

                                   XOOM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            PERIOD FROM
                           APRIL 16, 1996
                            (INCEPTION)                   SIX MONTHS ENDED
                              THROUGH     YEAR ENDED          JUNE 30,
                            DECEMBER 31,   DECEMBER    ------------------------
                                1996       31, 1997       1997         1998
                           -------------- -----------  -----------  -----------
                                          (UNAUDITED)  (UNAUDITED)
Net revenue:
 Electronic commerce.....    $      --    $   327,080  $    20,841  $ 1,834,179
 Advertising.............           --         60,251        7,050      354,896
 License fees and other..           --        453,556      171,662      375,641
                             ---------    -----------  -----------  -----------
Total net revenue........           --        840,887      199,553    2,564,716
                             ---------    -----------  -----------  -----------
Cost of net revenue:
 Cost of electronic
  commerce...............           --        170,957       53,790      898,710
 Cost of license fees and
  other .................           --        148,375      105,022       27,292
                             ---------    -----------  -----------  -----------
Total cost of net reve-
 nue.....................           --        319,332      158,812      926,002
                             ---------    -----------  -----------  -----------
Gross profit.............           --        521,555       40,741    1,638,714
                             ---------    -----------  -----------  -----------
Costs and expenses:
 Operating and
  development............      265,769      1,150,299      746,682    1,348,519
 Sales and marketing.....       23,719        291,675      119,591      717,728
 General and
  administrative.........      150,487        720,534      282,187    1,098,782
 Purchased in-process
  research and
  development............           --             --           --    1,070,000
 Amortization of deferred
  compensation...........           --        247,924       10,712      806,087
 Amortization of
  intangible assets......           --             --           --      318,451
 Non-recurring charges...           --      1,243,000      243,000           --
                             ---------    -----------  -----------  -----------
Total costs and expenses.      439,975      3,653,432    1,402,172    5,359,567
                             ---------    -----------  -----------  -----------
Net loss.................    $(439,975)   $(3,131,877) $(1,361,431) $(3,720,853)
                             =========    ===========  ===========  ===========
Net loss per share--basic
 and diluted.............    $   (0.59)   $     (0.43) $     (0.20) $     (0.39)
                             =========    ===========  ===========  ===========
Number of shares used in
 per share
 calculation--basic and
 diluted.................      745,098      7,311,471    6,776,852    9,603,621
                             =========    ===========  ===========  ===========

See accompanying notes.

                                   XOOM, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                               TOTAL
                               COMMON STOCK                                STOCKHOLDERS'
                          ----------------------   DEFERRED   ACCUMULATED      EQUITY
                            SHARES     AMOUNT    COMPENSATION   DEFICIT      (DEFICIT)
                          ---------- ----------- ------------ -----------  -------------
 Issuance of common
  stock to founders at
  inception.............   1,000,000 $       200  $      --   $        --   $       200
 Issuance of common
  stock in exchange for
  cancellation of notes
  payable to
  stockholders..........   4,000,000   1,000,000         --            --     1,000,000
 Deferred compensation
  related to grant of
  stock options.........          --     462,000   (462,000)           --            --
 Net loss...............          --          --         --      (439,975)     (439,975)
                          ---------- -----------  ---------   -----------   -----------
Balances at December 31,
 1996...................   5,000,000   1,462,200   (462,000)     (439,975)      560,225
 Issuance of common
  stock for cash........   2,871,668   1,223,000         --            --     1,223,000
 Issuance of common
  stock in exchange for
  cancellation of notes
  payable to
  stockholders..........      58,333      35,000         --            --        35,000
 Issuance of common
  stock in exchange for
  stock subscription
  receivable............     382,034     175,000         --            --       175,000
 Issuance of stock
  options to
  consultants...........          --      17,376         --            --        17,376
 Deferred compensation
  related to grant of
  stock options.........          --     695,530   (695,530)           --            --
 Amortization of
  deferred compensation.          --          --    247,924            --       247,924
 Net loss...............          --          --         --    (3,131,877)   (3,131,877)
                          ---------- -----------  ---------   -----------   -----------
Balances at December 31,
 1997...................   8,312,035   3,608,106   (909,606)   (3,571,852)     (873,352)
 Issuance of common
  stock for cash, net of
  issuance costs of
  $139,316 (unaudited)..   2,723,235   5,532,596         --            --     5,532,596
 Issuance of common
  stock in exchange for
  Classic Media Holdings
  license rights
  (unaudited)...........      64,935     100,000         --            --       100,000
 Issuance of common
  stock in connection
  with acquisitions
  (unaudited)...........   1,690,830   3,057,586         --            --     3,057,586
 Issuance of common
  stock in exchange for
  cancellation of notes
  payable to
  stockholders
  (unaudited)...........      97,403     150,000         --            --       150,000
 Issuance of common
  stock in exchange for
  stock subscription
  receivable
  (unaudited)...........     117,332     260,480         --            --       260,480
 Issuance of stock
  options to consultants
  (unaudited)...........          --     115,241         --            --       115,241
 Deferred compensation
  related to grant of
  stock options
  (unaudited)...........          --     365,230   (365,230)           --            --
 Amortization of
  deferred compensation
  (unaudited)...........          --          --    806,087            --       806,087
 Net loss (unaudited)...          --          --         --    (3,720,853)   (3,720,853)
                          ---------- -----------  ---------   -----------   -----------
Balances at June 30,
 1998 (unaudited).......  13,005,770 $13,189,239  $(468,749)  $(7,292,705)  $ 5,427,785
                          ========== ===========  =========   ===========   ===========

See accompanying notes.

                                   XOOM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            PERIOD FROM
                           APRIL 16, 1996
                            (INCEPTION)                    SIX MONTHS ENDED
                              THROUGH      YEAR ENDED          JUNE 30,
                            DECEMBER 31,  DECEMBER 31,  ------------------------
                                1996          1997         1997         1998
                           -------------- ------------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
CASH USED IN OPERATING
 ACTIVITIES:
Net loss.................    $(439,975)   $(3,131,877)  $(1,361,431) $(3,720,853)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
  Charge for purchased
   in-process research
   and development.......           --             --            --    1,070,000
  Depreciation and
   amortization..........        2,496        254,077        24,013      262,899
  Amortization of
   intangible assets.....           --             --            --      318,451
  Amortization of
   deferred compensation.           --        247,924        10,712      806,087
  Write-off of prepaid
   royalties.............           --        243,000       243,000           --
  Issuance of common
   stock in exchange for
   Classic Media Holdings
   license rights........           --             --            --      100,000
  Issuance of stock
   options to
   consultants...........           --         17,376         3,117      115,241
  Changes in operating
   assets and
   liabilities:
   Accounts receivable...           --       (173,223)      (78,133)    (275,555)
   Inventories...........           --             --            --      (64,950)
   Other current assets..           --           (906)           --      (60,029)
   Prepaid royalties and
    licenses.............     (324,000)      (185,815)      (40,303)    (168,116)
   Other assets..........      (18,544)       (41,169)       54,865      (69,563)
   Accounts payable......      136,122        325,809       172,015      373,839
   Accrued compensation
    and related expenses.        8,906         29,485         1,080       90,198
   Other accrued
    liabilities..........           --          4,700           559      283,276
   Contingency accrual...           --      1,000,000            --           --
                             ---------    -----------   -----------  -----------
Net cash used in
 operating activities....     (634,995)    (1,410,619)     (970,506)    (939,075)
CASH USED IN INVESTING
 ACTIVITIES:
Purchases of fixed
 assets..................      (64,153)      (392,846)      (25,322)    (416,531)
Business combinations,
 net of cash acquired....           --             --            --      (63,916)
Cash paid in connection
 with the purchase of
 certain assets from
 Revolutionary Software,
 Inc. ...................           --             --            --      (12,500)
                             ---------    -----------   -----------  -----------
Net cash used in
 investing activities....      (64,153)      (392,846)      (25,322)    (492,947)
CASH PROVIDED IN
 FINANCING ACTIVITIES:
Proceeds from issuance of
 common stock............          200      1,223,000       700,000    5,532,596
Proceeds from issuance of
 notes payable to
 stockholders............      700,000        185,000            --           --
Proceeds from repayment
 of stock subscriptions
 receivable..............           --        400,000       300,000       75,000
Repayment of acquisition
 note payable............           --             --            --      (90,000)
                             ---------    -----------   -----------  -----------
Net cash provided by
 financing activities....      700,200      1,808,000     1,000,000    5,517,596
                             ---------    -----------   -----------  -----------
Net increase in cash.....        1,052          4,535         4,172    4,085,574
Cash at beginning of
 period..................           --          1,052         1,052        5,587
                             ---------    -----------   -----------  -----------
Cash at end of period....    $   1,052    $     5,587   $     5,224  $ 4,091,161
                             =========    ===========   ===========  ===========

                                   XOOM, INC.

                             PERIOD FROM
                            APRIL 16, 1996
                             (INCEPTION)                   SIX MONTHS ENDED
                               THROUGH      YEAR ENDED         JUNE 30,
                             DECEMBER 31,  DECEMBER 31, ----------------------
                                 1996          1997        1997        1998
                            -------------- ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
SUPPLEMENTAL DISCLOSURES:
Non-cash transactions:
Non-cash transactions
 Issuance of common stock
 in exchange for stock
 subscriptions receivable..   $       --     $175,000    $100,000   $  260,480
                              ==========     ========    ========   ==========
  Issuance of notes payable
   to stockholders for
   stock subscription
   receivable..............   $  300,000     $     --    $     --   $       --
                              ==========     ========    ========   ==========
  Issuance of common stock
   in exchange for
   cancellation of notes
   payable to stockholders.   $1,000,000     $ 35,000    $     --   $  150,000
                              ==========     ========    ========   ==========
  Deferred compensation
   resulting from grant of
   stock options...........   $  462,000     $695,530    $     --   $  365,230
                              ==========     ========    ========   ==========
 Issuance of common stock
  in conjunction with
  acquisitions:
   Paralogic Corporation...   $       --     $     --    $     --   $1,576,364
                              ==========     ========    ========   ==========
   Global Bridges
    Technologies, Inc. ....   $       --     $     --    $     --   $  610,811
                              ==========     ========    ========   ==========
   Revolutionary Software,
    Inc....................   $       --     $     --    $     --   $  426,411
                              ==========     ========    ========   ==========
   ArcaMax, Inc............   $       --     $     --    $     --   $  444,000
                              ==========     ========    ========   ==========
 Issuance of notes payable
  in conjunction with
  acquisitions:
   Paralogic Corporation...   $       --     $     --    $     --   $1,400,000
                              ==========     ========    ========   ==========
   Global Bridges
    Technologies, Inc. ....   $       --     $     --    $     --   $   62,500
                              ==========     ========    ========   ==========
   Revolutionary Software,
    Inc....................   $       --     $     --    $     --   $  262,500
                              ==========     ========    ========   ==========
   ArcaMax, Inc............   $       --     $     --    $     --   $  180,000
                              ==========     ========    ========   ==========

See accompanying notes.

                                  XOOM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  XOOM, Inc. (the "Company"), was formerly known as Xoom Software, Inc. and originally incorporated as Atomsoft, Inc. in the State of Delaware on April 16, 1996.

  The Company provides free community services such as Web site hosting, e-mail, on-line chat networks and free proprietary content such as clip art and greeting cards. The Company uses these free services and content to build a membership base to direct market goods and services targeted to the interests of its members. The Company derives a substantial portion of its revenue from electronic commerce, and to a lesser extent from advertising and licensing. Export sales were 30% and 36% of net revenues for the year ended December 31, 1997 and the six month period ended June 30, 1998, respectively.

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  The Company began operations on April 16, 1996 and has financed its operations through sales of common stock and issuances of notes payable which have subsequently been converted to common stock. The Company incurred operating losses for the period from April 16, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. The Company's ability to continue as a going concern is dependent upon successful expansion of marketplace acceptance of its product offerings, the level of revenue growth, if any, and securing additional equity financing. From January through June 1998, the Company issued common stock, resulting in net proceeds of $5,532,596. If the Company cannot expand marketplace acceptance of its product offerings and increase revenue or is unable to secure additional financing, management has the intent and the ability to delay or reduce expenditures so as not to require additional financial resources if such resources are not available. Should the Company be required to delay or reduce expenditures it may not be able to fund its expansion, promote its brand, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures.

 Dependence on Certain Vendors

  The Company currently depends on one vendor to provide warehousing and order fulfillment. Although the Company believes that there are alternative vendors for warehousing and order fulfillment, there can be no assurance that the Company will maintain its relationship with this vendor as the agreement is cancelable at any time. The loss of this relationship could have a material adverse effect on the Company's financial condition and results of operations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 Interim Financial Information

  The interim financial information as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 is unaudited but has been prepared on the same basis as the audited financial statements and includes all

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Interim Financial Information (continued)

adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for any future periods.

 Cash

  The Company maintains its cash in depository accounts with one financial institution.

 Concentrations of Credit Risk and Credit Evaluations

  Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company maintains its cash in a domestic financial institution with a high credit standing. The Company performs periodic evaluations of the relative credit standing of this institution. The Company conducts business with companies in various industries throughout the United States and with individuals over the Internet. The Company performs ongoing credit evaluations of its corporate customers and generally does not require collateral. Sales to individuals are principally paid for via credit cards. Reserves are maintained for potential credit losses and such losses to date have been within management's expectations.

  For the year ended December 31, 1997, one customer accounted for $100,000 or 12% of total net revenue. No balances were receivable from that customer at December 31, 1997.

 Inventories

  Inventories are carried at the lower of cost (determined on the first-in first-out basis) or market. Inventories consist of products available for sale.

 Fixed Assets

  Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three years.

 Intangible Assets, Net

  Intangible assets consist of purchased technology and goodwill related to acquisitions accounted for by the purchase method. See Note 8. Amortization of these purchased intangibles is provided on the straight-line basis over the respective useful lives of the assets, generally, one to two years. Acquired in-process research and development without alternative future use is expensed when acquired.

  The Company identifies and records impairment losses on intangible assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

 Prepaid Royalties and Licenses

  Prepaid royalties represent prepayments of royalties due upon the sale or sublicense of software technologies. Prepaid royalties are amortized as units are sold or over estimated useful lives of one to two years,

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Prepaid Royalties and Licenses (continued)

whichever is shorter. Licenses represent amounts paid to developers for fully paid licenses to resell certain software. These licenses are amortized over the estimated useful lives which are generally less than one year. Amortization of prepaid royalties and licenses, which is included in cost of electronic commerce and cost of license fee revenue, totaled $0 and $213,259 for the period from April 16, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively.

  During the second quarter of 1997, the Company discontinued the sale of certain products where royalty prepayments had been made and accordingly, recorded a write-off of prepaid royalties included in non-recurring charges totaling $243,000.

 Other Assets

  Other assets consist of non-current deposits relating to various ongoing agreements entered into by the Company.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

 Stock-Based Compensation

  The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

 Advertising Expense

  All advertising costs are expensed when incurred. Advertising costs, which are included in sales and marketing expense, were $0 and $50,000 for the period from April 16, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively.

 Revenue Recognition

  Electronic Commerce

  The Company recognizes revenue from electronic commerce sales when the products are shipped to customers, net of allowances for returns.

 Advertising

  Advertising revenues are derived from the sale of banner advertisements and sponsorships under short-term contracts. Through June 30, 1998, the duration of the Company's advertising commitments has been principally

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Advertising (continued)

from one to two months. Advertising revenue on banner contracts are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

 License Fees

  The Company licenses software under non-cancelable license agreements to end-users and non-cancelable sub-license agreements to resellers. License fee revenues are recognized when a non-cancelable license agreement has been signed, the product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, collection is considered probable and all significant contractual obligations have been satisfied.

 Computation of Net Loss Per Share

  The Company adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," ("FAS 128") during the year ended December 31, 1997. FAS 128 replaced the calculation of primary and fully diluted net loss per share with basic and diluted net loss per share. In accordance with FAS 128, basic net income (loss) per share excludes dilutive common stock equivalents and is calculated as net income (loss) divided by the weighted average number of common shares outstanding. Diluted net income (loss) per share is computed using the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the period. Common equivalent shares from stock options and warrants (using the treasury stock method) are excluded from the calculation of net loss per share as their effect is anti-dilutive.

 Recent Accounting Pronouncements

  As of January 1, 1998 the Company adopted, Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("FAS 130") which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this standard has had no impact on the Company's consolidated financial position, stockholders' equity, results of operations or cash flows. Accordingly, the Company's comprehensive loss for the six months ended June 30, 1998 is equal to its reported loss.

  Additionally, the Financial Accounting Standards Board issued Financial Accounting Standards Board Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. The Company is evaluating additional disclosures, if any, which may result from this pronouncement which is effective for and will be reflected in the Company's December 31, 1998 financial statements.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


2. FIXED ASSETS

  Fixed assets consist of the following:

                                                   DECEMBER 31,       JUNE 30,
                                                 ------------------  -----------
                                                   1996      1997       1998
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
Computers and equipment......................... $ 64,153  $456,999   $ 957,598
Accumulated depreciation........................   (2,496)  (43,314)   (202,497)
                                                 --------  --------   ---------
                                                 $ 61,657  $413,685   $ 755,101
                                                 ========  ========   =========

3. INCOME TAXES

  There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                             DECEMBER 31,
                                                         ----------------------
                                                           1996        1997
                                                         ---------  -----------
   Deferred tax assets:
    Net operating loss carryforwards.................... $   1,000  $   537,000
    Capitalized start up costs..........................   140,000      112,000
    Prepaid royalties and licenses......................    23,000      257,000
    Accrued liabilities.................................        --      398,000
    Other...............................................    11,000       17,000
                                                         ---------  -----------
   Total deferred tax assets............................   175,000    1,321,000
   Valuation allowance..................................  (175,000)  (1,321,000)
                                                         ---------  -----------
   Net deferred tax assets.............................. $      --  $        --
                                                         =========  ===========

  Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

  During fiscal year 1996 and 1997 the valuation allowance of the deferred tax assets increased by $175,000 and $1,146,000, respectively.

  As of December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $1,436,000. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards will expire at various dates beginning in the fiscal year 2011 through 2012 if not utilized.

  Due to the "change of ownership" provisions of the Internal Revenue Code, the availability of the Company's net operating loss and credit carryforwards will be subject to an annual limitation against taxable income in future periods if a change in ownership of more than 50% of the value of the Company's stock should occur over a three year period, which could substantially limit the eventual utilization of these carryforwards.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


4. STOCKHOLDERS' EQUITY

  The Company is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value of $.0001 per share.

 Stock Split

  In February, 1998, the Company completed a one-for-two reverse stock split of the outstanding shares of common stock. All share information and per share amounts in the accompanying consolidated financial statements has been retroactively adjusted to reflect the effect of this stock split.

 Preferred Stock

  The Company is authorized to issue 1,000,000 shares of preferred stock, none of which is issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to any series of preferred stock and to specify the number of shares of any series of preferred stock without any further vote or action by the shareholders.

 Founders Stock

  Pursuant to a common stock Purchase Agreement dated August 26, 1996 and following the incorporation of the Company, two of the Company's founders each purchased 500,000 shares (1,000,000 shares in total) of the Company's common stock for an aggregate of $200 in cash. Pursuant to a common stock Purchase Agreement dated December 31, 1996, the founders purchased an additional 3,500,000 and 1,500,000 shares, respectively, of the Company's common stock in exchange for the cancellation of promissory notes that the Company owed to the stockholders/founders in the amount of $700,000 and $300,000, respectively. In the same agreement, one of the founders contributed 1,000,000 shares of his common stock back to the Company.

 Stock Option Plan

  The Company has reserved 3,500,000 shares of common stock under the Company's Stock Option Plan (the "Plan"). The Plan provides for incentive stock options, as defined by the Internal Revenue Code, to be granted to employees, at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors. The Plan also provides for nonqualified stock options to be issued to non-employee officers, directors and consultants at an exercise price of not less than 85% of the fair value at the grant date. Option vesting schedules are determined by the Board of Directors at the time of issuance. Stock options generally vest over different periods ranging from immediately to 25% at the end of the first year and monthly thereafter up to a maximum of four years. Upon a change of control, as defined in the Plan, 75% of unvested options become immediately exercisable. Certain options' vesting can also accelerate based on the achievement of specified performance criteria.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


4. STOCKHOLDERS' EQUITY (CONTINUED)

 Stock Option Plan (continued)

  A summary of the option activity is as follows:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                            NUMBER OF  EXERCISE
                                                             SHARES      PRICE
                                                            ---------  ---------
   Balance at April 16, 1996...............................        --    $  --
     Granted...............................................   660,000     0.02
     Exercised.............................................        --       --
     Canceled..............................................        --       --
                                                            ---------    -----
   Balance at December 31, 1996............................   660,000     0.02
     Granted...............................................   949,472     0.03
     Exercised.............................................        --       --
     Canceled..............................................  (142,500)    0.02
                                                            ---------    -----
   Balance at December 31, 1997............................ 1,466,972     0.03
     Granted (unaudited)...................................   990,570     1.84
     Exercised (unaudited).................................        --       --
     Canceled (unaudited)..................................        --       --
                                                            ---------    -----
   Balance at June 30, 1998 (unaudited).................... 2,457,542    $0.76
                                                            =========    =====

  The following table summarizes information about options outstanding and exercisable at June 30, 1998 (unaudited):

                       OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
               ----------------------------------------  ----------------------
                             WEIGHTED-
                              AVERAGE        WEIGHTED-               WEIGHTED-
                             REMAINING        AVERAGE                 AVERAGE
   EXERCISE    NUMBER OF    CONTRACTUAL      EXERCISE    NUMBER OF   EXERCISE
    PRICE       SHARES     LIFE (IN YEARS)     PRICE      SHARES       PRICE
   --------    ---------   --------------    ---------   ---------   ---------
   $ 0.02      1,527,222        8.9            $0.02       827,243     $0.02
   $ 0.60         17,500        8.6             0.60        17,500      0.60
   $ 1.54        303,545        9.7             1.54        82,410      1.54
   $ 2.22        609,275        9.9             2.22       114,317      2.22
               ---------                                 ---------
               2,457,542        9.2                      1,041,470
               =========                                 =========

 Deferred Compensation

  The Company has recorded deferred compensation expense of $462,000, $695,530 and $365,230 during the period from April 16, 1996 (inception) through December 31, 1996, the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively, for the difference between the exercise price and the deemed fair value of certain stock options granted by the Company. These amounts are being amortized by charges to operations, using the accelerated method, over the vesting periods of the individual stock options, which range from three months to four years. In June 1998 certain options were modified from vesting upon certain events to vesting upon the earlier of an event or two years. As a result, the related compensation charge was determined in June 1998.

 Options Issued to Consultants

  The Company granted options to purchase 124,709 shares of common stock to consultants at exercise prices ranging from $.02 to $2.22 per share during the period from January 1, 1997 through June 30, 1998. These

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

4. STOCKHOLDERS' EQUITY (CONTINUED)

 Options Issued to Consultants (continued)

options were granted in exchange for consulting services performed. The Company valued these options using the estimated fair value of the services performed which amounted to $0, $20,277 and $179,511, for the period from April 16, 1996 (inception) through December 31, 1996, for the year ended December 31, 1997 and for the six month period ended June 30, 1998 respectively. These amounts are being amortized by charges to operations over the respective consulting periods. The amounts charged to operations were $0, $17,376 and $115,241 for the period from April 16, 1996 (inception) through December 31, 1996, for the year ended December 31, 1997 and for the six month period ended June 30, 1998, respectively.

 Pro Forma Disclosure of the Effect of Stock-Based Compensation

  The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Pro forma information regarding net income (loss) and net income (loss) per share is required by FAS 123. This information is required to be determined as if the Company has accounted for its employee stock options under the fair value method of FAS 123. Under this method, the estimated fair value of the options is amortized to expense over the options' vesting period. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                      PERIOD FROM
                                                     APRIL 16, 1996
                                                      (INCEPTION)
                                                        THROUGH      YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                     -------------- ------------
   Risk-free interest rate..........................       6.5%          6.5%
   Expected life of the option......................    5 years       5 years
   Expected volatility..............................         0%            0%
   Expected dividend yield..........................         0%            0%

  Because FAS 123 is applicable only to options granted since inception, its adjusted effect will not be fully reflected until 2000.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The weighted-average fair value of options granted to employees during the period from April 16, 1996 (inception) through December 31, 1996, the year ended December 31, 1997 and for the six months ended June 30, 1998 were $0.01, $0.24 and $0.54, respectively.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


4. STOCKHOLDERS' EQUITY (CONTINUED)

 Pro Forma Disclosure of the Effect of Stock-Based Compensation (continued)

  The effect of applying the FAS 123 fair value method to the Company's stock-based awards results in net loss and net loss per share as follows:

                                                     PERIOD FROM
                                                    APRIL 16, 1996
                                                     (INCEPTION)   YEAR ENDED
                                                       THROUGH      DECEMBER
                                                     DECEMBER 31,      31,
                                                         1996         1997
                                                    -------------- -----------
   Net loss, as reported...........................   $(439,975)   $(3,131,877)
   Net loss, pro forma.............................    (441,946)    (3,231,131)
   Net loss per share--basic and diluted, as
    reported.......................................       (0.59)         (0.43)
   Net loss per share--basic and diluted, pro
    forma..........................................       (0.59)         (0.44)


5. COMMITMENTS

  The Company leases its facilities under operating lease arrangements. The future minimum lease payments under the Company's non cancelable operating leases with an initial term longer than one year at December 31, 1997 are as follows:

   Fiscal years ending December 31:
     1998.............................................................. $44,220
     1999..............................................................   4,638
     2000..............................................................     821
                                                                        -------
   Total minimum lease payments........................................ $49,679
                                                                        =======

  Total rent expense under operating lease arrangements for the period from April 16, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997 totaled $5,400 and $43,125, respectively.

6. CONTINGENCY ACCRUAL

  In January 1998, the Company became aware that Imageline, Inc. ("Imageline") claimed to own the copyright in certain images that a third party, Sprint Software Pty Ltd ("Sprint") had licensed to the Company. Some clip art images that Imageline alleged infringed Imageline's copyright were included by the Company in versions of the Company's Web Clip Empire product and licensed by the Company to third parties, including other software clip publishers. The Company's contracts with such publishers require the Company to indemnify the publisher if copyrighted material licensed from the Company infringes a copyright. The Company and Imageline have engaged in discussions, but were unable to reach any agreement regarding a resolution of this matter. Based on the discussions with Imageline, the Company believes the range of liability related to this matter is none to $10,000,000; however, the Company believes it is unlikely that the liability would exceed $1,000,000. Accordingly, the Company reserved $1,000,000 for this potential liability, the expense of which is included in non-recurring charges for the year ended December 31, 1997. If not successful in defending this claim, the resulting outcome could have a material adverse impact on the Company's business, results of operations, cash flows and financial condition.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


6. CONTINGENCY ACCRUAL (CONTINUED)

  On August 27, 1998, the Company filed a lawsuit in the United States District Court for the Eastern District of Virginia against Imageline, certain parties affiliated with Imageline, and Sprint regarding the Company's and its licensees' alleged infringement on Imageline's copyright in certain clip art that the Company licensed from Sprint. The lawsuit seeks, among other relief, disclosure of information from Imageline concerning the alleged copyright infringement, a declaratory judgment concerning the validity and enforceability of Imageline's copyrights and copyright registrations, a declaratory judgment regarding damages, if any, owed by the Company to Imageline, and indemnification from Sprint for damages, if any, owed by the Company to Imageline. While the Company is seeking indemnification from Sprint for damages, if any, there can be no assurance that Sprint will be able to fulfill the indemnity obligations under its license agreements with the Company.

7. RELATED PARTY TRANSACTIONS

  During the period from April 16, 1996 (inception) through December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, the Company issued stock subscriptions receivable to related parties and to investors in exchange for shares of common stock and, in some cases, notes payable. These subscriptions receivable are due upon demand and bear no interest. All amounts due under subscriptions receivable at June 30, 1998 were repaid in July 1998.

  During the period from April 16, 1996 (inception) through December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, the Company issued notes payable to related parties in exchange for cash advances and stock subscriptions receivable. These notes payable are due upon demand and bear no interest. All notes payable issued through June 30, 1998 have been converted into shares of common stock.

  The Company entered into a Consulting Agreement, dated May 15, 1998, with an outside director of the Company. The Consulting Agreement will terminate on November 15, 1999. The Agreement provides for the director to receive monthly compensation of $10,000, paid in the form of common stock. The director also received options to buy 25,000 shares of the Company's common stock. The options vest at the rate of 12.5% per quarter over two years. The value of the options on the date of issue was $100,000. This amount was charged to operating and development during the six months ended June 30, 1998. The director will be granted stock options to buy an additional 25,000 shares of common stock upon completion of the Company's initial public offering.

  The Company has entered into a Content License Agreement dated February 22, 1998, with Classic Media Holdings, whereby the Company was granted certain non-exclusive perpetual, world-wide licensing rights in connection with Classic Media Holdings' library of public domain movies. As consideration for the license, the Company issued 64,935 shares of the Company's common stock to Classic Media Holdings' principals. The stock was valued using the intrinsic value method which yielded a value of $100,000 which was charged to operating and development in the six-month period ended June 30, 1998. A director of the Company is a principal of Classic Media Holdings.

8. SUBSEQUENT EVENTS

 Retirement Plan

  On March, 26, 1998, the Company established a qualified 401(k) Profit Sharing Plan (the "Plan") available to all employees who meet the Plan's eligibility requirements. Employees may elect to contribute from 1% to 25% of their eligible earnings to the Plan subject to certain limitations. This defined contribution plan provides that the Company may, at its discretion, make contributions to the Plan on a periodic basis. The Company has not made contributions to the Plan.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


8. SUBSEQUENT EVENTS (CONTINUED)

 Equity Financings

  In the six months ended June 30, 1998, the Company received net proceeds of $5,532,596 from the issuance of 2,723,235 shares of common stock. In connection with the issuance of common stock in the six months ended June 30, 1998, the Company issued warrants to purchase a total of 459,593 shares of common stock at an average price of $2.22 per share. These warrants are immediately exercisable and expire on the earlier of the successful completion of an initial public offering or 2003.

 Business Combinations and Technology Acquisitions

  During the six months ended June 30, 1998, the Company made the acquisitions described in the paragraphs that follow, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition.

  The amounts allocated to purchased research and development were determined through established valuation techniques in the high-technology Internet industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. Research and development costs to bring the products from the acquired companies to technological feasibility are not expected to have a material impact on the Company's future results of operations or cash flows. Amounts allocated to goodwill and other intangible assets are amortized on a straight-line basis over a two-year period.

 Paralogic Corporation

  On March 11, 1998, the Company acquired 100% of the outstanding shares of Paralogic Corporation ("Paralogic"). Paralogic provides free communication between members via a chat Web site network (i.e., chat rooms). The purchase consideration was $3,037,607 consisting of 1,023,613 shares of common stock with a fair value of $1.54 per share, $1,400,000 of debt, and $61,243 of acquisition costs. Contingent consideration, which the Company does consider probable of paying, consists of an additional $860,000, included in debt above, which will be paid if certain performance criteria are met.

  The purchase consideration to the acquired assets and assumed liabilities based on fair values as follows:

   Cash............................................................ $   33,055
   Accounts receivables and other current assets...................      8,725
   Net fixed assets................................................     50,112
   Purchased in-process research and development charged to
    operations in the quarter ended March 31, 1998.................    490,000
   Purchased technology............................................    160,000
   Goodwill........................................................  2,378,929
   Liabilities assumed.............................................    (83,214)
                                                                    ----------
   Total purchase consideration.................................... $3,037,607
                                                                    ==========

 Global Bridges Technologies, Inc.

  On June 11, 1998, the Company acquired 100% of the outstanding shares of Global Bridges Technologies, Inc. ("GBT"). GBT, owns the exclusive selling rights to Sitemail, an HTML-based e-mail product thus expanding the Company's suite of member services. The purchase consideration was $709,077 consisting of

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


8. SUBSEQUENT EVENTS (CONTINUED)

 Global Bridges Technologies, Inc. (continued)

275,140 shares of common stock with a fair value of $2.22 per share, $12,500 cash, a note payable of $62,500 with fixed payment terms and $23,267 of acquisition costs. The common shares issued in connection with this acquisition are subject to repurchase by the Company at the fair market value of the shares at the time the former shareholder of GBT proposes to sell the common shares. This repurchase option lapses upon the Company's successful completion of an initial public offering.

  The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows:

   Other current assets............................................... $  4,153
   Goodwill...........................................................  766,621
   Liabilities assumed................................................  (61,697)
                                                                       --------
   Total purchase consideration....................................... $709,077
                                                                       ========

  In July 1998, the Company amended the purchase agreement with GBT to provide for the issuance of an additional 25,956 shares of common stock with a fair value of $7.20 per share. In addition, the Company modified the terms of the earn out agreement. If the Company completes an initial public offering or a sale of substantially all of its assets, GBT will receive $200,000 of the Company's common stock, based on the fair market value on the date of the initial public offering and additional cash consideration up to $130,000. If the Company has not completed an initial public offering or a sale of substantially all of its assets prior to GBT achieving the performance criteria, then GBT will receive 25,956 shares of common stock upon the achievement of the performance criteria.

 Revolutionary Software, Inc.

  On June 11, 1998, the Company purchased certain technology of Revolutionary Software, Inc. ("RSI"). RSI is the developer of the Sitemail technology and had licensed Sitemail to GBT. The purchase consideration was $701,411, consisting of 192,077 shares of common stock with a fair value of $2.22 per share, $12,500 cash and a note payable of $262,500 with fixed payment terms. Initially, RSI may earn up to an additional 51,912 shares of common stock if certain performance targets are met. The common stock issued in connection with this acquisition is subject to repurchase by the Company at the fair market value of the shares at the time RSI proposes to sell the common shares. This repurchase right lapses upon the Company's successful completion of an initial public offering.

  The purchase consideration of the acquired assets was allocated based on fair values as follows:

   Purchased in-process research and development charged to
    operations in the quarter ended June 30, 1998.................... $580,000
   Purchased technology..............................................  121,411
                                                                      --------
   Total purchase consideration...................................... $701,411
                                                                      ========

  In July 1998, the Company amended the agreement with RSI to provide for the issuance of an additional 51,912 shares of common stock with a fair value of $7.20 per share. In addition, the Company modified the terms of the earn out agreement. If the Company completes an initial public offering or a sale of substantially all

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


8. SUBSEQUENT EVENTS (CONTINUED)

 Revolutionary Software, Inc. (continued)

of its assets, RSI will earn $400,000 of the Company's common stock, based on the fair market value on the date of the initial public offering and additional cash consideration of $260,000. If the Company has not completed an initial public offering or a sale of substantially all of its assets prior to RSI achieving the performance criteria, then RSI will receive 51,912 shares of common stock.

 ArcaMax, Inc.

  In June, 1998, the Company purchased certain intellectual property and licensed certain technology from ArcaMax, Inc. ("ArcaMax") for $644,000, consisting of 200,000 shares of common stock with a fair value of $2.22 per share, $20,000 cash and a note payable of $180,000 with fixed payment terms. This technology acquisition gave the Company the ability to offer a free online greeting card service to members. The Company recorded this amount as purchased technology and is amortizing it over its estimated useful life of two years. The common stock issued in connection with this acquisition is subject to repurchase by the Company at the fair market value of the shares at the time the former shareholder of ArcaMax proposes to sell the common shares. This repurchase right lapses upon the Company's successful completion of an initial public offering.

 Pagecount, Inc.

  On July 24, 1998, the Company acquired substantially all of the assets of Pagecount, Inc. ("Pagecount"). The consideration was $1,460,000 and consisted of, $200,000 cash, a note payable of $1,200,000 with fixed payment terms and estimated acquisition costs of $60,000. The Company will account for the acquisition using the purchase method. If the Company successfully executes an initial public offering or completes a sale of substantially all of its assets, then the entire unpaid balance of the note payable at that time shall become immediately due and payable.

  The purchase consideration was allocated to the acquired assets and assumed liabilities based on fair values as follows:

   Cash............................................................ $   31,598
   Accounts receivable and other current assets....................     19,154
   Net fixed assets................................................     20,866
   Purchased in-process research and development charged to
    operations in the quarter ended September 30, 1998.............    160,000
   Purchased technology............................................    140,000
   Goodwill........................................................  1,133,970
   Liabilities assumed.............................................    (45,588)
                                                                    ----------
   Total purchase consideration.................................... $1,460,000
                                                                    ==========

 Purchased Intangible Assets

  Values assigned to purchased in-process research and development and purchased technology were generally determined by independent appraisals using an income approach. To determine the value of in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, and associated risks which included

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


8. SUBSEQUENT EVENTS (CONTINUED)

 Purchased Intangible Assets (continued)

the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis results in amounts assigned to in-process research and development projects that had not yet reached technological feasibility (as defined and utilized by the Company in assessing software capitalization) and does not have alternative future uses. To determine the value of the purchased technology, the expected future cash flows of each existing technology product were discounted taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of the product. Based on the analysis, the existing technology that had reached technological feasibility was capitalized.

                                                                     JUNE 30,
                                                                       1998
                                                                    -----------
                                                                    (UNAUDITED)
   Purchased technology............................................ $  925,411
   Goodwill........................................................  3,145,550
                                                                    ----------
                                                                     4,070,961
   Accumulated amortization........................................   (318,451)
                                                                    ----------
   Acquired intangible assets...................................... $3,752,510
                                                                    ==========

  The total purchased in-process research and development that had no alternative future use, and as such was charged to operations in the six month period ended June 30, 1998 is summarized below (unaudited):

   Paralogic Corporation............................................ $  490,000
   Revolutionary Software, Inc......................................    580,000
                                                                     ----------
   Total purchased in-process research and development.............. $1,070,000
                                                                     ==========

  The following unaudited pro forma summary represents the consolidated results of operations as if the acquisitions of Paralogic, GBT and Pagecount had occurred at the beginning of the periods presented and are not intended to be indicative of future results.

                                                                      FOR THE
                                                      YEAR ENDED     SIX MONTHS
                                                     DECEMBER 31,  ENDED JUNE 30,
                                                         1997           1998
                                                     ------------  --------------
   Pro forma net revenue...........................  $ 1,371,101    $ 2,853,492
   Pro forma net loss..............................  $(5,656,144)   $(4,051,091)
   Pro forma net loss per share--basic and diluted.  $     (0.66)   $     (0.39)
   Number of shares used in pro forma per share
    calculation--basic and diluted.................    8,610,224     10,304,657

  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented and are not intended to be a projection of future results.

                                  XOOM, INC.

  (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)


8. SUBSEQUENT EVENTS (CONTINUED)

 Purchased Intangible Assets (continued)

  Notes payable and other amounts due issued in connection with the acquisitions described above consist of the following at June 30, 1998 (unaudited):

   Note payable and other amounts due to the former shareholders of Paralogic Corporation. The note is non-interest bearing and payable in minimum monthly installments of $30,000
    through September, 1999. Additional payments are required for the $860,000 of contingent payable as the amounts are
    earned.......................................................  $1,310,000
   Note payable to the former shareholder of Global Bridges
    Technologies, Inc. bearing interest of 5% annually. The note
    is due in 25 monthly payments of $2,500 through July 2000....      62,500
   Note payable to Revolutionary Software, Inc. bearing interest of 5% annually. The note is due in 25 monthly payments of
    $10,500 through July 2000....................................     262,500
   Note payable to ArcaMax, Inc. The note is non-interest bearing and due in 12 monthly installments of $15,000 through June,
    1999. If the Company successfully executes an Initial Public
    Offering or completes a sale of substantially all of its
    assets, then the entire unpaid balance at that time shall
    become immediately due and payable...........................     180,000
   Note payable to former shareholder of GBT which is due upon
      demand.....................................................      21,431
                                                                   ----------
                                                                    1,836,431
   Less amounts due within one year..............................    (717,431)
                                                                   ----------
   Long-term acquisition notes payable...........................  $1,119,000
                                                                   ==========

  Scheduled maturities of acquisition notes payable and other amounts due are as follows:

   Year ending December 31,
   1998............................................................ $  369,431
   1999............................................................  1,376,000
   2000............................................................     91,000
                                                                    ----------
   Total........................................................... $1,836,431
                                                                    ==========

 Proposed Public Offering of Common Stock

  In June 1998, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. In addition, the Company's Board of Directors authorized an increase in the number of authorized shares of common stock from 20,000,000 to 40,000,000 upon completion of its initial public offering, subject to stockholder approval.

 1998 Employee Stock Purchase Plan

  The Company's 1998 Employee Stock Purchase Plan was adopted by the Board of Directors in August 1998 to be effective upon the completion of the Company's initial public offering of its common stock, subject to stockholder approval. The Company has reserved a total of 300,000 shares of common stock for issuance under the plan. Eligible employees may designate up to 100% of their compensation subject to certain limitations as described in the Plan, as defined by the plan, to be deducted each pay period for the purchase of common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable purchasing period or the last day of the applicable accrual period.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Paralogic Corporation

We have audited the accompanying balance sheets of Paralogic Corporation as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paralogic Corporation at December 31, 1996 and 1997, and the results of its operations and its cash flows for years then ended, in conformity with generally accepted accounting principles.

Palo Alto, California
July 20, 1998

                             PARALOGIC CORPORATION

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996     1997
                                                              ------- ---------
ASSETS
Current assets:
 Cash........................................................ $29,680 $  26,910
 Accounts receivable, net of allowance for doubtful accounts
  of $375 in 1996 and $11,314 in 1997........................  10,946    24,362
 Income taxes receivable.....................................      --       836
                                                              ------- ---------
Total current assets.........................................  40,626    52,108
Fixed assets, net............................................  40,429    40,086
                                                              ------- ---------
Total assets................................................. $81,055 $  92,194
                                                              ======= =========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable............................................ $15,202 $  27,719
 Accrued compensation and related expenses...................  27,155    12,641
 Income taxes payable........................................   2,261        --
 Deferred revenue............................................      --    64,210
 Contingency accrual.........................................      --   164,802
 Deferred income taxes.......................................   2,026        --
                                                              ------- ---------
Total current liabilities....................................  46,644   269,372
                                                              ------- ---------
Commitments and contingencies
Shareholders' equity (deficit):
 Common stock, $1.00 par value:
  Authorized shares--1,000,000;
  Issued and outstanding shares--5,000 in 1996 and 5,250 in
   1997......................................................   5,000    11,000
 Retained earnings (accumulated deficit).....................  29,411  (188,178)
                                                              ------- ---------
Total shareholders' equity (deficit).........................  34,411  (177,178)
                                                              ------- ---------
Total liabilities and shareholders' equity (deficit)......... $81,055 $  92,194
                                                              ======= =========

See accompanying notes.

                             PARALOGIC CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                   YEAR
                                                            ENDED DECEMBER 31,
                                                            ------------------
                                                              1996     1997
                                                            -------- ---------
Net revenue:
 Services.................................................. $132,569 $ 215,917
 License fees..............................................   39,074       --
 Advertising...............................................    1,379    34,028
                                                            -------- ---------
Total net revenue..........................................  173,022   249,945
Cost of net revenue:
 Cost of services..........................................   80,019   117,963
                                                            -------- ---------
Gross profit...............................................   93,003   131,982
Costs and expenses:
 Operating and development.................................   38,529    45,875
 Sales and marketing.......................................   26,129    86,097
 General and administrative................................   11,591    45,757
 Contingency accrual.......................................      --    164,802
                                                            -------- ---------
Total costs and expenses...................................   76,249   342,531
                                                            -------- ---------
Income (loss) before provision for income taxes............   16,754  (210,549)
Provision for income taxes.................................    3,666     7,040
                                                            -------- ---------
Net income (loss).......................................... $ 13,088 $(217,589)
                                                            ======== =========

See accompanying notes.

                             PARALOGIC CORPORATION

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                          RETAINED
                                          COMMON STOCK    EARNINGS
                                         -------------- (ACCUMULATED
                                         SHARES AMOUNT    DEFICIT)     TOTAL
                                         ------ ------- ------------ ---------
Balances at December 31, 1995........... 5,000  $ 5,000  $  16,323   $  21,323
 Net income.............................    --       --     13,088      13,088
                                         -----  -------  ---------   ---------
Balances at December 31, 1996........... 5,000    5,000     29,411      34,411
 Issuance of common stock in exchange
  for consulting services...............   250    6,000         --       6,000
 Net loss...............................    --       --   (217,589)   (217,589)
                                         -----  -------  ---------   ---------
Balances at December 31, 1997........... 5,250  $11,000  $(188,178)  $(177,178)
                                         =====  =======  =========   =========

See accompanying notes.

                             PARALOGIC CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
OPERATING ACTIVITIES:
Net income (loss).................................. $    13,088  $   (217,589)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation......................................      11,794        29,321
 Common stock issued in exchange for consulting
  services.........................................          --         6,000
 Changes in operating assets and liabilities:
  Accounts receivable..............................       7,379       (13,416)
  Accounts payable.................................       4,366        12,517
  Accrued compensation and related expenses........      10,265       (14,514)
  Income tax payable/ receivable...................        (238)       (3,097)
  Deferred revenue.................................          --        64,210
  Contingency accrual..............................          --       164,802
  Deferred income taxes............................      (1,115)       (2,026)
                                                    -----------  ------------
Net cash provided by operating activities..........      45,539        26,208
INVESTING ACTIVITIES:
Purchases of fixed assets..........................     (42,066)      (28,978)
                                                    -----------  ------------
Net cash used in investing activities..............     (42,066)      (28,978)
                                                    -----------  ------------
Net change in cash.................................       3,473        (2,770)
Cash at beginning of year..........................      26,207        29,680
                                                    -----------  ------------
Cash at end of year................................ $    29,680  $     26,910
                                                    ===========  ============
SUPPLEMENTAL DISCLOSURES:
Cash paid for income taxes.........................    $  5,019     $  10,812
                                                    ===========  ============

See accompanying notes.

                             PARALOGIC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Paralogic Corporation (the "Company"), was incorporated in the State of California on January 12, 1995.

  The Company is a provider of chat room software and various online services.

 Basis of Presentation

  The Company has negative working capital and an accumulated deficit at December 31, 1997. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. On March 11, 1998, the Company agreed to be acquired by Xoom, Inc.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 Cash

  The Company maintains cash in depository accounts with two financial institutions.

 Concentrations of Credit Risk

  The Company conducts business primarily with companies throughout the United States. Management believes that any risk of accounting loss is mitigated by the Company's ongoing credit evaluations of its customers. The Company generally does not require collateral. The Company analyzes the need for reserves for potential credit losses and records reserves when necessary.

  For the year ended December 31, 1996, four customers accounted for $41,000, $35,320, $29,625 and $28,000 or 24%, 20%, 17% and 16% of net revenue; of these, one customer owed the Company $8,020 at December 31, 1996. There was no single customer that accounted for more than 10% of net revenue for the year ended December 31, 1997.

 Fixed Assets

  Fixed assets are recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three years.

 Revenue Recognition

  Service

    The majority of the Company's service revenue is from fees related to fees charged for chat network hosting and are recognized when the services are performed.

  License Fees

    The Company licenses software under non-cancelable license agreements to end-users. License fee revenue is recognized when a non-cancelable license agreement has been signed, the product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, collection is considered probable and all significant contractual obligations have been satisfied.

                             PARALOGIC CORPORATION

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Advertising

    Advertising revenue are derived from the sale of banner advertisements under short-term contracts. Advertising revenue on banner contracts are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

 Advertising Expense

  All advertising costs are expensed when incurred. Advertising costs which are included in sales and marketing expense for the years ended December 31, 1996 and 1997 were $0 and $9,377, respectively.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"), and Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these statements in fiscal year 1998. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

2. FIXED ASSETS

  Fixed assets consist of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
   Computer equipment....................................... $ 49,122  $ 78,100
   Office equipment.........................................    5,413     5,413
                                                             --------  --------
                                                               54,535    83,513
   Accumulated depreciation.................................  (14,106)  (43,427)
                                                             --------  --------
                                                             $ 40,429  $ 40,086
                                                             ========  ========

                             PARALOGIC CORPORATION

3. INCOME TAXES

  Significant components of the provision (benefit) for income taxes attributable to operations are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1997
                                                              --------  -------
   Current:
     Federal................................................. $  2,770  $ 2,242
     State...................................................    2,011    1,824
     Foreign.................................................       --    5,000
                                                              --------  -------
                                                                 4,781    9,066
   Deferred:
     Federal.................................................     (368)  (2,266)
     State...................................................     (747)     240
                                                              --------  -------
                                                               (1,115)   (2,026)
                                                              --------  -------
   Total provision........................................... $  3,666  $ 7,040
                                                              ========  =======

  A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                              1996      1997
                                                             -------  --------
   U.S. federal taxes at statutory rate..................... $ 4,774  $(72,658)
   Impact of graduated U.S. statutory rate..................  (3,055)   (2,098)
   State taxes, net of federal benefit......................   1,264   (12,261)
   Foreign withholding taxes................................      --     5,000
   Foreign tax deduction....................................      --    (1,700)
   Valuation allowance......................................      --    89,586
   Other....................................................     683     1,171
                                                             -------  --------
   Total tax provision...................................... $ 3,666  $  7,040
                                                             =======  ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
   Deferred tax assets:
    Cash to accrual adjustment............................... $ 1,431  $ 97,518
    Depreciation.............................................  (3,457)   (7,932)
                                                              -------  --------
   Net deferred tax assets (liabilities).....................  (2,026)   89,586
   Valuation allowance.......................................      --   (89,586)
                                                              -------  --------
   Total net deferred tax assets (liabilities)............... $(2,026) $     --
                                                              =======  ========

  The valuation allowance increased by $89,586 in 1997.

                             PARALOGIC CORPORATION

4. SHAREHOLDERS' EQUITY (DEFICIT)

  The Company is authorized to issue 1,000,000 shares of common stock, with a par value of $1.00 per share.

  During 1997, the Company issued shares of common stock to consultants in exchange for consulting services. The Company valued the common stock using the estimated fair value of the services performed which amounted to $6,000. This amount was amortized by charges to operations over the consulting period.

5. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company has entered into certain operating leases for office space. At December 31, 1997, the Company had no future commitments for noncancelable operating leases.

  The Company's rental expense under operating leases for the years ended December 31, 1996 and 1997 totaled $300 and $3,900, respectively.

 Contingency Accrual

  Due to the nature of its business, Paralogic Corporation is subject to various threatened or filed legal actions. At December 31, 1997, there were certain legal proceedings pending against the Company. These legal disputes were settled in 1998 in connection with the business combination which is described in Note 6. The settlement consisted of an issuance to the plaintiff of 107,014 shares of the acquiror's common stock, valued at approximately $164,802. This settlement amount associated with this dispute was accrued for at December 31, 1997.

6. SUBSEQUENT EVENT

  In March 1998, the Company spun off certain components of the business into a new company named Paralogic Software, Inc. ("PSI"). The shareholders of the Company retained the same ownership privileges and rights in PSI as were in effect for the Company at the time of the spin off. PSI retained the Company's advertising and services businesses as well as the ownership of the Paralogic chat technology. The Company retained a perpetual right to use and license the Paralogic chat technology and all of the tangible assets and liabilities.

  Effective March 11, 1998, the Company entered into merger agreement with Xoom, Inc. under which the outstanding shares of common stock of the Company were exchanged for common shares of Xoom, Inc. and the right to receive certain cash distributions from Xoom, Inc. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

7. IMPACT OF YEAR 2000 (UNAUDITED)

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company believes that it will not be required to modify or replace any portion of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Global Bridges Technologies, Inc.

We have audited the accompanying balance sheets of Global Bridges
Technologies, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from July 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Bridges Technologies, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from July 23, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Palo Alto, California
July 10, 1998

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                    DECEMBER 31,
                                                  -----------------  MARCH 31,
                                                   1996      1997       1998
                                                  -------  --------  ----------
                                                                     (UNAUDITED)
ASSETS
Current assets:
 Cash............................................ $    --  $  1,036   $    230
 Note receivable from shareholder................   3,404        --         --
                                                  -------  --------   --------
Total current assets.............................   3,404     1,036        230
Deposits.........................................     712       712        712
                                                  -------  --------   --------
Total assets..................................... $ 4,116  $  1,748   $    942
                                                  =======  ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable and accrued expenses........... $19,466  $ 47,557   $ 46,131
 Note payable to shareholder.....................      --     2,446     13,746
                                                  -------  --------   --------
Total current liabilities........................  19,466    50,003     59,877
Commitments
Shareholders' equity (deficit):
 Preferred stock, no par value:
  Authorized shares--10,000,000
   Issued and outstanding shares--none in 1996,
   1997 or 1998..................................      --        --         --
 Common stock, no par value:
  Authorized shares--10,000,000
  Issued and outstanding shares--630,000, 500,000
   and 500,000 in 1996, 1997 and 1998,
   respectively..................................   5,000     5,000      5,000
 Accumulated deficit............................. (20,350)  (53,255)   (63,935)
                                                  -------  --------   --------
Total shareholders' equity (deficit)............. (15,350)  (48,255)   (58,935)
                                                  -------  --------   --------
Total liabilities and shareholders' equity
 (deficit)....................................... $ 4,116  $  1,748   $    942
                                                  =======  ========   ========

See accompanying notes.

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                              PERIOD FROM
                             JULY 23, 1996
                              (INCEPTION)                 THREE MONTHS ENDED
                                THROUGH     YEAR ENDED        MARCH 31,
                             DECEMBER 31,  DECEMBER 31, ----------------------
                                 1996          1997        1997        1998
                             ------------- ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
Net revenue.................   $ 49,153      $ 27,937    $  8,500    $     --
Cost of net revenue.........     38,885        23,718       7,302          --
                               --------      --------    --------    --------
Gross profit................     10,268         4,219       1,198          --
Costs and expenses:
 Operating and development..      3,457        19,300       4,634       6,595
 Sales and marketing........      5,991         3,841       2,836          --
 General and administrative.     18,716        13,983       5,826       4,085
                               --------      --------    --------    --------
Total costs and expenses....     28,164        37,124      13,296      10,680
                               --------      --------    --------    --------
Loss before provision for
 income taxes...............    (17,896)      (32,905)    (12,098)    (10,680)
Provision for income taxes..      2,454            --          --          --
                               --------      --------    --------    --------
Net loss....................   $(20,350)     $(32,905)   $(12,098)   $(10,680)
                               ========      ========    ========    ========

See accompanying notes.

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

    FOR THE PERIOD FROM JULY 23, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                      AND THE YEAR ENDED DECEMBER 31, 1997

                                          COMMON STOCK
                                         ---------------- ACCUMULATED
                                          SHARES   AMOUNT   DEFICIT    TOTAL
                                         --------  ------ ----------- --------
 Issuance of common stock at inception
  to founders...........................  630,000  $5,000  $     --   $  5,000
 Net loss...............................       --      --   (20,350)   (20,350)
                                         --------  ------  --------   --------
Balances at December 31, 1996...........  630,000   5,000   (20,350)   (15,350)
 Repurchase of common stock in September
  1997 in exchange for future royalties. (130,000)     --        --         --
 Net loss...............................       --      --   (32,905)   (32,905)
                                         --------  ------  --------   --------
Balances at December 31, 1997...........  500,000   5,000   (53,255)   (48,255)
 Net loss (unaudited)...................       --      --   (10,680)   (10,680)
                                         --------  ------  --------   --------
Balances at March 31, 1998 (unaudited)..  500,000  $5,000  $(63,935)  $(58,935)
                                         ========  ======  ========   ========

See accompanying notes.

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                              PERIOD FROM
                             JULY 23, 1996
                              (INCEPTION)                 THREE MONTHS ENDED
                                THROUGH     YEAR ENDED        MARCH 31,
                             DECEMBER 31,  DECEMBER 31, ----------------------
                                 1996          1997        1997        1998
                             ------------- ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES:
Net loss...................    $(20,350)     $(32,905)   $(12,098)   $(10,680)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
  Deposits.................        (712)           --          --          --
  Accounts payable and
   accrued expenses........      19,466        28,091      17,512      (1,426)
                               --------      --------    --------    --------
Net cash provided by (used
 in) operating activities..      (1,596)       (4,814)      5,414     (12,106)
INVESTING ACTIVITIES:
Cash advanced to
 shareholder in exchange
 for note receivable.......      (3,404)           --          --          --
Payment received from
 shareholder...............          --         3,404          --          --
                               --------      --------    --------    --------
Net cash provided by (used
 in) investing activities..      (3,404)        3,404          --          --
FINANCING ACTIVITIES:
Capital contributed by
 founders..................       5,000            --          --          --
Proceeds from note payable
 to shareholder............          --         2,446          --      11,300
                               --------      --------    --------    --------
Net cash provided by
 financing activities......       5,000         2,446          --      11,300
                               --------      --------    --------    --------
Net change in cash.........          --         1,036       5,414        (806)
Cash at beginning of
 period....................          --            --          --       1,036
                               --------      --------    --------    --------
Cash at end of period......    $     --      $  1,036    $  5,414    $    230
                               ========      ========    ========    ========
SUPPLEMENTAL DISCLOSURES:
Cash paid for income taxes.    $     --      $     --    $  2,454    $     --
                               ========      ========    ========    ========

See accompanying notes.

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

    FOR THE PERIOD FROM JULY 23, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                     AND THE YEAR ENDED DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Global Bridges Technologies, Inc. (the "Company"), formerly known as Dream Fabrications and Design, Inc., was incorporated in California on July 23, 1996.

  The Company designs, develops and markets games, educational, and on-line titles on behalf of publishers and developers. It also hosts and operates its subscribers' branded web-based e-mail service using Sitemail, a web-based e-mail solution which enables the integration of computer software for use in the field of Internet based e-mail, advertising and commerce, and intranet based content distribution.

 Basis of Presentation

  The Company began operations on July 23, 1996 and has incurred operating losses through December 31, 1997. On June 11, 1998, the Company sold all of its stock to Xoom, Inc.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 Interim Financial Information

  The interim financial information as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited but has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results that may be expected for any future periods.

 Cash

  The Company maintains its cash in depository accounts with one financial institution.

 Concentrations of Credit Risk

  The Company conducts business primarily with companies in various industries throughout the United States. The Company generally does not require collateral.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured using enacted rates and laws that will be in effect when the differences are expected to reverse.

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

    FOR THE PERIOD FROM JULY 23, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                     AND THE YEAR ENDED DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Revenue Recognition

  The Company generally recognizes revenue from consulting services as such services are performed and when collection is determined to be probable.

 Advertising Expense

  All advertising costs are expensed when incurred. Advertising costs, which are included in sales and marketing expense, for the period from July 23, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997 were $205 and $397, respectively.

 Recent Accounting Pronouncements

  As of January 1, 1998 the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("FAS 130") which establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this standard had no impact on the Company's financial position, shareholders' equity (deficit), results of operations or cash flows.

2. NOTE RECEIVABLE FROM AND PAYABLE TO SHAREHOLDER

  At December 31, 1996 the note receivable from shareholder represents cash advances to the shareholder by the Company. The note receivable is repayable on demand and bears no interest.

  The note payable to shareholder as of December 31, 1997 represented amounts funded to the Company by the shareholder for working capital purpose and is repayable on demand. The note payable bears no interest.

3. INCOME TAXES

  Significant components of the provision for income taxes attributable to operations are as follows:

                                                       PERIOD FROM
                                                      JULY 23, 1996
                                                       (INCEPTION)
                                                         THROUGH     YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                      ------------- ------------
   Current:
     Federal.........................................    $1,656         $ --
     State...........................................       798           --
                                                         ------         ----
                                                         $2,454         $ --
                                                         ======         ====

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

    FOR THE PERIOD FROM JULY 23, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                     AND THE YEAR ENDED DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


3. INCOME TAXES (CONTINUED)

  A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations is as follows:

                                                       PERIOD FROM
                                                      JULY 23, 1996
                                                       (INCEPTION)
                                                         THROUGH     YEAR ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                      ------------- ------------
   U.S. federal taxes at statutory rate..............    $(6,085)     $(11,188)
   Impact of graduated U.S. statutory rate...........     (1,919)          192
   State taxes, net of federal benefit...............       (397)       (1,862)
   Pre incorporation operations......................      4,545            --
   Valuation allowance...............................      6,331        12,064
   Other.............................................        (21)          794
                                                         -------      --------
                                                         $ 2,454      $     --
                                                         =======      ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
   Deferred tax assets:
    Cash to accrual adjustment............................... $ 5,667  $ 17,053
    Depreciation.............................................     664     1,283
    Net operating loss and tax credit carryovers.............      --        59
                                                              -------  --------
   Total deferred tax assets.................................   6,331    18,395
   Valuation allowance.......................................  (6,331)  (18,395)
                                                              -------  --------
   Total net deferred tax assets............................. $    --  $     --
                                                              =======  ========

  The valuation allowance increased by $6,331 and $12,064 in 1996 and 1997 respectively.

  As of December 31, 1997, the Company has state net operating loss carryforwards of approximately $1,000 that will expire in 2004. Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company's net operating loss carryforwards will be subject to an annual limitation due to its acquisition by Xoom. This limitation could cause these losses to expire prior to utilization by the Company.

4. STOCKHOLDERS' EQUITY

 Preferred Stock

  The Company is authorized to issue 10,000,000 shares of preferred stock, no par value, none of which is issued or outstanding. The Board of Directors has the authority to issue preferred stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to any series of preferred stock and to specify the number of shares of any series of preferred stock without any further vote or action by the shareholder.

                       GLOBAL BRIDGES TECHNOLOGIES, INC.

    FOR THE PERIOD FROM JULY 23, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996
                     AND THE YEAR ENDED DECEMBER 31, 1997
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


4. STOCKHOLDERS' EQUITY (CONTINUED)

 Common Stock

  The Company is authorized to issue 10,000,000 shares of common stock, no par value.

  In July 1996, the Company issued 630,000 shares of its common stock in exchange for cash of $5,000. During September 1997, the Company repurchased 130,000 shares of its common stock from a shareholder in exchange for royalties to be paid on the future sales of certain products. No payments under this royalty agreement have been made through December 31, 1997 and March 31, 1998 as no sales of the products bearing royalties were made in those periods.

5. LEASE COMMITMENTS

  The Company leases its operating facilities under a noncancelable operating lease agreement that expires in 1998.

  Total rent expense for the period from July 23, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997 totaled $4,605 and $4,642, respectively.

6. RELATED PARTY TRANSACTIONS

  During the period from July 23, 1996 (inception) through December 31, 1996 the Company paid certain expenses, totaling $3,918, on behalf of another company which shares common ownership with the Company. All owed amounts were reimbursed to the Company as of December 31, 1996.

7. SUBSEQUENT EVENTS

  In April 1998, the Company issued 500,000 shares of its common stock to a shareholder in exchange for cancellation of a note payable due to him of $3,929 and the assignment of a software license to the Company.

  In May 1998, the operating lease agreement for the lease of the Company's facilities was assigned by the Company to the stockholder. As a result, all rental payments are made to the stockholder. The minimum monthly rental payments did not change from the original lease agreement with the lessor.

  Effective June 11, 1998, the Company entered into a merger agreement with Xoom, Inc. under which the outstanding shares of common stock of the Company were exchanged for common shares of Xoom, Inc. and the right to receive certain cash distributions from Xoom, Inc. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

8. IMPACT OF YEAR 2000 (UNAUDITED)

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Pagecount, Inc.

We have audited the accompanying balance sheet of Pagecount, Inc. as of December 31, 1997, and the related statements of income, stockholders' equity and cash flows for the period from January 23, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pagecount, Inc. at December 31, 1997, and the results of its operations and its cash flows for the period from January 23, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.

Palo Alto, California
July 7, 1998,
except for Note 6, as to which the date is, July 24, 1998

                                PAGECOUNT, INC.

                                 BALANCE SHEET

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
ASSETS
Current assets:
 Cash..................................................   $14,627      $50,145
 Accounts receivable...................................    16,827       15,573
 Unbilled receivables..................................     4,931        2,133
 Other current assets..................................       725          725
                                                          -------      -------
Total current assets...................................    37,110       68,576
Fixed assets, net......................................    16,661       20,597
                                                          -------      -------
Total assets...........................................   $53,771      $89,173
                                                          =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................................   $ 7,237      $29,475
 Accrued compensation and related expenses.............     9,037       11,709
 Other accrued liabilities.............................    10,051          --
 Deferred revenue......................................       --        12,500
 Income taxes payable..................................     2,443        3,991
 Deferred income taxes.................................     3,042        3,042
                                                          -------      -------
Total current liabilities..............................    31,810       60,717
                                                          -------      -------
Commitment
Stockholders' equity:
 Common stock, $1.00 par value:
  Authorized shares--5,000
  Issued and outstanding shares--115...................       650          650
 Retained earnings.....................................    21,311       27,806
                                                          -------      -------
Total stockholders' equity.............................    21,961       28,456
                                                          -------      -------
Total liabilities and stockholders' equity.............   $53,771      $89,173
                                                          =======      =======

See accompanying notes.

                                PAGECOUNT, INC.

                              STATEMENTS OF INCOME

                                           PERIOD FROM  PERIOD FROM
                                           JANUARY 23,  JANUARY 23,
                                               1997        1997
                                           (INCEPTION)  (INCEPTION) SIX MONTHS
                                             THROUGH      THROUGH   ENDED JUNE
                                           DECEMBER 31,  JUNE 30,      30,
                                               1997        1997        1998
                                           ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
Net revenue...............................   $252,332    $111,200    $208,689
Cost of net revenue.......................     45,634      36,075      14,314
                                             --------    --------    --------
Gross profit..............................    206,698      75,125     194,375
Costs and expenses:
 Sales and marketing......................      1,519          --       2,371
 General and administrative...............    178,513      58,907     184,023
                                             --------    --------    --------
Total costs and expenses..................    180,032      58,907     186,394
                                             --------    --------    --------
Income from operations....................     26,666      16,218       7,981
Other income..............................        130          --          62
                                             --------    --------    --------
Income (loss) before provision for income
 taxes....................................     26,796      16,218       8,043
Provision for income taxes................      5,485       3,122       1,548
                                             --------    --------    --------
Net income................................   $ 21,311    $ 13,096    $  6,495
                                             ========    ========    ========

See accompanying notes.

                                PAGECOUNT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 COMMON STOCK
                                                 ------------- RETAINED
                                                 SHARES AMOUNT EARNINGS  TOTAL
                                                 ------ ------ -------- -------
 Issuance of common stock to founders in January
  1997..........................................   115   $650  $    --  $   650
 Net income.....................................    --     --   21,311   21,311
                                                  ----   ----  -------  -------
Balances at December 31, 1997...................   115    650   21,311   21,961
 Net income (unaudited).........................    --     --    6,495    6,495
                                                  ----   ----  -------  -------
Balances at June 30, 1998 (unaudited)...........   115   $650  $27,806  $28,456
                                                  ====   ====  =======  =======

See accompanying notes.

                                PAGECOUNT, INC.

                            STATEMENTS OF CASH FLOWS

                                          PERIOD FROM  PERIOD FROM
                                          JANUARY 23,  JANUARY 23,
                                              1997        1997
                                          (INCEPTION)  (INCEPTION)
                                            THROUGH      THROUGH   SIX MONTHS
                                          DECEMBER 31,  JUNE 30,   ENDED JUNE
                                              1997        1997      30, 1998
                                          ------------ ----------- ----------
                                                       (UNAUDITED) (UNAUDITED)
CASH PROVIDED BY OPERATING ACTIVITIES
Net income...............................   $ 21,311    $ 13,096    $  6,495
Adjustments to reconcile net income to
 net cash provided by
 operating activities:
 Depreciation............................      2,689         878       3,876
 Changes in operating assets and
  liabilities:
  Accounts receivable....................    (16,827)    (23,909)      1,254
  Unbilled receivables...................     (4,931)     (2,112)      2,798
  Other current assets...................       (725)       (725)         --
  Accounts payable.......................      7,237       4,119      22,238
  Accrued compensation and related
   expenses..............................      9,037       8,951       2,672
  Other accrued liabilities..............     10,051      22,595     (10,051)
  Deferred revenue.......................         --          --      12,500
  Income taxes payable...................      2,443       3,122       1,548
  Deferred income taxes..................      3,042
                                            --------    --------    --------
Net cash provided by operating activi-
 ties....................................     33,327      26,015      43,330
CASH USED IN INVESTING ACTIVITIES
Purchases of computer equipment..........    (19,350)     (6,535)     (7,812)
CASH PROVIDED BY FINANCING ACTIVITIES
Issuance of common stock for cash........        650         650          --
                                            --------    --------    --------
Net increase in cash.....................     14,627      20,130      35,518
Cash at beginning of period..............         --          --      14,627
                                            --------    --------    --------
Cash at end of period....................   $ 14,627    $ 20,130    $ 50,145
                                            ========    ========    ========

See accompanying notes.

                                PAGECOUNT, INC.

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION FOR THE PERIOD FROM JANUARY 23, 1997 (INCEPTION) THROUGH JUNE 30,
                                     1997
           AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Pagecount, Inc. (the "Company") was incorporated in the State of Maryland on January 23, 1997.

  The Company provides statistical counters which generate the number of times a user views a customer's web site.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

 Interim Financial Information

  The interim financial information as of June 30, 1998 and for the period from January 23, 1997 (inception) through June 30, 1997 and the six months ended June 30, 1998 is unaudited but has been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for any future periods.

 Cash

  The Company maintains its cash in depository accounts with one financial institution.

 Unbilled Receivables

  Unbilled receivables represent amounts earned as revenue but not yet billed to customers.

 Concentrations of Credit Risk

  The Company conducts business primarily with companies in various industries throughout the United States. The Company generally does not require collateral.

  For the period from January 23, 1997 (inception) to December 31, 1997, three customers accounted for 35%, 15%, and 11% of total revenue, and three customers accounted for 27%, 20%, and 12% of accounts receivable at December 31, 1997.

  For the six months ended June 30, 1998, two customers accounted for 42% and 12% of total revenue, and three customers accounted for 51%, 14%, and 10% of accounts receivable at June 30, 1998.

 Fixed assets

  Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is estimated to be three years.

                                PAGECOUNT, INC.

(INFORMATION FOR THE PERIOD FROM JANUARY 23, 1997 (INCEPTION) THROUGH JUNE 30,
                                     1997
           AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("FAS 109"), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted rates and laws that will be in effect when the differences are expected to reverse.

 Revenue Recognition

  Advertising revenue is derived from the sale of banner advertisements under short-term contracts. To date, the duration of the Company's advertising commitments has been from one to seven months. Advertising revenue on banner contracts is recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

 Advertising Expense

  All advertising costs are expensed when incurred. Advertising costs, which are included in sales and marketing expense, for the period from January 23, 1997 (inception) through December 31, 1997 were $1,124.

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"), and Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these statements in fiscal year 1998. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these statements is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

2. FIXED ASSETS

  Fixed assets consist of the following:

                                                        DECEMBER 31,  JUNE 30,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Computer equipment..................................   $19,350      $27,162
   Accumulated depreciation............................    (2,689)      (6,565)
                                                          -------      -------
                                                          $16,661      $20,597
                                                          =======      =======

                                PAGECOUNT, INC.

(INFORMATION FOR THE PERIOD FROM JANUARY 23, 1997 (INCEPTION) THROUGH JUNE 30,
                                     1997
           AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

3. COMMITMENTS

  The Company has entered into certain operating leases for office space. The future minimum lease payments under the Company's noncancelable operating leases at December 31, 1997 are as follows:

   1998.................................................................. $4,100

  The Company's rental expense under operating leases for the period from January 23, 1997 (inception) through December 31, 1997 totaled $8,725.

4. COMMON STOCK

  Common stock consists of the following at December 31, 1997:

                                                        SHARES    SHARES ISSUED
   CLASS                                              AUTHORIZED AND OUTSTANDING
   -----                                              ---------- ---------------
   A.................................................     500          100
   B.................................................   4,500           15
                                                        -----          ---
                                                        5,000          115
                                                        =====          ===

5. INCOME TAXES

  Significant components of the provision for income taxes attributable to operations are as follows:

                                            PERIOD FROM  PERIOD FROM
                                            JANUARY 23,  JANUARY 23,
                                                1997        1997
                                            (INCEPTION)  (INCEPTION) SIX MONTHS
                                              THROUGH      THROUGH     ENDED
                                            DECEMBER 31,  JUNE 30,    JUNE 30,
                                                1997        1997        1998
                                            ------------ ----------- ----------
                                                         (UNAUDITED) (UNAUDITED)
   Current:
     Federal...............................    $1,808      $2,311      $1,146
     State.................................       635         811         402
                                               ------      ------      ------
                                                2,443       3,122       1,548
                                               ------      ------      ------
   Deferred:
     Federal...............................     2,281          --          --
     State.................................       761          --          --
                                               ------      ------      ------
                                                3,042          --          --
                                               ------      ------      ------
   Total provision.........................    $5,485      $3,122      $1,548
                                               ======      ======      ======

                                PAGECOUNT, INC.

(INFORMATION FOR THE PERIOD FROM JANUARY 23, 1997 (INCEPTION) THROUGH JUNE 30,
                                     1997
           AND FOR THE SIX MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)


5. INCOME TAXES (CONTINUED)

  A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of income is as follows:

                                           PERIOD FROM  PERIOD FROM
                                           JANUARY 23,  JANUARY 23,
                                               1997        1997
                                           (INCEPTION)  (INCEPTION) SIX MONTHS
                                             THROUGH      THROUGH     ENDED
                                           DECEMBER 31,  JUNE 30,    JUNE 30,
                                               1997        1997        1998
                                           ------------ ----------- ----------
                                                        (UNAUDITED) (UNAUDITED)
   U.S. federal taxes at statutory rate...   $ 9,111      $ 5,514    $ 2,735
   Impact of graduated U.S. tax at 15%
    statutory rate........................    (5,092)      (3,081)    (1,589)
   State income taxes, net of federal
    benefit...............................     1,139          689        402
   Other..................................       327           --         --
                                             -------      -------    -------
                                              $5,485      $ 3,122    $ 1,548
                                             =======      =======    =======

  The principal source of the Company's deferred tax liabilities is the use of accelerated depreciation methods for tax purposes.

6. SUBSEQUENT EVENT

  Effective July 24, 1998, the Company entered into an asset sale agreement under which it sold substantially all of its net assets to Xoom, Inc. The financial statements do not include any adjustments to the recorded amounts of assets and liabilities which may result from this transaction.

7. IMPACT OF YEAR 2000 (UNAUDITED)

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  Based on a recent assessment, the Company has determined they will not be required to modify or replace any portion of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter.

                    SELECTED UNAUDITED PRO FORMA CONDENSED

                      CONSOLIDATED FINANCIAL INFORMATION

  The selected unaudited pro forma condensed consolidated financial information for the Company, gives effect to the acquisition of Paralogic Corporation ("Paralogic"), Global Bridges Technologies, Inc. ("Global Bridges") and Pagecount, Inc. ("Pagecount"). The historical financial information has been derived from, and is qualified by reference to, the financial statements of the Company, Paralogic, Global Bridges and Pagecount and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed consolidated balance sheet information as of June 30, 1998, gives effect to the Pagecount acquisition as if it had occurred on June 30, 1998. No unaudited pro forma condensed consolidated balance sheet information is included for the Paralogic and Global Bridges acquisitions as those balances are included in the Company's June 30, 1998 condensed consolidated balance sheet. The selected unaudited pro forma condensed consolidated balance sheet, reflects certain adjustments, including allocation of the purchase price of the Pagecount acquisition. The selected unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the six months ended June 30, 1998, give effect to the acquisitions as if they occurred on January 1, 1997 and January 1, 1998, respectively. The selected unaudited pro forma condensed consolidated statements of operations, reflect certain adjustments, including adjustments to reflect the amortization of the intangible assets. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected unaudited pro forma condensed consolidated financial information, does not purport to represent what the consolidated results of operations or financial condition of the Company would actually have been if the acquisitions had in fact occurred on such date or to project the future consolidated results of operations or financial condition of the Company.

              SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                                AT JUNE 30, 1998

                                                      PRO FORMA
                                                      BUSINESS
                             XOOM        PAGECOUNT   COMBINATION         PRO FORMA
                         JUNE 30, 1998 JUNE 30, 1998 ADJUSTMENTS         COMBINED
                         ------------- ------------- -----------        -----------
                          (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets:
 Cash...................  $ 4,091,161     $50,145    $ (200,000)(1)     $ 3,941,306
 Accounts receivable,
  net...................      457,202      17,706            --             474,908
 Stock subscription
  receivable............      260,480          --            --             260,480
 Inventories............       64,950          --            --              64,950
 Other current assets...       65,351         725            --              66,076
                          -----------     -------    ----------         -----------
Total current assets....    4,939,144      68,576      (200,000)          4,807,720
Fixed assets, net.......      755,101      20,597            --             775,698
Intangible assets, net..    3,752,510          --     1,273,970 (2)       5,026,480
Other assets............      213,276          --            --             213,276
                          -----------     -------    ----------         -----------
Total assets............  $ 9,660,031     $89,173    $1,073,970         $10,823,174
                          ===========     =======    ==========         ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......  $   840,888     $29,475    $   60,000 (3)     $   930,363
 Accrued compensation
  and related expenses..      168,855      11,709            --             180,564
 Other accrued
  liabilities...........      386,072          --            --             386,072
 Deferred revenue.......           --      12,500            --              12,500
 Acquisition notes
  payable...............      717,431          --     1,200,000 (1)       1,917,431
 Income taxes payable...           --       3,991            --               3,991
 Deferred income taxes..           --       3,042            --               3,042
 Contingency accrual....    1,000,000          --            --           1,000,000
                          -----------     -------    ----------         -----------
Total current
 liabilities............    3,113,246      60,717     1,260,000           4,433,963
Acquisition notes
 payable, less current
 portion................    1,119,000          --            --           1,119,000
Stockholders' equity:
 Common stock...........   13,189,239         650          (650)(4)      13,189,239
 Deferred compensation..     (468,749)         --            --            (468,749)
 Accumulated deficit....   (7,292,705)     27,806      (185,380)(4)(5)   (7,450,279)
                          -----------     -------    ----------         -----------
Total stockholders'
 equity.................    5,427,785      28,456      (186,030)          5,270,211
                          -----------     -------    ----------         -----------
Total liabilities and
 stockholders' equity...  $ 9,660,031     $89,173    $1,073,970         $10,823,174
                          ===========     =======    ==========         ===========

              NOTES TO THE SELECTED UNAUDITED PRO FORMA CONDENSED

                          CONSOLIDATED BALANCE SHEET

  Pro forma balance sheet adjustments for June 30, 1998 are as follows:

   1. Cash paid of $200,000 and notes payable of $1,200,000 issued to complete the acquisition of Pagecount.

   2. Recognition of the excess purchase costs of $1,273,970 over the fair value of net assets acquired.

   3. Merger and acquisitions costs of $60,000

   4. The elimination of the historical stockholders' equity accounts of Pagecount.

   5. Recognition of purchased in-process research and development of $160,000.

              SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

                                                                   PAGECOUNT
                                                                    FOR THE
                                                                  PERIOD FROM
                                                        GLOBAL    JANUARY 23,
                              XOOM       PARALOGIC     BRIDGES        1997                                   PRO FORMA
                            FOR THE       FOR THE      FOR THE    (INCEPTION)                PRO FORMA        FOR THE
                           YEAR ENDED    YEAR ENDED   YEAR ENDED       TO                    BUSINESS        YEAR ENDED
                          DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,              COMBINATION     DECEMBER 31,
                              1997          1997         1997         1997      COMBINED    ADJUSTMENTS         1997
                          ------------  ------------ ------------ ------------ -----------  -----------     ------------
Net revenues:
 Electronic commerce....  $   327,080    $      --     $     --     $     --   $   327,080  $        --     $   327,080
 Advertising............       60,251       34,028           --      252,332       346,611           --         346,611
 License fees and other.      453,556           --           --           --       453,556           --         453,556
 Services...............           --      215,917       27,937           --       243,854           --         243,854
                          -----------    ---------     --------     --------   -----------  -----------     -----------
Total net revenues......      840,887      249,945       27,937      252,332     1,371,101           --       1,371,101
Cost of net revenues:
 Cost of electronic
  commerce..............      170,957           --           --           --       170,957           --         170,957
 Cost of advertising....           --           --           --       45,634        45,634           --          45,634
 Cost of license fees
  and other.............      148,375           --           --           --       148,375           --         148,375
 Cost of services.......           --      117,963       23,718           --       141,681           --         141,681
                          -----------    ---------     --------     --------   -----------  -----------     -----------
Cost of net revenue.....      319,332      117,963       23,718       45,634       506,647           --         506,647
Gross profit............      521,555      131,982        4,219      206,698       864,454           --         864,454
Costs and expenses:
 Operating and
  development...........    1,150,299       45,875       19,300           --     1,215,474           --       1,215,474
 Sales and marketing....      291,675       86,097        3,841        1,519       383,132           --         383,132
 General and
  administrative........      720,534       45,757       13,983      178,513       958,787           --         958,787
 Amortization of
  deferred compensation.      247,924           --           --           --       247,924           --         247,924
 Amortization of
  intangible assets.....           --           --           --           --            --    2,259,760 (A)   2,259,760
 Non-recurring charges..    1,243,000      164,802           --           --     1,407,802           --       1,407,802
                          -----------    ---------     --------     --------   -----------  -----------     -----------
Total costs and
 expenses...............    3,653,432      342,531       37,124      180,032     4,213,119    2,259,760       6,472,879
Income (loss) from
 operations.............   (3,131,877)    (210,549)     (32,905)      26,666    (3,348,665)  (2,259,760)     (5,608,425)
Interest (expense)
 income                            --           --           --          130           130      (47,849)(B)     (47,719)
                          -----------    ---------     --------     --------   -----------  -----------     -----------
Income (loss) before
 income taxes...........   (3,131,877)    (210,549)     (32,905)      26,796    (3,348,535)  (2,307,609)     (5,656,144)
Income tax expense......           --        7,040           --        5,485        12,525      (12,525)(C)          --
                          -----------    ---------     --------     --------   -----------  -----------     -----------
Net Income (loss).......  $(3,131,877)   $(217,589)    $(32,905)    $ 21,311   $(3,361,060) $(2,295,084)    $(5,656,144)
                          ===========    =========     ========     ========   ===========  ===========     ===========
Net loss per share--
 basic and diluted......                                                                                (D) $     (0.66)
                                                                                                            ===========
Number of shares used in
 per share calculation--
 basic and diluted......                                                                                (D)   8,610,224
                                                                                                            ===========

              SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                        GLOBAL
                              XOOM       PARALOGIC     BRIDGES     PAGECOUNT                                PRO FORMA
                          FOR THE SIX   FOR THE TWO  FOR THE FIVE FOR THE SIX                PRO FORMA     FOR THE SIX
                          MONTHS ENDED  MONTHS ENDED MONTHS ENDED MONTHS ENDED               BUSINESS      MONTHS ENDED
                            JUNE 30,    FEBRUARY 28,   MAY 31,      JUNE 30,                COMBINATION      JUNE 30,
                              1998          1998         1998         1998      COMBINED    ADJUSTMENTS        1998
                          ------------  ------------ ------------ ------------ -----------  -----------    ------------
Net Revenue:
 Electronic commerce....  $ 1,834,179     $    --      $     --     $208,689   $ 2,042,868   $      --     $ 2,042,868
 Advertising............      354,896      51,071            --           --       405,967          --         405,967
 License fees and other.      375,641          --            --           --       375,641          --         375,641
 Services...............           --      29,016            --           --        29,016          --          29,016
                          -----------     -------      --------     --------   -----------   ---------     -----------
Total net revenue.......    2,564,716      80,087            --      208,689     2,853,492          --       2,853,492
Cost of net revenues:
 Cost of electronic
  commerce..............      898,710          --            --           --       898,710          --         898,710
 Cost of advertising....           --          --            --       14,314        14,314          --          14,314
 Cost of license fees
  and other.............       27,292          --            --           --        27,292          --          27,292
 Cost of services.......           --      31,438            --           --        31,438          --          31,438
                          -----------     -------      --------     --------   -----------   ---------     -----------
 Cost of net revenues...      926,002      31,438            --       14,314       971,754          --         971,754
Gross profit............    1,638,714      48,649            --      194,375     1,881,738          --       1,881,738
Costs and expenses:
 Operating and
  development...........    1,348,519      12,227        10,526           --     1,371,272          --       1,371,272
 Sales and marketing....      717,728       2,091            --        2,371       722,190          --         722,190
 General and
  administrative........    1,098,782      12,440         4,292      184,023     1,299,537          --       1,299,537
 Purchased in-process
  research and
  development...........    1,070,000          --            --           --     1,070,000    (490,000)(E)     580,000
 Amortization of
  deferred compensation.      806,087          --            --           --       806,087          --         806,087
 Amortization of
  intangible assets.....      318,451          --            --           --       318,451     811,429 (A)   1,129,880
                          -----------     -------      --------     --------   -----------   ---------     -----------
Total costs and
 expenses...............    5,359,567      26,758        14,818      186,394     5,587,537     321,429       5,908,966
Income (loss) from
 operations.............   (3,720,853)     21,891       (14,818)       7,981    (3,705,799)   (321,429)     (4,027,228)
Interest (expense)
 income.................           --          --            --           62            62     (23,925)(B)     (23,863)
                          -----------     -------      --------     --------   -----------   ---------     -----------
Income (loss) before
 income taxes...........   (3,720,853)     21,891       (14,818)       8,043    (3,705,737)   (345,354)     (4,051,091)
Income tax expense......           --          --            --        1,548         1,548      (1,548)(C)          --
                          -----------     -------      --------     --------   -----------   ---------     -----------
Net Income (loss).......  $(3,720,853)    $21,891      $(14,818)    $  6,495   $(3,707,285)  $(343,806)    $(4,051,091)
                          ===========     =======      ========     ========   ===========   =========     ===========
Net loss per share--
 basic and diluted......                                                                               (D) $     (0.39)
                                                                                                           ===========
Number of shares used in
 per share calculation--
 basic and diluted......                                                                               (D)  10,304,657
                                                                                                           ===========

              NOTES TO THE SELECTED UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  Pro forma adjustments for statements of operations for the year ended December 31, 1997 and for the six months ended June 30, 1998 are as follows:

   A. Reflects the amortization of intangible assets acquired in the Paralogic, Global Bridges and Pagecount in the amounts of acquisitions of $2,538,929, $766,621 and $1,273,970 respectively, amortized over a two year period.

   B. Interest charges of $47,849 and $23,925 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, for notes payable of $2,572,500, related to the acquisitions at interest rates up to 7%.

   C. Reduction of federal income taxes related to the foregoing adjustments and operations as if the Companies were combined.

   D. Basic and diluted net loss per share amounts have been adjusted to reflect the issuance of 1,023,613 and 275,140 shares as part of the Paralogic and Global Bridges acquisitions, respectively, as if the shares had been outstanding for all periods presented.

   E. Purchased in-process research and development of $490,000 has been excluded from net loss for the six months ended June 30, 1998 as it represents non recurring charges relating to the Paralogic acquisition.

                            [INSIDE BACK COVER PAGE]

================================================================================

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   26
Dividend Policy...........................................................   26
Capitalization............................................................   27
Dilution..................................................................   28
Selected Consolidated Financial Data......................................   29
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   31
Business..................................................................   43
Management................................................................   57
Certain Transactions......................................................   67
Principal Stockholders....................................................   68
Description of Capital Stock..............................................   70
Shares Eligible for Future Sale...........................................   72
Underwriting..............................................................   73
Legal Matters.............................................................   74
Experts...................................................................   74
Additional Information....................................................   75
Index to Financial Statements.............................................  F-1

                               ----------------

  UNTIL      ,      (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS AND SUBSCRIPTIONS.

================================================================================

================================================================================

                                        SHARES

                        [XOOM, INC. LOGO APPEARS HERE]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                                ---------------

                            BEAR, STEARNS & CO. INC.

                             DAIN RAUSCHER WESSELS,
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                                        , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                      AMOUNT*
                                                                     ----------
   Securities and Exchange Commission Filing Fee.................... $   13,570
   NASD Filing Fee..................................................      5,100
   Nasdaq National Market Listing Fee...............................     90,000
   Accounting Fees and Expenses.....................................    500,000
   Blue Sky Fees and Expenses.......................................      5,000
   Legal Fees and Expenses..........................................    600,000
   Transfer Agent and Registrar Fees and Expenses...................     15,000
   Printing Expenses................................................    200,000
   Miscellaneous Expenses...........................................    271,330
                                                                     ----------
     Total.......................................................... $1,700,000
                                                                     ==========

--------
* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

  The Registrant's Amended and Restated Certificate of Incorporation (Exhibit
3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  From its incorporation to June 30, 1998, the Registrant has granted or issued and sold the following unregistered securities:

  1. An aggregate of 18,905,091 shares of the Registrant's Common Stock in the five rounds of private equity financing described below for an aggregate purchase price of $10,345,598:

                                      NUMBER
                                        OF                                       AGGREGATE
            ROUND                     SHARES                                   PURCHASE PRICE
            -----                   ----------                                 --------------
             1.                      5,333,334                                   $1,200,200
             2.                      2,333,333                                      800,000
             3.                        596,665                                      358,000
             4.                        686,425                                    1,006,685
             5.                      2,365,183                                    5,250,707
                                    ----------                                   ----------
                                    11,314,940                                   $8,615,592

  2. Stock options to employees, directors and consultants exercisable for up to an aggregate of 1,549,722 shares of the Registrant's Common Stock at a nominal exercise price.

  3. Stock options to employees, directors and consultants under its 1998 Stock Incentive Plan exercisable for up to an aggregate of 907,820 shares of the Registrant's Common Stock, at exercise prices ranging from $1.54 to $2.22 per share, with a weighted average exercise price of $1.99 per share.

  4. An aggregate of 1,690,830 shares in connection with its acquisition transactions with Paralogic, Global Bridges, Revolutionary Software and ArcaMax.

  The issuances of the securities in the transactions above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only not with a view to distribution and received or had access to adequate information about the Registrant, or Rule 701 promulgated thereunder as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

  Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Underwriters were employed in any of the above transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

  The exhibits are as set forth in the Exhibit Index.

  (B) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 27th day of August, 1998.

                                          XOOM, INC.

                                          By         /s/ Laurent Massa
                                            ___________________________________
                                                       Laurent Massa
                                                Chief Executive Officer and
                                                         President

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris Kitze and Laurent Massa, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                     TITLE                    DATE
      ---------                     -----                    ----
  /s/ Laurent Massa     Principal Executive Officer    August 27, 1998
______________________   and Director
    Laurent Massa
  /s/ John Harbottle    Principal Financial and        August 27, 1998
______________________   Accounting Officer
    John Harbottle
   /s/ Chris Kitze      Chairman                       August 27, 1998
______________________
     Chris Kitze
/s/ Vijay Vaidyanathan  Director                       August 27, 1998
______________________
  Vijay Vaidyanathan

      SIGNATURE                     TITLE                    DATE
      ---------                     -----                    ----
    /s/ Bob Ellis       Director                       August 27, 1998
______________________
      Bob Ellis
/s/ James J. Heffernan  Director                       August 27, 1998
______________________
  James J. Heffernan
 /s/ Jeffrey Ballowe    Director                       August 27, 1998
______________________
   Jeffrey Ballowe
  /s/ Philip Schlein    Director                       August 27, 1998
______________________
    Philip Schlein
  /s/ Robert Harris     Director                       August 27, 1998
______________________
    Robert Harris

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
  NUMBER                         DOCUMENT                              PAGE
 -------                         --------                          ------------
   1.1    Form of Underwriting Agreement*.......................
   3.1    Amended and Restated Certificate of Incorporation of
          the Registrant*.......................................
   3.2    Registrant's Bylaws*..................................
   4.1    Reference is made to Exhibits 3.1 and 3.2.............
   5.1    Opinion of Morrison & Foerster LLP as to the legality
          of the Common Stock*..................................
  10.1    Form of Indemnification Agreement between the
          Registrant and each of its executive officers and
          directors.............................................
  10.2    Agreement of Sublease between the Registrant and
          Cornerstone Internet Solutions Company d/b/a USWeb
          Cornerstone dated August, 1998........................
  10.3    Assignment of Lease by Xaos Tools, Inc. and Acceptance
          of Assignment and Assumption of Lease by the
          Registrant, dated July 31, 1998.......................
  10.4    Registrant's 1998 Stock Incentive Plan, including
          forms of agreements thereunder........................
  10.5    Registrant's 1998 Employee Stock Purchase Plan,
          including forms of agreements thereunder*.............
  10.6    Employment Agreement between the Registrant and
          Russell Hyzen dated July 20, 1998.....................
  10.7    Employment Agreement between the Registrant and Vijay
          Vaidyanathan, dated March 10, 1998 and Addendum No. 1
          thereto, dated August 12, 1998........................
  10.8    Employment Agreement between the Registrant and
          Laurent Massa, dated
          July 1, 1998..........................................
  10.9    Employment Agreement between the Registrant and John
          Harbottle dated
          August 4, 1998........................................
  10.10   Agreement and Plan of Merger, among the Registrant,
          XOOM Chat, Inc., Paralogic Corporation and
          shareholders of Paralogic Corporation, dated March 10,
          1998..................................................
  10.11   Agreement and Plan of Merger, among the Registrant,
          Xoom GBT Merger Corp., Global Bridges Technologies,
          Inc. and Robert Kohler, dated June 11, 1998...........
  10.12   Asset Purchase Agreement, between the Registrant and
          Revolutionary Software, Inc., dated June 11, 1998.....
  10.13   Purchase and License Agreement between the Registrant
          and ArcaMax, Inc., dated June 18, 1998................
  10.14   Asset Purchase Agreement between the Registrant and
          Pagecount, Inc., dated as of July 24, 1998*...........
  10.15   First Amendment, dated July 28, 1998, to Agreement and
          Plan of Merger, among Registrant, Xoom GBT Merger
          Corp., Global Bridges Technologies, Inc. and Robert
          Kohler, dated June 11, 1998*..........................
  10.16   First Amendment, dated July 27, 1998, to Asset
          Purchase Agreement, between the Registrant and
          Revolutionary Software, Inc., dated June 11, 1998*....
  21.1    Subsidiaries of the Registrant........................
  23.1    Consent of Morrison & Foerster LLP. Reference is made
          to Exhibit 5.1*.......................................
  23.2    Consent of Ernst & Young LLP, Independent Auditors....
  24.1    Powers of Attorney. Reference is made to Page II-4....
  27.1    Financial Data Schedule...............................

--------
*To be filed by amendment